      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 2000


                                                      REGISTRATION NO. 000-29479
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                  FORM 10/A-4


                  GENERAL FORM FOR REGISTRATION OF SECURITIES
              PURSUANT TO SECTION 12(B) OR 12(G) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                       WORLDWIDE WEB NETWORX CORPORATION

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          541519                         58-2280078
   (State of Incorporation)       (Primary Standard Industrial           (I.R.S. Employer
                                   Classification Code Number)          Identification No.)

                         521 FELLOWSHIP ROAD, SUITE 130
                         MOUNT LAUREL, NEW JERSEY 08054
                                 (856) 914-3100
          (Address and telephone number of principal executive offices and principal place of business)

                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

                        ALLAN M. COHEN, GENERAL COUNSEL
                       WORLDWIDE WEB NETWORX CORPORATION
                         521 FELLOWSHIP ROAD, SUITE 130
                         MOUNT LAUREL, NEW JERSEY 08054
                                 (856) 914-3100

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:
                                 Not applicable

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
                    Common Stock, $0.001 par value per share
                                (Title of Class)

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
ITEM 1. BUSINESS

                       WORLDWIDE WEB NETWORX CORPORATION

GENERAL

    WorldWide Web NetworX Corporation is a holding company that enters into joint ventures with or acquires ownership interests in off-line business-to-business companies in order to migrate the traditional business transactions of those companies onto the Internet. We currently have joint ventures with or acquired ownership interests in nine companies that are in various phases of conducting their transactions using the Internet or developing products or technologies applicable to Internet-based commerce. However, we currently derive revenues from only two companies, ATM Service, Ltd. and The Intrac Group, Ltd. ATM Service and Intrac principally derive revenue by providing offline inventory liquidation and asset recovery services and from the purchase and resale of advertising, merchandise, or business services. We continue to work with these companies to provide technology, consulting, marketing and business development services.

    We own majority voting and economic interests in the common stock of three companies with the rights and in the percentages stated in the following table:

                                                                                    OUR PERCENTAGE
COMPANY                                   FORM OF INTEREST   OUR OWNERSHIP RIGHTS      INTEREST
-------                                   ----------------   --------------------   --------------
The Intrac Group, Ltd...................  Common Stock       Voting and Economic         100%
NAI Direct, Inc.........................  Common Stock       Voting and Economic          64%
ATM Service, Ltd........................  Common Stock       Voting and Economic          52%

    We own interests from 50% to 10% in three companies with the rights and in the percentages stated in the following table:

                                                                                    OUR PERCENTAGE
COMPANY                                   FORM OF INTEREST   OUR OWNERSHIP RIGHTS      INTEREST
-------                                   ----------------   --------------------   --------------
WWWX-Jencom, LLC........................  LLC Interest       Voting and Economic         50%
InterCommerce China, LLC................  LLC Interest       Voting and Economic         33%
Entrade Inc.............................  Common Stock       Voting and Economic         11%

    In addition, we have interests of 5% or less in the common stock of AssetTrade.com, Inc., VideoNet Corporation and One World Direct, Inc. Although we own 50% of WWWX-Jencom, we are in the process of exercising our management control over that company and we have yet to determine whether the products developed by that company are or will be marketable. For more information on WWWX-Jencom and its products, see the section entitled "WWWX-Jencom, LLC and InterCommerce China, LLC." In addition, ATM Service, Ltd.'s web site has not consummated any meaningful transactions or produced any meaningful revenue. Please see the section entitled "We Cannot Assure You That ATMcenter.com Will Conduct Internet Transactions."

STRATEGY

    We plan to continue to acquire equity positions in other companies and enter into agreements with other companies to promote our business-to-business Internet strategy. Our goal is to expand the markets, services and products and improve the efficiencies of these businesses by initiating or increasing their use of Internet technology. We are continually searching for new opportunities to forge relationships with companies which we believe would benefit from our business strategy.

HISTORY

    WorldWide Web NetworX Corporation was originally incorporated in Idaho in July 1979 under the name "Gold Cache, Inc." We subsequently changed our name to "Instra Corp" in August 1988. In

July 1996, we changed our domicile to Delaware by merging into a newly incorporated Delaware corporation named "Instra Corp."

    On September 3, 1996, we filed a disclosure statement pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934 with the National Association of Securities Dealers, Inc. for the purpose of including our common stock, $0.001 par value per share, for trading on the OTC Bulletin Board, a quotation service for securities which are not listed or traded on a national securities exchange. Our common stock is currently listed on the OTC Bulletin Board under the symbol "WWWXE".

    After a period of relatively little operating activity, we entered into our current line of business in May 1998, when we acquired Keiretsu Corporation, a privately-held Nevada corporation incorporated on September 26, 1997. The stockholders of Keiretsu exchanged all of their Keiretsu shares for shares of our common stock. Our then current management resigned, the management of Keiretsu became our new officers and directors, and we changed our name to "WorldWide Web NetworX Corporation".

OUR COMPANIES AND STRATEGIC RELATIONSHIPS

    The following is a description of our subsidiaries and the companies in which we have interests. For each of the following companies we discuss, to the extent applicable, the history of the company, joint venture partners, traditional lines of business, corporate governance provisions and significant agreements.

ATM SERVICE, LTD. AND THE INTRAC GROUP, LTD.

    Presently, ATM Service, Ltd. is an off-line business that assists companies to optimize their return on excess assets, closeouts, discontinued merchandise, excess plant capacity and production time. ATM also assists customers seeking new markets for their goods and services. ATM's customers include retailers, distributors, wholesalers, manufacturers (of consumer products, industrial machinery, equipment and supplies, and commodities such as petroleum products) and service providers such as printing companies, telecommunications companies and companies engaged in the travel industry. The Intrac Group, Ltd. is also an off-line business that, prior to our acquisition, engaged in media buying for clients and purchased and sold products and services for trade credits (which are described in more detail below) which could be used for the purchase of advertising media and other products and services. For our fiscal year ended September 30, 1999, as well as for the three months ended December 31, 1999, no customer of either ATM or Intrac represented 10% or more of our consolidated revenues and neither ATM nor Intrac had any customer whose loss would be considered material.

    HISTORY

    In December 1998, we formed ATM Service, Ltd. with Warren Rothstein, who is currently one of our directors and the Chairman of ATM Service, Ltd. and The Intrac Group, Ltd. Initially, WorldWide Web NetworX Corporation and
Mr. Rothstein each owned a 50% equity interest in ATM. In connection with the formation of ATM, we agreed to issue 5,000,000 shares of our common stock to Mr. Rothstein subject to forfeiture. See "Our Stock Issuance Agreement with Warren Rothstein." Mr. Rothstein later relinquished his right to 1,000,000 of these shares, as well as to a 26% interest in ATM, in order to enable us to use those shares and a part of the 26% interest in ATM to acquire The Intrac Group.

    In July 1999, we acquired The Intrac Group, a privately held international marketing and asset management organization through a merger with our wholly-owned acquisition subsidiary, Intrac Acquisition Corporation, which later changed its name to The Intrac Group, Ltd. Our acquisition subsidiary acquired The Intrac Group from its two stockholders, Thomas Settineri and Gary Levi, in exchange for (1) 1,000,000 shares of our common stock, which were simultaneously released by Warren

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Rothstein, reducing the number of shares issued to Mr. Rothstein and subject to forfeiture to 4,000,000, (2) $1,500,000 in cash, and (3) 24% of ATM
Service, Ltd.'s outstanding stock, which was also transferred by Warren Rothstein, together with 2% of ATM released to WorldWide Web NetworX Corporation, reducing Mr. Rothstein's interest in ATM to 24%. We also agreed to provide The Intrac Group, Ltd. with a $1,000,000 working capital loan which we loaned to ATM which loaned this amount to Intrac.

    In connection with our acquisition of The Intrac Group, Thomas Settineri became President and Chief Executive Officer of both ATM Service, Ltd. and The Intrac Group, Ltd. and Gary Levi became Chief Operating Officer of both ATM Service, Ltd. and The Intrac Group, Ltd. Warren Rothstein remained as Chairman of ATM Service, Ltd. and became Chairman of The Intrac Group, Ltd., thereby making the management team for both companies identical. In addition, Thomas Settineri became a director of WorldWide Web NetworX Corporation on September 23, 1999.

    ATM SERVICE, LTD. AND THE INTRAC GROUP, LTD.'S BUSINESSES

    ATM and Intrac offer the following services:

    LIQUIDATION: In a simple liquidation, ATM buys the assets of a customer for cash. This method offers the customer the lowest form of recovery for under-performing assets as the price ATM pays for the assets is usually below what it cost the customer to acquire or produce the assets. ATM typically sells the assets at a price greater than the price ATM paid for the assets to a buyer ATM has identified before actually purchasing the assets.

    PURCHASES AND RESALES OF MEDIA: Often, in connection with the utilization of trade credits, which are described more fully below, Intrac purchases and resells advertising media. Media is currently the predominant service that Intrac provides to its customers to redeem trade credits.

    ASSET MANAGEMENT: In an asset management transaction, ATM acts as an agent and remarkets a customer's assets for cash and receives a percentage of the sale as a commission. This method generally provides a greater recovery for customers than a liquidation because ATM is generally able to sell the assets at higher prices by selling them selectively and over time rather than selling the whole lot immediately. In some asset management transactions, ATM also issues trade credits.

    COST RECOVERY: In a cost recovery transaction, ATM buys the customer's assets for cash and trade credits (a non-monetary form of currency which are discussed in more detail below) at a price that is equal to the customer's cost to acquire or produce the assets. A cost recovery transaction is more complex than the previous two transactions and has various aspects that are negotiated at the inception and during the transaction.

    The following list outlines the initial steps in a typical cost recovery transaction:

    - The first step of a cost recovery transaction starts like a liquidation:
      ATM buys the assets from the customer and then sells the assets for cash.

    - ATM pays a negotiated portion of the cash received to the customer and ATM keeps the balance of the cash. The cash payment made to the customer is the entire cash portion of the purchase price paid for the cost recovery transaction.

    - Along with the cash payment, ATM or Intrac issues the customer trade credits to make up the balance of the purchase price.

    The following example demonstrates a reason a company may enter into a cost recovery transaction:

        A company has inventory in its warehouse that it can not use or market at the prices it expected and needs to dispose of this inventory. A liquidation sale for cash would only bring 20% of the price it cost the customer to acquire or produce the inventory. In a cost recovery transaction, by using a combination of cash and trade credits, ATM can acquire the inventory for the same price it cost the customer to acquire or produce the inventory. The cash portion of the purchase price is slightly less than 20% of the customer's cost to acquire or produce the inventory and the trade credits make up the rest. The customer benefits from this transaction by avoiding the loss associated with a liquidation sale by recovering its costs in cash and trade credits that can be used in the future to purchase goods and services it needs for its operations using, typically, some combination of cash and trade credits as discussed below.

    Recently our revenues have been concentrated in the media sales and cost recovery areas, however, we do not expect that we are or will be more dependent on any one of these services or a group of any of these services in future periods.

TRADE CREDITS

    The trade credits issued by ATM and Intrac represent the right to buy assets or services from their issuer and, in most cases, may only be used if some portion of cash is also paid for the assets or services. A customer can use its trade credits to purchase media, merchandise or any business services that the customer would normally purchase on an all-cash basis. Trade credits typically expire within two or more years after they are issued. Many customers negotiate to obtain trade credits that represent the ability to purchase media, because they have a predetermined media budget and plan for each fiscal year. The advertising and media services Intrac can obtain include radio, television, print, Internet, and outdoor advertising, such as billboards and bus stop shelters. Intrac also provides a wide range of non-media trade credits which can include virtually any other asset or business service a customer normally purchases on an all-cash basis.

    The following is an example of a non-media use of trade credits:

        A customer that normally pays $300,000 each year for courier services may request that its trade credits be used for courier services. Intrac may negotiate to provide the customer with its courier service needs for the year under the following terms: the customer may use $100,000 of its trade credits for future courier service. In the following year, the company would pay Intrac $200,000 in cash for such services and use the trade credits to pay the balance.

    The following is an example of a media use of trade credits:

        A customer that normally pays $1,000,000 for various types of advertising may request that its trade credits be used for media buys. When the customer decides to use its trade credits, the customer provides Intrac with its media plan for a specified period of time. The media plan includes times of day, audiences, markets and other specifics. Intrac then approaches media providers and negotiates the acquisition of the media required by the customer. Intrac submits an advertising media plan to its customer, based on the strategic objectives and goals of the customer, including the ratio for the trade credits to be used as well as the availability of the media that fits the customer's plan. For example, the customer may be able to use one dollar of its trade credits for every three dollars of media the customer buys from Intrac for cash. With that ratio, the customer would pay $750,000 in cash and redeem $250,000 of trade credits for its $1,000,000 media purchase.

    Intrac or ATM can profit from these transactions because Intrac typically provides the service or media at a cost that is less than the amount of cash a customer must use in connection with its use of trade credits. In the courier services example, the amount of cash Intrac received is $200,000. Intrac would be able to acquire the courier services for cash, or a combination of cash and trade credits, for an actual cash cost of less than $200,000. In the media provision example, Intrac would be able to acquire the media for cash, or a combination of cash and trade credits, where the actual cash cost is less than $750,000.

    The following is an actual example of a such a transaction:

        Intrac developed a five year reciprocal trade program between an oil company and a car rental company. The oil company had lubricant it desired to sell and the car rental company required a steady supply of lubricant for its rental fleet. The oil company agreed to sell to Intrac, for resale to the car rental company, lubricant at fixed purchase prices, subject to annual negotiation, for a five year period. Intrac purchased the lubricant for a combination of cash and trade credits and sold the oil to the car rental company for cash. The oil company utilized the trade credits to purchase advertising media and special events marketing from Intrac for a purchase price of 30% trade credits and the remainder in cash.

    In connection with each of the services described above, the merchandise ATM purchases may remain in the custody of the seller until it is resold or ATM may take care, custody, and control of the merchandise it purchases from a customer. ATM does not typically take custody, however, if ATM does take custody, ATM arranges for the transportation and storage of the merchandise in an insured commercial warehouse facility until it is resold. ATM may also manage the disposition process including shipping, handling, billing, collecting, and remitting to customers the proceeds of the sales made on their behalf.

    ATM AND INTRAC'S RELATIONSHIP

    Intrac and ATM have agreed in principle and are currently conducting their businesses in the following manner:

    - Intrac refers to ATM all new transactions involving the buying and selling of assets and services and ATM refers to Intrac all transactions involving the purchase and sale of media and uses Intrac for the fulfillment of all of the trade credits issued by ATM in connection with its transactions.

    - ATM pays Intrac a fee for the fulfillment of the trade credits issued by either ATM or Intrac in connection with ATM's transactions equal to 110% of the costs incurred by Intrac, which include the cost of purchasing the advertising media, assets or services provided to ATM's customers in connection with their use of the trade credits.

    - Intrac continues to provide fulfillment for the trade credits issued by The Intrac Group prior to our acquisition of Intrac.

    - Any cash paid by a customer in connection with the use of trade credits that exceeds the 110% fee payable to Intrac will be retained by ATM.

    - ATM provides billing and collection for Intrac, at no additional cost.

    - ATM and Intrac each pay half of the following:

       - The salary of Thomas Settineri, the President and Chief Executive Officer of both ATM and Intrac;

       - The salary of Gary Levi, the Chief Operating Officer of both ATM and Intrac; and

       - The management fee payable to Warren Rothstein, the Chairman of both ATM and Intrac.

    ATM and Intrac are currently negotiating a definitive written agreement setting forth all of the terms of the division of business between the two companies.

    ATMCENTER.COM

    ATM Service, Ltd. is an off-line business that assists companies to optimize their return on excess assets, closeouts, discontinued merchandise, excess plant capacity and production time. ATM uses the ATMcenter.com web site as a marketing tool to list merchandise for sale and to elicit offers to buy or sell merchandise. ATM and Intrac refer their existing customers to the ATMcenter.com web site to obtain information about merchandise that is available for sale, however, ATM currently consummates its transactions off-line.

WE CANNOT ASSURE YOU THAT ATMCENTER.COM WILL CONDUCT INTERNET TRANSACTIONS

    To date, ATM has used the ATMcenter.com web site principally as a marketing and promotional web site that promotes ATM and the merchandise ATM has listed and made available for sale. In the light of the following facts:

    - ATM has listed merchandise for sale on the ATMcenter.com web site since January 1999;

    - ATMcenter.com has been operational since April 1999; and

    - To date, ATM has not consummated any meaningful transactions over, or received any meaningful revenue directly from, the ATMcenter.com web site;

we cannot assure you that ATM will ever conduct any meaningful transactions over or receive and any meaningful revenue directly from the ATMcenter.com web site.

INTERNATIONAL MARKETS


    ATM owns a number of URLs, which are branded for use in different countries and with various organizations. Each of the web sites is a customized, one-page "front door" that links onto the ATMcenter.com web site. The only difference between each country "front door" is the country's flag and name on the "front door" web page. The web pages are used are to recruit in-country trading partners and distributors. ATM is planning to make available a Spanish language version of the ATMcenter.com web site by the end of June 2000 and is also working on French, Portuguese and Chinese versions of ATMcenter.com which do not yet have expected completion dates. By using these web sites in conjunction with its current and any future representatives in foreign countries, ATM expects that the ATMcenter.com web site will assist manufacturers, retailers and industrial companies to promote their products to buyers around the world.


    ATMcenter.com and its related web sites offer a potentially cost-efficient solution to promote the merchandise companies have available for sale to a larger market. By using translations of the ATMcenter.com web sites and in-country representatives, ATM plans to market its products to buyers and sellers within a region or country to assist trade among such parties, and to encourage parties outside that region or country to buy or sell products in that region or country.

    ATM approaches marketing in countries other than the United States directly or by recruiting in-country representatives, master distributors or sub-distributors that are established companies in their respective regions. An in-country representative may receive either the exclusive or the non-exclusive right to represent ATM in a specific territory and does not pay any up-front fee to ATM.

    A master distributor must pay an up-front fee to ATM and will receive the exclusive right to represent ATM in a designated region, depending on the size of the territory. The up-front fee may be paid in either cash or in products or services, or by a combination of these three forms of payment. Master distributors may appoint sub-distributors within their territory, subject to ATM's approval.

    In order to offer their products for sale on the ATMcenter.com site, sellers must pay an annual membership fee and, when their products are sold by ATM or through the ATMcenter.com site, sellers

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may also be required to pay transaction fees. A potential buyer is not required to be a dues paying member to utilize the ATMcenter.com service, but must register on the website in order to purchase goods or services. An ATM representative will receive a negotiated percentage of the net revenues that ATM receives from the representative's territory, which will range from 25% to 30% depending upon the investment made and the services to be performed by the representative. A master distributor will receive 50% of the membership fees, annual renewals and any transaction fees paid by the members enrolled by the master distributor in its territory.

    Currently ATM has entered into agreements with the following companies:

MEXICO: GRUPO CORPORATIVO AND SERVICIOS EMPRESARIOS S.A. DE C.V.

    ATM has entered into an agreement with Grupo Corporativo and Servicios Empresarios S.A. de C.V., a privately held Mexican company, to act as ATM's non-exclusive in-country representative in Mexico to sell and promote the services provided by ATM in Mexico. Grupo Corporativo will receive 25% of the net revenues derived from the transactions consummated by Grupo Corporativo in Mexico. To date, ATM has not received any revenues from transactions consummated by Grupo Corporativo in Mexico and we cannot assure you that ATM will receive any such revenues.

KOREA: KOREAN GINSENG PRODUCTS CO. LTD.

    ATM has entered into an agreement with Korean Ginseng Products Co. Ltd., a publicly traded Korean company, to act as ATM's exclusive distributor in Korea to sell and promote the services provided by ATM in Korea. Korean Ginseng Products has agreed to pay a fee in the form of products and will share in the revenues derived from annual membership fees and transaction fees earned from the products of the members that are marketed through the Korea.ATMcenter.com web site. To date, ATM has not received any membership fee or revenues from Korean Ginseng Products Co. Ltd. or the Korea.ATMcenter.com web site and we cannot assure you that ATM will receive any such fees or revenues.

FUNDACION PRIMERO MEXICO

    Fundacion Primero Mexico is a foundation for the development of social and welfare programs for the citizens of Mexico. Intrac entered into an agreement on March 25, 1999 with the Fundacion to act as the exclusive on- and off-line remarketer of the Fundacion's donated assets from Mexican corporations for an initial 24 month term which term automatically extends year to year after that until either party notifies the other in writing of its cancellation. These assets may include consumer products and services, commodities, real estate, industrial equipment, vehicles, construction services, building equipment/materials, or any other assets. On April 22, 1999, the agreement was amended in order to add ATM as a party to the contract. Intrac and ATM may have to issue a performance bond to guarantee their obligations under the agreement with the Fundacion.

    The agreement with the Fundacion requires that ATM and Intrac remarket donations on-line for each donating company. In return, ATM and Intrac will provide acceptable products and services that the Fundacion requires for the people of Mexico. To date neither ATM nor Intrac have received any revenues from the Fundacion Primero relationship or ATM's related web sites and we cannot assure you that ATM or Intrac will receive any such revenues.

ISRAEL: MG CAPITAL, LTD.

    By agreement dated March 2, 2000, ATM appointed MG Capital, Ltd. as a non-exclusive representative for ATMcenter.com in Israel. After entering into the agreement with ATM, MG Capital has expressed an interest in becoming ATM's exclusive representative in Israel. The parties are presently in the process of negotiating the terms of an agreement. ATM has not yet received any

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revenues as a result of its existing relationship with MG Capital and we cannot assure you that ATM will receive any such revenues.

    SALES AND MARKETING

    ATM has a sales and marketing staff that consists of six employees of ATM and one employee provided to ATM by D&W Enterprises, a private company owned by Warren Rothstein. ATM reimburses D&W for the services of the sales employee provided by D&W as well as seven other non-sales employees provided by D&W. ATM's sales and marketing staff identifies potential transactions and finds buyers for the assets and services offered by ATM. The sales and marketing staff is compensated with a base salary and a commission of between 5% and 10% of ATM's gross profit of any transactions in which the staff participated on ATM's behalf. Intrac has two part-time employees, Thomas Settineri and Gary Levi, and retains the services of one full-time media purchasing consultant. In addition, Intrac uses the services of other media purchasing businesses to service its trade credits fulfillment and media purchasing business. ATM also has informal arrangements with representatives in the United States and abroad who bring potential transactions to ATM for a negotiated percentage of the gross profit of the transaction, typically between 5% and 25% depending on the amount of effort expended and cost to the representative. In addition, ATM has exclusive marketing agreements with representatives in Mexico and Korea discussed in detail under the heading "Business--International Markets". Approximately 90% of ATM and Intrac's transactions are generated from ATM's in-house sales and marketing team.

ATMCENTER.COM WEB SITE AND SOFTWARE

    ATM uses software that ATM licensed from entrade.com, Inc., a subsidiary of Entrade Inc., to operate ATMcenter.com. Under the license agreement with entrade.com ATM is obligated to pay commissions to entrade.com for member fees and transactions executed using the entrade.com software. This license agreement and the fees are described in more detail in "Business--Entrade Inc."

    OUR STOCK ISSUANCE AGREEMENT WITH WARREN ROTHSTEIN.

    In connection with the formation of ATM Service, Ltd., Warren Rothstein received 4,000,000 shares of our common stock valued at $4,000,000 which are subject to forfeiture. The Stock Issuance Agreement provides that in each fiscal quarter, commencing with the fiscal quarter ended March 31, 1999, if Mr. Rothstein provides listings of merchandise for ATMcenter.com with a retail value of $1,250,000 or more, 200,000 of his shares will be automatically released from the forfeiture provision of the agreement. If Mr. Rothstein does not provide the required listings during any quarter, he will forfeit 200,000 of his shares. Our agreement with Mr. Rothstein does not specify who determines that the required listings have been provided. Mr. Rothstein has provided us evidence of listings on ATMcenter.com in excess of $1,250,000 in each of the past five fiscal quarters and 1,000,000 shares have been released from the forfeiture restrictions.

CORPORATE GOVERNANCE

    We own 52% of ATM Service, Ltd. and 100% of The Intrac Group, Ltd. The boards of directors and executive officers of the two companies are identical.

    ATM SHAREHOLDERS AGREEMENT

    The relationship between WorldWide Web NetworX Corporation, ATM
Service, Ltd. and ATM's individual shareholders is governed by a shareholders agreement among WorldWide Web NetworX Corporation, Warren Rothstein, Thomas Settineri and Gary Levi. Rothstein, Settineri and Levi collectively own 48% of ATM Service, Ltd.'s capital stock, subject to the closing of a stock purchase agreement dated January 26, 2000 among Rothstein, Settineri, Levi and
Entrade Inc. Upon the closing of that transaction, Rothstein, Settineri, and Levi would collectively own 33% of ATM's capital stock and Entrade Inc. would own 15% of ATM's capital stock. The transaction is subject to the execution of an amended ATM Service, Ltd. Shareholders Agreement and the approval of the Entrade Inc. shareholders. The current shareholders agreement provides for a five-member ATM Service, Ltd. board of directors consisting of two directors appointed by WorldWide Web NetworX Corporation, and one director appointed by each of Rothstein, Settineri and Levi. WorldWide Web NetworX Corporation has designated Gerard T. Drumm, WorldWide Web NetworX Corporation's interim President and Chief Executive Officer, and John T. Banigan, WorldWide Web NetworX Corporation's Executive Vice President and Chief Financial Officer, as its directors. Under the shareholders agreement that will be executed upon the closing of the proposed Entrade Inc. purchase of ATM Service, Ltd. stock, Entrade Inc. would have the right to appoint one director and Gary Levi would no longer have that right.

    In addition, the ATM shareholders agreement provides as follows:

    TRANSFERS OF ATM SERVICE, LTD. SHARES: Without the unanimous consent of the ATM Service, Ltd. board of directors, no stockholder may encumber its shares or transfer its shares except for transfers to affiliates or for estate planning purposes. The individual stockholders have the right to put a portion of their shares to ATM Service, Ltd. upon death. The stockholders have a right of first refusal and tag-along rights on any sale of stock by a stockholder that constitutes more than 50% of the outstanding stock of ATM Service, Ltd. The board of directors may compel a stockholder to sell and cooperate with the sale of ATM Service, Ltd. to a third party.

    FUNDING: WorldWide Web NetworX Corporation loaned $3.5 million to fund ATM Service, Ltd.'s operations with interest payable at the minimum rate permissible under the Internal Revenue Code, $1 million of which ATM has loaned to Intrac. The principal and interest accrued are due upon the earlier of 10 years, an initial public offering of ATM Service, Ltd. or the receipt of $15 million in financing for ATM Service, Ltd.

    INTRAC MERGER AGREEMENT

    The merger agreement we entered into with The Intrac Group and Messrs. Settineri and Levi in connection with our acquisition of The Intrac Group contains comprehensive provisions that govern the management of The Intrac Group, Ltd.

ASSETCONTROL.COM, LLC

    On March 10, 2000, ATM joined with Textron Financial Corporation, a division of Textron, Inc., Entrade Inc. and Safeguard Scientifics, Inc. to form AssetControl.com, LLC, which is a Delaware limited liability company that is owned 47.5% by Textron, 38% by Entrade, 9.5% by ATM and 5% by Safeguard. ATM and Entrade have agreed in principle that, although ATM owns only 9.5% of AssetControl, LLC, ATM will receive 23.75% of all income that AssetControl.com distributes to its members and the parties are currently negotiating an amendment to AssetControl's Operating Agreement to reflect that arrangement. The AssetControl.com website became operational at the end of April 2000. AssetControl provides asset disposition services for excess industrial equipment, machinery and other assets, either on its own or through companies, including ATM, with whom it contracts who will share the revenues derived from the sale of such equipment, machinery and other assets.

NAI DIRECT, INC.

    On September 23, 1999, we entered into a joint venture with New America Network, Inc. to form NAI Direct, Inc., which is developing NAIdirect.com, a web site that will permit corporate, governmental and institutional users, as well as local business operators and private investors, to obtain commercial real estate services on-line, either directly or through New America Network member brokers or third parties. We expect these services will include:

    - A public portal that will allow users to have free access to browse commercial property listings, commercial real estate news and information, as well as providing access to NAI broker services and related real estate services such as appraisals, title insurance, financing, surveying, and environmental assessments.

    - A corporate user portal through which a user can manage existing owned or leased real estate properties, on-going commercial real estate transactions, and listings of properties for sale.

    - A broker portal through which NAI Direct member brokers can manage transactions and list properties.

    New America Network is a global system of real estate service providers, branded as "New America International" and "NAI", that provides brokerage, financial and investment services, property/facilities management and strategic advisory services to the office, industrial and retail sectors.

    NAI Direct is in the process of modifying and enhancing a software application called Real Trac for use on NAIdirect.com. Real Trac is a proprietary commercial real estate transaction management software developed by New America Network for internal use. NAI Direct and New America Network have not yet entered into a license agreement for Real Trac, however, they have agreed to execute a form of agreement provided for in the Real Quest shareholders agreement under which NAI Direct will pay New America Network a royalty fee equal to 5% of NAI Direct's monthly gross revenue for the use of Real Trac. Using Real Trac, NAIdirect.com will allow users to track transactions with bulletin board, periodic reporting, contact listing and key document access features. The transaction management software has been modified for use on NAIdirect.com. NAI Direct is in the process of incorporating NAI broker information on the web site and negotiating license agreements with third party providers of information for use by the commercial real estate community, including demographic, environmental and comparable sales data. We expect NAIdirect.com to be operational by the end of June 2000. NAI has agreed to place all of its commercial real estate listings on NAIdirect.com and will encourage all NAI member brokers to place all of their local commercial real estate listings on NAIdirect.com. The site will also offer a researched database so that brokers and owners can instantly access potential tenants, investors or lenders by delivering information to them electronically. It will also be designed to offer large investment properties via privately negotiated sales or auction. We anticipate that NAI Direct will receive revenue from a variety of sources which will include transaction fees, property marketing fees, referral fees from providers of related real estate services, royalty fees from on-line sales of market and demographic data, premium fees for auction services, and advertising fees.

    Our ownership in NAIdirect.com is held through two subsidiaries: Real
Quest, Inc. and NAI Direct, Inc. In exchange for an 80% ownership interest in Real Quest, Inc., we issued to New America Network, Inc. 750,000 shares of our common stock and delivered an additional 750,000 shares in escrow to be transferred to New America Network, Inc. upon NAI Direct earning cumulative revenue of $2,000,000 within 24 months of the launch of the NAIdirect.com web site. We have also provided $1,000,000 for working capital for NAI Direct, Inc. in the form of a loan which may be drawn upon with approval from the President of NAI Direct and the Chief Financial Officer of WorldWide Web NetworX Corporation. The loan bears interest at the minimum rate permissible under the Internal Revenue Code. The principal and interest on the loan are due at the earlier of 10 years from the date of issuance or the occurrence of any of the following events (1) the issuance by NAI Direct of a note or other evidence of indebtedness (or the incurrence by NAI Direct in any other manner of any indebtedness) or of a security or other instrument evidencing an ownership interest in, or convertible into, or otherwise linked to, an ownership interest, in NAI Direct, or the sale by NAI Direct of all or a material part of its assets, whether or not such assets are thereafter leased by NAI Direct or any affiliate of NAI Direct which, in each case, makes available to NAI Direct, without material conditions that remain unsatisfied, funds equal to or in excess of $5,000,000 or (2) a bona fide, underwritten public offering of securities of NAI Direct, the net proceeds of which to NAI Direct are greater than $5,000,000. In addition, we have agreed to provide up to $4,000,000 in working capital within 18 months of September 23, 1999 in the form of a loan or otherwise, of which we have funded $300,000.

    CORPORATE GOVERNANCE

    We own 80% of Real Quest, Inc. and New America Network, Inc. owns 20%. Real Quest, in turn, owns 80% of NAI Direct, Inc., subject to future dilution. The remaining 20% of NAI Direct, Inc. is owned by the executive officers of NAI Direct and New America Network, Inc. including Gerald Finn, the Chief Executive Officer of New America Network, Inc., and Jeffrey Finn, the President and Chief Operating Officer of New America Network, Inc.

REAL QUEST, INC. SHAREHOLDERS AGREEMENT

    The Real Quest shareholders agreement between WorldWide Web NetworX Corporation, New America Network, Inc., and Real Quest, Inc., provides for a board of directors consisting of five members. New America Network, Inc. may select two directors and WorldWide Web NetworX Corporation may select two directors. The fifth director may be jointly selected by New America
Network, Inc. and WorldWide Web NetworX Corporation. WorldWide Web NetworX Corporation has designated Gerard T. Drumm and John T. Banigan as its appointees to the Real Quest board of directors. The Shareholders Agreement contains comprehensive provisions that govern the management of Real Quest.

NAI DIRECT SHAREHOLDERS AGREEMENT

    The terms of this shareholders agreement among Real Quest, Inc., NAI Direct, Gerald Finn, Jeffrey Finn and the other individual shareholders are substantially similar to the Real Quest shareholders agreement. The NAI Direct shareholders agreement provides for the same method of selecting the board of directors and provides for Gerald Finn and Jeffrey Finn to hold the same offices. WorldWide Web NetworX Corporation has designated Gerard T. Drumm and John T. Banigan as its appointees to the NAI Direct board of directors. The NAI Direct shareholders agreement also provides for the following:

18 MONTH LOCK-UP: For the period of 18 months from September 23, 1999, none of the parties may sell any portion of their equity interests in NAI Direct without the written consent of the other parties, except for transfers to family members and other shareholders who are employees of NAI Direct.

RIGHTS OF FIRST REFUSAL: In the event a shareholder of NAI Direct receives an offer to purchase his or her NAI Direct shares, the shareholder must first offer the shares to NAI Direct on the same terms and if NAI Direct does not accept the offer, the other shareholders of NAI Direct who are officers or employees of NAI Direct will have the right to purchase the shares on the same terms.

TAG-ALONG RIGHTS: If Real Quest receives an offer for all of the shares of NAI Direct, Real Quest must give notice of such offer to the shareholders of NAI Direct and permit them to include their shares of NAI Direct, on a pro rata basis, in the proposed sale on the same terms.

REPURCHASE OF EMPLOYEE'S SHARES: NAI Direct has the right, within 30 days following the last of day of employment, to purchase the shares of any employee who owns less than 2% of NAI Direct at October 31, 1999 for $.10 per share if the repurchase occurs before October 1, 2002 and $.15 if the repurchase occurs between October 1, 2002 and September 30, 2004. If NAI Direct does not exercise its right, the shareholders who owned more than 2% of NAI Direct at October 31, 1999 may exercise such right.

DEFAULT UNDER REAL QUEST SHAREHOLDERS AGREEMENT: If there is a default and termination under the Real Quest shareholders agreement, NAI Direct will purchase all of the shareholders' shares at par value and all shareholders of NAI Direct agree to sell their shares at par value to NAI Direct.

TWO-YEAR NON-COMPETE: Each of the parties has agreed that for a period of two years after ceasing to be a shareholder of NAI Direct, such party will not become an owner, employee or consultant of, or otherwise connected with, any business that competes with NAI Direct.

WWWX-JENCOM, LLC AND INTERCOMMERCE CHINA, LLC

WWWX-JENCOM, LLC

    In February 1999, we entered into an acquisition agreement to purchase video technology and other projects in various stages of development from JenCom Digital Technologies, LLC. In March 1999, we formed WWWX-Jencom, LLC with JenCom Digital and contributed the purchased projects to WWWX-Jencom to establish a joint venture for the commercialization of JenCom Digital's technology projects. Our investment with JenCom Digital was a condition to the Stock Purchase Agreement between us and D.H. Blair Investment Banking Corp., which served as placement agent in connection with a series of our private placements. We own 50% of WWWX-Jencom, LLC. See "Item 7. Certain Relationships and Related Transactions-D.H. Blair and JenCom Digital."

    Under our acquisition agreement with JenCom Digital, we issued 2,000,000 shares of our common stock valued at $3,000,000 to JenCom Digital in exchange for the video technology and other projects in various stages of development from JenCom Digital that we contributed to WWWX-Jencom, LLC. We had also agreed to issue an additional 3,000,000 shares of our common stock to JenCom Digital if the video technology and other assets met goals set forth in the acquisition agreement. In addition, under the terms of the acquisition agreement, in March 1999, we loaned $900,000 to JenCom Digital, free of any interest. JenCom Digital assigned this loan to WWWX-Jencom. The loan is to be repaid at the earliest of (1) ten years from March 15, 1999, (2) a third-party investment in WWWX-Jencom, LLC of $10,000,000 or (3) the sale of any asset by WWWX-Jencom, LLC having proceeds exceeding $5,000,000.

RENEGOTIATIONS OF THE WWWX-JENCOM, LLC OPERATING AGREEMENT

    Under the previous operating agreement for WWWX-Jencom, Henry Kauftheil, the President of JenCom Digital, was appointed to act as sole manager of WWWX-Jencom. Mr. Kauftheil was granted broad powers under the operating agreement to run the affairs of WWWX-Jencom without consulting us. In
December 1999, we executed an agreement with JenCom Digital, its parent International Commerce Exchange Systems, Inc. and others in which JenCom Digital agreed to enter into a new operating agreement which would provide that JenCom Digital share management control of WWWX-Jencom with us. In consideration of this agreement we agreed to file a registration statement for JenCom Digital's 2,000,000 shares of our common stock before May 17, 2000. This agreement also terminated JenCom Digital's right to receive the additional 3,000,000 shares of our common stock on obtaining the performance criteria listed above. Instead, International Commerce Exchange Systems received 1,500,000 shares of our common stock upon the execution and delivery of the operating agreement for InterCommerce China, LLC, described below, and is entitled to receive an additional 1,500,000 shares of our common stock if InterCommerce China becomes a public company and has either a market capitalization of $50,000,000 or a third party investment of $5,000,000.

    In January 2000, we executed an Amended and Restated Operating Agreement of WWWX-Jencom, LLC with JenCom Digital that provides that WWWX-Jencom, LLC will be managed jointly by our designee, who is John T. Banigan, and Henry Kauftheil. We are still in the process of exercising our management control over WWWX-JenCom.

JENCOM PRODUCTS

    WWWX-Jencom, LLC owns four technology products. These technology products are being developed in the State of Israel by JenCom Digital and we do not have any involvement with their development or production. JenCom Digital has represented to us, but we have not independently verified, the status of the four products as follows:

    VUCAM

    VuCam is a software system that broadcasts events, specific locations, and strategic positions over the Internet or via standard point-to-point modem connections. Currently, VuCam is in an advanced development phase with working models deployed in several sites. JenCom Digital is currently testing the product and developing methods to install VuCam. JenCom Digital anticipates that the product line will be built in the third quarter of 2000 and, with the exception of component supplier relationships, all marketing and sales efforts will be implemented. JenCom Digital anticipates VuCam will be able to enter the market in the fourth quarter of 2000. The only foreseeable impediment to the manufacture and sale might be a delayed application for Microsoft Windows 95/98 compatibility.

    VuCam has a U.S. patent pending. The patent relates to a video surveillance system comprising a robotic video camera and server at a remote location providing remote user access through a Microsoft Windows environment.

TRUE SOUND

    True Sound is an Internet sound technology that is designed to compress soundwaves into smaller pieces than other technologies to be transmitted over the Internet. This technology is intended to enable sound transmission over the Internet with smaller packages of information producing more accurate sound reproduction. Currently, True Sound is in the advanced development stage. JenCom Digital hopes to begin the next phase of testing of the True Sound software in the first quarter of 2001 with a market introduction in the second quarter of 2001. The sales and marketing division plans to hire a full-staff team to implement their efforts.

STUDENT NETWORK APPLICATION

    Student Network Application is a user-friendly system that enables educators, students, and parents to continuously participate in a variety of school activities both curricular and extracurricular in an interactive multimedia environment. The application also provides administrators with applications for a variety of administrative tasks.

    The Student Network Application is at approximately the midpoint of its development. The database architecture is nearly complete. The front-end user interface and other user functions have not yet been developed.

    JenCom Digital anticipates that the next phase of testing of the software will commence in the fourth quarter of 2000 once the design and development of the administrative and other primary modules, including the parent/student/teacher interface, as well as the basic student demographic system are completed. Market introduction is expected in the first quarter of 2001.

POWER BROKER

    Power Broker is designed to provide institutional fund managers with the tools necessary to establish cross-department (research, sales and trading) business functions that lead to effective order executions as well as accurate forecasting and fund performance tracking. Currently, the Power Broker program is in the development stage. With the recent market shift from a Windows CE-dominated field to Palm OS technology, the software requires re-configuration for compatibility with the new market leader.

    JenCom Digital anticipates that testing of the software will commence in the third quarter of 2001 with a market introduction in the fourth quarter of 2001.

INTERCOMMERCE CHINA, LLC

    In connection with our agreement with JenCom Digital described above, we agreed with International Commerce Exchange Systems, Inc., Henry Kauftheil, InterCommerce China, LLC, a joint venture between JenCom Digital and other parties, for which Warren Rothstein had agreed to act as the sole distributor of goods, that WorldWide Web NetworX Corporation would be issued 33.33% of InterCommerce China's equity and John Banigan has been designated as WorldWide Web NetworX Corporation's appointee to serve as one of the three directors of InterCommerce China.

    In January 2000, we entered into an Amended and Restated Operating Agreement of InterCommerce China, LLC with International Commerce Exchange Systems, Inc., Lester Wolff International Investment, Ltd., Henry Kauftheil, Peter Zhenxiang Lu and Uncas Holdings Limited Partnership. We have a 33.33% interest in InterCommerce China, LLC. Henry Kauftheil will manage InterCommerce China, LLC, subject to the approval of 70% of the members for major decisions that are set forth in the agreement.

    In January 2000, ATM Service, Ltd. entered into a Distribution and Operating Agreement with InterCommerce China, LLC that irrevocably appoints ATM
Service, Ltd. as exclusive agent to distribute and sell, for a ten-year term, the merchandise that InterCommerce China, LLC is entitled to redistribute from China under any agreements with China Product TradeNet Center, a Chinese government agency responsible for managing overstocked inventory in Chinese-owned factories throughout China. ATM Service, Ltd. will receive a transaction fee and a service fee based on the sales proceeds as calculated in the agreement.

ENTRADE INC.

    On February 23, 1999, we entered into a merger agreement with Artra Group Incorporated, a publicly-traded New York Stock Exchange listed company, in which we agreed to sell our Entrade Inc. subsidiary to Artra. We completed the sale on September 23, 1999. The transaction resulted in Entrade Inc. surviving as the parent of Artra and succeeding to Artra's New York Stock Exchange listing under the symbol ETA. As a result of the transaction, on September 23, 1999, we owned
1.8 million shares, or approximately 15%, of Entrade Inc.'s common stock and received $1.3 million in cash following the execution of the merger agreement. Additionally, we received $1.3 million in funding for the operations of Entrade from Artra for the period from February 28, 1999, through September 23, 1999. Since that time, the percentage of our ownership interest in Entrade Inc. has been diluted because Entrade Inc. has issued stock to other investors. Under the merger agreement, for as long as our percentage ownership of Entrade Inc. common stock is greater than five-percent, Entrade Inc. must use its best efforts to cause our designee, if acceptable to the Entrade Inc. board of directors, to be elected to the Entrade Inc. board of directors. Our board of directors has designated Mr. Drumm as our representative on the Entrade Inc. board of directors. See "Item 7. Certain Relationships and Related Transactions."

    entrade.com, Inc., a subsidiary of Entrade Inc., is a business-to-business e-commerce solutions provider, which owns proprietary e-commerce and online auction technologies. It licenses and utilizes these technologies to create online business communities and virtual distribution centers for the purchase and sale of corporate assets including inventories, products and services.

    ENTRADE.COM SOFTWARE

    ATM has a non-exclusive license to use and the right to sublicense entrade.com's proprietary software as the operating system underlying the ATMcenter.com web sites. entrade.com may terminate the license only upon ATM's material breach of the agreement or ATM's bankruptcy or dissolution. Upon the execution of the license agreement, ATM issued $1,500,000 of combination trade credits to entrade.com, which entrade.com can use to acquire products and services. In a combination trade credit transaction, entrade.com purchases products and/or services for a combination of cash and trade credits equal to the value of such products and/or services. As ATM provides products and services to entrade.com, the trade credit will be reduced by the amount of the trade credit utilized in each transaction. In addition, entrade.com will earn fees for transactions generated by the use of the entrade.com software on ATM's websites in accordance with the following schedule:

                            FEES PAYABLE TO ENTRADE

                                                                            PERCENTAGE TO BE PAID
TYPE OF TRANSACTION GENERATING FEE                         TYPE OF FEE         TO ENTRADE.COM
----------------------------------                      ------------------  ---------------------
Master License Sales (Overseas).......................  Fixed Fee                    50%
Sub License Sales (Overseas)..........................  Fixed Fee                    50%
Sub License Sales (Domestic)..........................  Fixed Fee                    50%
Subscription Agreements...............................  Variable                     30%
Transaction Fees......................................  Fixed Fee                    30%
Subscription Renewals.................................  Variable                     30%
On Line Product Remarketing Sales.....................  Marginal Profit              10%
Countertrade Redistribution Sales.....................  Marginal Profit              50%

    The $1,500,000 trade credit issued by ATM to entrade.com will be reduced by the amount of the fees earned by entrade.com pursuant to the foregoing schedule. ATM may pay entrade.com any fees due under the agreement by providing goods, services and media (as discussed above).

ENTRADE.COM

    In connection with our sale of Entrade Inc., our then Chairman, President and Chief Executive Officer, Robert Kohn, was required to enter into an employment agreement with Artra Group Incorporated, that was subsequently assigned to entrade.com. At the closing of the sale on September 23, 1999, Artra required Mr. Kohn to resign all of his positions with us. See "Item 7. Certain Relationships and Related Transactions."

VISION TECHNOLOGIES, INC.

    We entered into a term sheet dated March 19, 1999 with Vision
Technologies, Inc., to acquire Vision for stock and cash. We advanced $650,000 in cash to Vision on March 23, 1999. JenCom Digital Technologies, LLC contributed $350,000 to Vision on behalf of WWWX-Jencom, LLC on April 28, 1999. On July 12, 1999, we agreed with Vision to amend the term sheet so that we would make an investment in Vision rather than acquire the whole company. We advanced an additional $200,000 to Vision that day. The term sheet terminated on August 26, 1999. As a result of the termination, Vision had the option to either return to us, within 180 days, the cash we advanced to Vision or to convert that amount into Vision common stock at a conversion rate specified in the term sheet at an unspecified date. To date Vision has not yet produced or sold products. We can not assure you that Vision will be able to continue to operate if it does not secure additional funding. See "Item 7. Certain Relationships and Related Transactions." See "Item 2. Financial Information-Management's Discussion and Analysis of Financial Condition and Results of Operation."

VIDEONET CORPORATION

    In July 1999, we advanced $100,000 to VideoNet Corporation, a company that is developing video conferencing technology. Our investment was secured by a 12% $100,000 convertible note. In November 1999, we agreed to convert the note and the accrued interest into shares of convertible preferred stock representing approximately 2.4% of the equity of VideoNet.

ONE WORLD DIRECT, INC.

    We own 450,000 shares, or approximately 5%, of One World Direct, Inc., a Nevada corporation doing business as One World Networks Integrated Technologies. One World Direct has a web site, oneworldlive.com, which it uses as a gateway for consumers to purchase products, find current information on a variety of subjects and interact directly with celebrities.

ASSETTRADE.COM, INC.

    In April 1999, in connection with our acquisition of assets from Admiral Asset Group, we acquired shares of AssetTrade.com, that currently represent approximately 1.2% of AssetTrade.com, Inc. AssetTrade.com provides traditional off-line asset recovery, disposal and marketing with Internet-based asset recovery, inventory management and plans to provide on-line auctions for large industrial and commercial organizations. See "Business-Admiral Asset Group" and "Item 7. Certain Relationships and Related Transactions-Robert Kohn Related-Party Transactions."

ADMIRAL ASSET GROUP

    In April 1999, we acquired assets from Admiral Asset Group, Inc. including a 2% ownership interest in the non-voting common stock of AssetTrade.com, Inc. and Admiral's network of business contacts in exchange for 750,000 shares of our common stock valued at $1,125,000. We also agreed to fund Admiral's operating budget for one year, and disclaimed assuming any other liabilities. The ongoing operations of Admiral are minimal and include expenses for marketing, travel, entertainment, office rent and supplies and wages for one employee. Our obligation to pay for Admiral's expenses ended on February 29, 2000 but we may continue to fund Admiral's expenses of approximately $20,000 per month on a month-to-month basis. Admiral Asset Group is a transaction finder that may bring transactions to us, ATM Service, Ltd., The Intrac Group, Ltd. or NAI
Direct, Inc.

GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES

FOREIGN LAWS AND REGULATIONS

    Because we have relationships with ATMcenter.com agents in Mexico, China, Israel and Korea and plan on entering into similar relationships with representatives in other countries, and InterCommerce China has relationships in China, we may be subject to the laws of those jurisdictions which pertain to our activities in those jurisdictions and may include the buying, selling and shipping, storing and importing and exporting of merchandise, the provision of services and transacting business over the Internet. Additionally, because ATM Service, Intrac, and NAI Direct offer and facilitate the sales of goods and services worldwide, foreign jurisdictions may claim that our companies are required to comply with their laws. Any future foreign regulation may have a negative impact on our companies' methods of operations or result in additional costs.

TAXES

    ATM Service, Ltd. and The Intrac Group, Ltd. do not collect or pay sales or other similar taxes for assets or services purchased or for trade credits issued or redeemed. We may be obligated to collect or pay such taxes in the future. The imposition of sales, use, value-added or similar taxes could diminish our competitiveness and harm our business.

INVESTMENT COMPANY ISSUES

    We believe that we are actively engaged in the business of business-to-business e-commerce through our subsidiaries and companies that we are considered to "control." Under the Investment Company Act of 1940, as amended, we are presumed to control a company if we own more than 25% of that company's voting securities. We currently own 1.8 million shares, or approximately 11%, of Entrade Inc. The price of Entrade Inc. stock has increased significantly since it began trading on September 23, 1999 and our 1.8 million shares had a market value of approximately $55.6 million on March 31, 2000. We may be required to register as an investment company if more than 45% of our total assets consist of, and more than 45% of our income/loss and revenue over the last four quarters is derived from ownership interests in companies we do not primarily control. Because we own neither a majority nor a controlling interest in Entrade Inc., we could fail both of the 45% tests, and be deemed an investment company under the Investment Company Act. In that event, we would have to register as an investment company unless the SEC issued an order finding that we were primarily engaged in a non-investment business. Because we own only 11% of Entrade, and our percentage ownership could decline, the SEC may not issue such an order. It is not feasible for us to register as an investment company because the Investment Company Act regulations are inconsistent with our strategy of actively managing, operating and promoting collaboration among our companies

    In order to avoid investment company status, we may be obligated to dispose of our Entrade Inc. stock sooner than we otherwise would at prices which could be lower than they otherwise might be or we may be forced to forego an opportunity to purchase an investment security that would be important to our core operating strategy. If we are deemed an investment company, we would be in violation of the Investment Company Act and we would have to either comply with the Investment Company Act or we could be ordered to cease selling our securities and could be subject to civil and criminal actions for doing so. In addition, our contracts would be voidable and a court could appoint a receiver to take control of us and liquidate our business.

COMPETITION

    ENTRADE INC.

    We sold Entrade Inc. to Artra Group Incorporated in September 1999. For a description of that transaction, see "Business-Entrade Inc." Entrade Inc. owns or has equity interests in a group of business-to-business Internet companies including entrade.com, utiliparts.com, AssetTrade.com, printeralliance.com, pricecontainer.com, TruckCenter.com, AssetControl.com and TradeTextile.com. Entrade has also recently acquired all of the capital stock of Public Liquidations Systems, Inc. and Asset Liquidation Group, Inc., which engage in business under the name Nationwide Auction Systems. Entrade's strategy is similar to ours in that it plans to invest in and migrate the traditional off-line business transactions of its businesses onto the Internet and it operates businesses that buy and resell non-performing and other assets. Entrade principally makes investments in such companies by exchanging licenses in its transaction technologies for equity interests. In addition, Entrade's strategy encompasses e-commerce sales, marketing, and procurement applications.

    We actively encourage the companies that we have equity interests in to work together and develop relationships among each other. While we believe that WorldWide Web NetworX Corporation benefits from such relationships, we recognize that we may compete with the companies that we have equity interests in, principally Entrade Inc. and its subsidiaries and affiliated companies. As a competitor, Entrade has unusual access to and knowledge of our business including the following:

    - Robert Kohn, our former Chief Executive Officer and President was, until April 2000, Chief Executive Officer and President of entrade.com and a member of the board of directors of Entrade Inc.;

    - Upon the closing of a stock purchase agreement dated January 26, 2000 among Warren Rothstein, Thomas Settineri, Gary Levi and Entrade Inc., Entrade Inc. would own 15% of ATM's capital stock.

    - A number of our former employees, who were members of our technical and administrative staff, are now employees of entrade.com;

    - We rely on and are obligated to pay license fees to entrade.com for the use of its proprietary software which we use to run ATMcenter.com and its related web sites. We sold this software to Artra Group Incorporated in September of 1999 as part of the sale of Entrade;

    - We rely on the technical staff at entrade.com to maintain and upgrade all of our computer systems and software and our web sites. As a result of entrade.com's provision of technical support, entrade.com has unlimited access to all our information systems and therefore all the files and documents that are on our computer systems. We have no written agreement for the provision of these services and they may be terminated without notice;

    - We rely on entrade.com to provide us with administrative functions including reception and facilities management. We also share our phone system with entrade.com; and

    - We also currently share undivided office space with entrade.com which promotes communication between entrade.com employees and WorldWide Web NetworX Corporation employees. entrade.com, Inc. pays WorldWide Web NetworX Corporation an allocable portion of the lease applicable to its space. See "Item 3. Properties." We plan to separate the offices of WorldWide Web NetworX Corporation and entrade.com, as well as maintain separate computer and phone systems.

    For more information regarding the transactions that caused this shift of personnel and assets from WorldWide Web NetworX Corporation to Entrade Inc., see "Item 7. Certain Relationships and Related Transactions."

    COMPETITION FACING THE COMPANIES IN WHICH WE OWN INTERESTS

    The Internet has produced intense competition for products and services because it has reduced transaction costs and increased the ability of companies that offer products and services to market to and communicate with potential customers. As the market for business-to-business e-commerce grows, we expect that competition will intensify as traditional business competitors move to the Internet and Internet competitors expand their businesses and market reach.

    Some of the companies in which we own interests compete to attract and retain buyers and sellers. Several companies offer competitive solutions that compete with one or more of the companies in which we own interests. We expect that additional companies will offer competing solutions on a stand-alone or combined basis in the future. Furthermore, our competitors may develop Internet products or services that are superior to, or have greater market acceptance than, the solutions offered by the companies in which we own interests. If the companies in which we own interests are unable to compete successfully against their competitors, such companies may fail.

    Many of our competitors have greater brand recognition and greater financial, marketing and other resources than the companies in which we own interests. This may place the companies in which we own interests at a disadvantage in responding to their competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

    There are a number of companies that compete with ATM and Intrac in the off-line asset remarketing business and with respect to the utilization of trade credits. These companies include Active International, Tradewell, Inc., Atwood Richards, Inc. and Icon International, Inc. Most of these companies are asset liquidators who, like ATM, utilize trade credits in full or partial payment for excess inventories of products or services and then re-market these products or services for cash. Thereafter, their customers can purchase products or services with these trade credits or a combination of cash and trade credits, as agreed by the parties in connection with the purchase and sale of the excess inventories.

    To our knowledge, among ATM's competitors, only Icon International and Atwood Richards use the Internet in connection with the purchase and sale of products and none of these other companies is involved in new product sales. We believe that, of the competitors that utilize trade credits, Active International is the most dominant. Competition in the asset recovery industry for transactions is intense, however, ATM and Intrac believe they compare favorably with competitors based upon their experience, the breadth of their contacts in the asset recovery industry, their reputation and relationships, and the quality of the service they provide to customers. ATM and Intrac expect competition to increase as traditional competitors take advantage of the Internet and e-commerce by launching web sites to advertise their products and services, communicate with potential customers and effect transactions on-line. As more competitors offer similar services over the Internet, it will be more difficult for ATM to distinguish itself from its competitors. We believe that ATM's reputation and relationships will continue to distinguish it from its competitors, however, price, brand recognition and the appearance, functionality and ease of use of ATM's web sites may ultimately become more important factors in obtaining and retaining customers.

    In addition, there are numerous companies that have developed or are in the process of developing auction sites on the Internet to buy and sell products and merchandise. These companies could compete directly with ATM and Intrac.

    COMPETITION IN ATTRACTING COMPANIES

    We face competition from other capital providers such as publicly-traded Internet companies, venture capital companies and other corporations. Most of these competitors have greater financial resources and brand name recognition than we do and companies in search of financing may be more likely to align themselves with a better known company or investor and one with more financial resources. These competitors may limit our opportunity to acquire interests in new companies. If we cannot acquire interests in attractive companies, our business strategy may not succeed.

    COMPETITION WITH COMPANIES IN WHICH WE OWN INTERESTS

    We may compete with the companies in which we own interests for Internet-related opportunities. We may also compete with the companies in which we own interests to acquire interests in business-to-business e-commerce companies, and the companies in which we own interests may compete with each other for acquisitions or other business-to-business e-commerce opportunities. The companies in which we own interests, therefore, may seek to acquire companies that we would find attractive. While we may join with the companies in which we own interests on future acquisitions, we have no current contractual obligations to do so. We do not have any contracts or other understandings with the companies in which we own interests that would govern the resolution of these potential conflicts. Such competition may deter companies from entering into strategic relationships with us and may limit our business opportunities.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

    ATM Service, Ltd. licenses from entrade.com the software it uses to run the ATMcenter.com web site. The license is perpetual and non-exclusive and is described more fully in the section "Business--Entrade Inc." This license is important to our planned business for ATM and Intrac. If ATM were unable to use the software it would require significant cost and time to develop a similar application. Any interruption in ATM's web site's ability to eventually process transactions could affect ATM's ability to obtain and retain Internet customers.

    ATM has applied for service mark applications for "ATMCenter.com", "Instant Invoice", "Instant P.O." and "Instant Purchase Order" which applications are still pending.

    NAI Direct and New America Network agreed to execute a form of agreement that was provided for in the Real Quest shareholders agreement under which NAI Direct will pay New America Network a royalty fee equal to 5% of NAI Direct's monthly gross revenue for the use of Real Trac, but to date have not executed the agreement. Real Trac is a proprietary commercial real estate transaction management software developed by New America Network for internal use. We believe the use of Real Trac is important to NAI Direct's business. If NAI Direct were unable to use Real Trac, it would require significant cost and time to develop a similar application.

    NAI Direct owns the service mark for "NAI Direct, Inc." and the NAI Direct logo.

EMPLOYEES

    As of March 31, 2000,

    - WorldWide Web NetworX Corporation had twelve full-time employees.

    - ATM Service, Ltd. had a staff of 13 full-time employees, two part-time employees and utilized the services of an additional eight persons who are employees of D&W Enterprises, a company owned by Warren Rothstein. ATM Service, Ltd. reimburses D&W Enterprises for the services of the additional eight persons. See "Item 7. Certain Relationships and Related Transactions."

    - The Intrac Group, Ltd. had two part-time employees.

    - WWWX-Jencom, LLC had no full-time employees; WWWX-Jencom, LLC reimburses JenCom Digital Technologies, LLC for the services of the employees who work on the JenCom projects.

    - NAI Direct, Inc. had 12 full-time employees.

    We consider our relationships with our employees to be good. None of our employees are covered by collective bargaining agreements.

ITEM 2. FINANCIAL INFORMATION.

                         SELECTED FINANCIAL INFORMATION

    The tables that follow present portions of our financial statements and are not complete. You should read the following selected financial information in conjunction with our financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this registration statement. The statement of operations data for the two years ended September 30, 1999 and the balance sheet data as of September 30, 1999 and 1998 are derived from our audited financial statements, which are included elsewhere in this registration statement. The statement of operations data for the year ended September 30, 1997 and the balance sheet data as of September 30, 1997 is that of Instra Corp., a predecessor company and has been derived from its audited financial statements that are included in this registration statement. The interim financial data set forth below for the three month periods ended December 31, 1998 and 1999 has been derived from our unaudited financial statements included elsewhere in this registration statement. Our unaudited financial statements include all adjustments consisting of only normal recurring adjustments, that management considers necessary for a fair presentation of the financial position and results of operations for the periods presented. Operating results for the three months ended December 31, 1999 are not necessarily indicative of the results that may be expected for the entire year ending September 30, 2000. Historical results are not necessarily an indication of future results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" We have not included financial information for periods prior to September 30, 1997, as the prior operations are not meaningful.

                                                                                           THREE MONTHS
                                                                 YEAR ENDED                    ENDED
                                                               SEPTEMBER 30,               DECEMBER 31,
                                                       ------------------------------   -------------------
                                                         1999       1998       1997       1999       1998
                                                       --------   --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
INCOME STATEMENT DATA:
Revenues.............................................  $  1,339    $  50      $  --      $1,041      $163
Loss from operations.................................   (13,949)    (139)      (166)     (2,937)      (24)
Gain on sale of subsidiary...........................    25,426       --         --          --        --
Net income (loss)....................................     1,612     (219)      (165)     (2,616)      (95)
Net income (loss) per share:
Basic................................................       .07     (.03)      (.08)       (.07)     (.01)
Diluted..............................................       .07     (.03)      (.08)       (.07)     (.01)

                                                              YEAR ENDED SEPTEMBER 30,
                                                           ------------------------------   DECEMBER 31,
                                                             1999       1998       1997         1999
                                                           --------   --------   --------   ------------
                                                                   (IN THOUSANDS)           (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents................................  $ 7,234      $792           1       $ 5,053
Short-term investments...................................   29,475        --          --        73,575
Total assets.............................................   47,511       986          25        91,079
Convertible debentures...................................      990        --          --           990
Total stockholders' equity...............................   34,475       923          25        58,769

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS REGISTRATION STATEMENT.

                               PLAN OF OPERATIONS

    We currently intend to pursue the following plan of operations during the next twelve months:

    INCREASE REVENUES BY DEVELOPING OUR OPERATING COMPANIES. ATM Service, Ltd. and The Intrac Group, Ltd. will continue to develop their customer bases through the efforts of their present sales and marketing team. ATM Service, Ltd. will also look to develop emerging markets through its own efforts or through representatives. We will continue to develop NAIdirect.com through our ownership in Real Quest, Inc. NAIdirect.com is presently developing its transactional web site and intends to have revenues from the site in the next twelve months.

    MONITOR AND REPORT ON OUR EQUITY INTEREST INVESTMENTS. We intend to hire additional staff to monitor, report on and help develop companies in which we have interests. This will allow us to help expand markets, services and products and improve efficiencies in these businesses. It will also allow us to constantly monitor our investments, giving us vital information for future additional investments in those businesses.

    SEEK OUT NEW INVESTMENT OPPORTUNITIES. We intend to seek out new investment opportunities through our affiliated companies and be active in the business, venture capital and Internet communities, using our cash, stock and/or Internet expertise as our capital contributions to create joint ventures.

    We anticipate our operating expenses will increase by $2,500,000 over the next twelve months as a result of implementing our plan of operations. Our actual operating and financial results and actual plan of operations may differ materially from the stated plan of operations. Factors which may cause a change from our actual results or actual plan of operations vary but include, without limitation, decisions of our board of directors not to pursue the stated plan of operations based on its reassessment of the plan, changes in the Internet business, the wholesaling and asset recovery business and general economic conditions.

GENERAL

    We had declining and comparatively small operations until May 18, 1998 when we entered our current line of business by acquiring Keiretsu Corporation. See "Item 1. Business-History." Over the past three fiscal years, we have had $1.4 million in revenues from operations, $14.3 million in losses from operations, other income of $22.3 million and net income of $1.2 million. Administrative costs incurred to date have been expended in connection with software development, marketing expenses, and operating expenses. Operating expenses have also included general and administrative expenses related to all of our activities.

EFFECT OF VARIOUS ACCOUNTING METHODS ON OUR RESULTS OF OPERATIONS

    The various interests that we acquire in the companies in which we own interests are accounted for under one of three methods: consolidation, equity method and cost method. The applicable accounting method is generally determined based on our voting interest in a company in which we own an interest unless significant minority rights are present.

    CONSOLIDATION. Companies in which we directly or indirectly own more than 50% of the outstanding voting securities and exercise control are generally accounted for under the consolidation method of accounting. Under this method, a company's results of operations are reflected within our Consolidated Statements of Operations. Participation of other company stockholders in the earnings or losses of a consolidated company is reflected in the caption "Minority interest" in our Consolidated Statements of Operations. Minority interest adjusts our consolidated results of operations to reflect only our share of the earnings or losses of the consolidated company. ATM Service, Ltd., The Intrac Group, Ltd., and Real Quest, Inc. were our only consolidated companies through December 31, 1999. ATM Service, Ltd. was recorded using the equity method from December 1998 through July 23, 1999, when we acquired a controlling interest. From that date through December 31, 1999, we have consolidated ATM Service, Ltd. and included the detail of its results of operations in our consolidated results of operations.

    EQUITY METHOD. Companies whose results we do not consolidate, but over whom we exercise significant influence, are accounted for under the equity method of accounting. Whether or not we exercise significant influence with respect to a company depends on an evaluation of several factors including, among others, representation on the company's board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the company, including voting rights associated with our holdings in common, preferred and other convertible instruments in the company. Under the equity method of accounting, the detail of a company's results of operations are not reflected within our Consolidated Statements of Operations; however, our share of the earnings or losses of the company is reflected in the caption "Equity (income) loss" in the Consolidated Statements of Operations. During the fiscal year ended September 30, 1999, we accounted for two companies under the equity method of accounting, WWWX-Jencom, LLC, and ATM Service, Ltd., as described in the previous paragraph. For the three months ended December 31, 1999, we accounted for WWWX-Jencom, LLC under the equity method of accounting.

    The net effect of a company's results of operations on our net results of operations is generally the same under either the consolidation method of accounting or the equity method of accounting, as under both of these methods only our share of the earnings or losses of a company is reflected in our net results of operations in the Consolidated Statements of Operations.

    COST METHOD. Companies not accounted for under the consolidation or the equity method of accounting are accounted for under the cost method of accounting at cost. Under this method, our share of the earnings or losses of these companies is not included in our Consolidated Statements of Operations. As of December 31, 1999 we accounted for six companies under the cost method of accounting.

EFFECT OF VARIOUS ACCOUNTING METHODS ON THE PRESENTATION OF OUR FINANCIAL
  STATEMENTS

    The presentation of our financial statements may differ from period to period primarily due to whether or not we apply the consolidation method of accounting, the equity method of accounting or the cost method of accounting.

RESULTS OF OPERATIONS--THREE MONTHS ENDED DECEMBER 31, 1999 VS. DECEMBER 31,
  1998

REVENUES

    Revenues were $1 million for the three months ended December 31, 1999 as compared to revenues of $163,000 for three months ended December 31, 1998. The increase in revenue was primarily due to the acquisitions of interests in ATM Service, Ltd. and The Intrac Group, Ltd. Revenues for the three months ended December 31, 1998 were derived from consulting services.

    Revenue from asset management, cost-recovery services and the related purchases and resales of media was $976,000 for the three months ended December 31, 1999 and deferred revenue was $2,321,000 at December 31, 1999.

    For the three month period ended December 31, 1999, 45% of our revenue was provided by cost recovery services, 41% of our revenue came from the purchase and resale of media, 7% of our revenue was provided by asset management, 4% of our revenue came from consulting and 3% of our revenues came from providing management services. For the three months ended December 31, 1998, 100% of our revenue was from consulting services.

COST OF REVENUE

    Cost of revenue primarily consists of goods, freight, and warehousing of inventory held for sale. Cost of revenue was $931,000 and $109,000 for the three months ended December 31, 1999 and 1998, respectively. The increase in cost of revenue was primarily due to the increase in revenues due to the acquisitions of ATM Service, Ltd. and The Intrac Group, Ltd. The cost of revenue for the three months ended December 31, 1998 consisted primarily of salaries and fees paid to programmers and consultants.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses consist primarily of payroll and related costs, professional fees, consulting fees, facilities cost and marketing expenses. General and administrative expenses were $2.7 million and $78,000 for the three months ended December 31, 1999 and 1998, respectively. The increase was primarily due to an increase in the operations of ATM Service, Ltd. The Intrac Group, Ltd., and Real Quest, Inc. As the number of our employees grew to support our operations and those of our subsidiary companies, our general and administrative costs increased.

    The increases from 1998 to 1999 were primarily due to increases in payroll and related costs of $1.4 million, professional fees of $491,000, travel and entertainment expenses of $277,000 and office and rent expenses of $352,000.

    We expect selling, general, and administrative expenses to increase due to the consolidated companies being included in our consolidated statement of operations for the entire year and the expansion of support necessary for the increase in our growth and the growth of our consolidated subsidiaries to implement our plan of operations.

DEPRECIATION AND AMORTIZATION

    Amortization expense consists of amortization of goodwill. Depreciation expense consists of depreciation of furniture, fixtures, machinery and computer equipment. Depreciation and amortization expense was $374,000 for the three months ended December 31, 1999. There was no depreciation or amortization expense for the three months ended December 31, 1998. The increase in depreciation and amortization was primarily due to goodwill amortization of $314,000 relating to The Intrac Group acquisition.

LOSS FROM OPERATIONS

    During the three months ended December 31, 1999, we incurred a loss from operations of $2.9 million compared with $24,000 for the three months ended December 31, 1998. The increased loss is primarily the result of increased operations and the inclusion of our consolidated subsidiaries.

IMPAIRMENT OF ADVANCES TO COMPANIES

    We continually evaluate the carrying value of our ownership interests in each of the companies in which we own interests for possible impairment based on achievement of business plan objectives and milestones, the value of each ownership interest in each company relative to carrying value, the financial condition and prospects of each company, and other relevant factors.

    At December 31, 1999, we did not have a need to adjust our valuation allowances for advances made to affiliated companies. At December 31, 1998, we evaluated the carrying value of an advance in the amount of $76,000 made to a company in anticipation of acquiring an equity position in that company. Based on our review of its business plan, we have recorded a 100% valuation allowance of $76,000 representing the advances made.

INTEREST EXPENSE

    Interest expense represents interest on our convertible debt and capital lease obligations. Interest expense was $21,000 and $0 for the three months ended December 31, 1999 and 1998, respectively.

EQUITY INCOME (LOSS)

    Equity income (loss) represents our share of the earnings or losses of our companies accounted for under the equity method. For the three months ended December 31, 1999, equity loss includes our share of the loss from WWWX-Jencom of $188,000. There was no equity income or loss for the three months ended December 31, 1998.

AMORTIZATION OF DEBT COSTS

    Deferred finance costs consist of expenses related to the issuance the convertible debentures entered into in March 1999. Amortization of debt issuance costs was $70,000 for the three months ended December 31, 1999. There was no amortization of debt costs for the three months ended December 31, 1998.

INTEREST INCOME

    Interest income represents interest on our cash and cash equivalents, which are primarily invested in money market accounts. Interest income was $83,000 and $5,000 for the three months ended December 31, 1999, and 1998, respectively.

INCOME TAX EXPENSE

    Income tax benefit for the three months ended December 31, 1999 of $517,000 principally results from the income tax benefit of $1 million calculated at federal statutory rates offset by an increase in our valuation allowance of $458,000 with respect to deferred tax assets of a subsidiary not consolidated for income tax purposes for which realization is uncertain. There was a benefit of $33,000 for income taxes offset by a $33,000 increase in the valuation allowance for the three months ended December 31, 1998.

NET LOSSES

    For the three months ended December 31, 1999, we had net losses of $2.6 million compared to net losses of $95,000 for the three months ended December 31, 1998. The increased losses resulted from increased cost of operations which were partially offset by increases in revenue.

RESULTS OF OPERATIONS--THREE YEAR PERIOD ENDED SEPTEMBER 30, 1999

REVENUES

    Revenues were $1.3 million for the year ended September 30, 1999 and $50,000 for the year ended September 30, 1998. There were no revenues for the year ended September 30, 1997. The increase in revenue was primarily due to the acquisitions of interests in ATM Service, Ltd. and The Intrac Group, Ltd. Included in revenues for the year ended September 30, 1999, were $529,000 of consulting revenue from entrade.com which we sold in September 1999.

    We principally derive our revenue by providing inventory liquidation and asset recovery services and from the purchase and resale of advertising media, merchandise or business services through our consolidated companies, ATM Service, Ltd. and The Intrac Group, Ltd., throughout North America. We plan to expand our operations throughout the world.

    We will contract with a customer to sell for the customer large blocks of assets or inventory under asset management, liquidation, or cost recovery agreements. In an asset management agreement, we act as an agent, remarket the assets for cash, and receive a percentage of the sale as a commission.

    Under both liquidation and cost-recovery agreements, we take title to the assets and assume the risk of loss. We are not required, by either type of agreement, to make any cash payments to the customer for the assets purchased until such time as we sell the assets. These payments pertain to the portion of assets actually sold. Our ultimate cost is a contracted percent of the amount we sell the inventory for, which is uncertain until a sale occurs. Accordingly, we do not record inventory for any assets purchased under these agreements.

    The transactions conducted under asset management and cost recovery agreements can also be settled, in part, in trade credits to purchase advertising media, merchandise, or business services. Trade credits issued to customers represent the difference between the contracted value of the inventory as negotiated with the customer and the cash paid to the customer upon the sale of the inventory. Trade credits are not redeemable by customers for cash. The contracted value of the inventory is mutually agreed upon by us and the customer at the time an agreement is reached and is usually in excess of the cash liquidation value. We are not required to remit cash or any other form of payment other than trade credits for the difference between the contracted value and the cash paid for the inventory. Less than 20% of liquidation and cost recovery agreements are transacted exclusively in trade credits.

    Revenues associated with asset management and cost recovery services are typically recognized when the inventory sold is shipped. However, if the transactions involve the issuance of trade credits, we will defer a portion of the revenue attributable to cash received under asset management and cost-recovery agreements to reflect the outstanding commitment applicable to the future redemption of the trade credits.

    We issue two types of trade credits, "combination trade credits" and "straight trade credits." Under a combination trade credit arrangement, the customer purchases goods and services from us in exchange for trade credits and cash. The ratio of cash to combination trade credits that make up the total purchase price to be used in purchases from us are determined on a transaction-by-transaction basis. The obligation to redeem combination trade credits represents a best efforts obligation to us. The combination trade credits have neither any recordable obligation nor do they represent any fixed or determinable liability. Accordingly, no liability is recorded when combination trade credits are issued.

    To redeem combination trade credits, a customer must contact us and request that we provide advertising media, merchandise or business services. We will attempt to purchase the requested product for cash or a combination of cash and trade credits. We have no liability or obligation to the customer if we are unable to obtain any of the items requested that are not already within our inventory or that we cannot reasonably obtain. Our inventory of services is minimal at September 30, 1999, as we generally purchase goods or services to redeem trade credits at the time they are requested by our customers. When we redeem combination trade credits, we recognize revenue equal to the cash received from the customer for the goods and services plus, if applicable, the pro rata portion of the deferred revenue relating to the liquidation of the assets that gave rise to the trade credits. Cost of revenue is recognized for the cash we paid for the goods and services.

    Straight trade credits are issued to purchase goods and services from us without the requirement to pay us a portion of the purchase price in cash. Straight trade credits are issued to purchase pre-negotiated types of goods and services, which have readily estimable costs. We record deferred revenue for straight trade credits approximating the estimated cost to purchase future goods and services plus a normal profit margin. When we redeem straight trade credits, we recognize revenue equal to the pro rata portion of the deferred revenue relating to straight trade credits. Cost of revenue is recognized for the cash we paid for the goods and services. For the year ended September 30, 1999, 57% of our revenue was from derived from consulting services predominantly provided by Entrade which we sold to Artra in September 1999. The purchase and resale of media accounted for 35% of our revenue; asset management provided 6% of our revenue; liquidation and cost recovery provided 2% of our revenue.

    Revenue from asset management, cost-recovery services and the related purchases and resales of media was $577,000 for the year ended September 30, 1999 and deferred revenue was $470,000 at September 30, 1999.

    Unredeemed combination trade credits totaled $8,017,000 at September 30, 1999. The customer must redeem the trade credits within specified periods ranging from 2 to 5 years. Trade credits outstanding at September 30, 1999 and expiring in the next four years are as follows: $2,259,000 in 2000, $1,445,000 in 2001, $1,270,000 in 2002, and $3,043,000 in 2003.

    We also generated revenue by providing consulting services during the year ended September 30, 1999. Consulting revenues are recognized in the period in which the consulting services are performed. Consulting revenues were $762,000 for the year ended September 30, 1999, of which $529,000 was attributable to Entrade which was sold in September 1999.

COST OF REVENUE

    Cost of revenue consists of goods, freight, warehousing of inventory held for sale and salaries paid to programmers and consultants. Cost of revenue was $792,000 for the year ended September 30, 1999 and $36,000 for the year ended September 30, 1998. There was no cost of revenues for the year ended
September 30, 1997. The increase in cost of revenue was primarily due to the increase in revenues due to the acquisitions of Entrade, ATM Service, Ltd. and The Intrac Group, Ltd.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses consist primarily of payroll and related costs, professional fees, consulting fees, facilities cost and marketing expenses. General and administrative expenses were $5.3 million, $140,000 and $166,000 for the years ended September 30, 1999, 1998 and 1997, respectively. The increase was primarily due to an increase in the operations of Entrade, and the acquisitions of Entrade, ATM Service, Ltd. and The Intrac Group, Ltd. As the number of our employees grew to support our operations and those of our subsidiary companies, our general and administrative costs increased.

    The increases from 1998 to 1999, excluding $1.6 million attributable to the operations of entrade.com which was sold in September 1999, were primarily due to increases in payroll and related costs of $2.1 million, professional fees of $524,000, consulting fees of $372,000, software development expense of $366,000, travel and entertainment expense $227,000 and rent of $118,000. The decrease from 1997 to 1998 was primarily due to a decrease in project costs offset by an increase in consulting expenses of $396,000.

    We expect selling, general, and administrative expenses to increase due to the consolidated companies being included in our consolidated statement of operations for the entire year and the expansion of support necessary for the increase in our growth and the growth of our consolidated subsidiaries to implement our plan of operations.

DEPRECIATION AND AMORTIZATION

    Amortization expense consists of amortization of goodwill and other intangible assets. Depreciation expense consists of depreciation of furniture, fixtures, machinery and computer equipment. Depreciation and amortization was $597,000 and $13,000 for the years ended September 30, 1999 and 1998, respectively. The increase in depreciation and amortization was primarily due to goodwill amortization of $109,000 relating to The Intrac Group acquisition, and $430,000 relating to Entrade, which was sold in September 1999.

    We expect depreciation and amortization to increase in the future due to the amortization for the acquisitions of The Intrac Group made in 1999 and possible acquisitions in the future. Goodwill relates to the acquisition of Intrac and represents 7.36% of our total assets at September 30, 1999. Management has estimated the useful lives assigned to the goodwill for Intrac based on its estimated future cash flows. Management believes that there is no pervasive evidence that any material portion of goodwill will dissipate over a shorter period based on the expected future cash flows of Intrac.

WRITE-OFF OF PURCHASED RESEARCH AND DEVELOPMENT

    In March 1999, we acquired projects in various stages of development from JenCom Digital Technologies, Inc. The total cost of the acquisition was $3 million through the issuance of 2 million shares of our common stock. In conjunction with the acquisition of these projects, we recorded a charge to operations of $3 million for in-process research and development at the time of the acquisition, representing the fair value of products under development that had not reached technological feasibility at the time of the acquisition. We transferred our ownership interest in these assets to our 50% owned joint venture WWWX-Jencom, LLC.

    The in-process technology acquired was four significant research and development projects which WWWX-Jencom continues to develop. The technologies acquired are VuCam, a remote-control real-time streaming video software; True Sound, a sound compression format; Student Network Application, an interactive web-based system designed to facilitate involvement in school activities and the flow of school-related information; and Power Broker, a communications and trading management program.

    The nature of the efforts required to develop the acquired in-process technology into commercially viable products principally relates to the completion of all planning, designing, and testing activities that are necessary to establish that the product or service can be produced to meet its design requirements, including functions, features, and technical performance requirements.

    - VuCam: At the time of the acquisition, the major specifications, technical requirements, functions and features to be included in the product had been established and portions of the software that runs VuCam had been built. The appropriate hardware to use in the VuCam system had not yet been determined. The design of the final user interface, database server and client portions of the software had not yet been determined. $1,200,000 of the purchase price has been allocated to this project. An additional $440,000 of costs has been incurred through December 31, 1999. Product completion and functionality testing is anticipated to occur in the fourth quarter of 2000. JenCom estimated the cost to complete the product at $400,000.

    - True Sound: At the time of acquisition, the criteria and purpose of the product had been established. The compression ratio definition and the design of the compression object programming interface portions of the software had not yet been established. $600,000 of the purchase price has been allocated to this project. An additional $220,000 of costs have been incurred through December 31, 1999. Product completion and functionality testing is anticipated to occur in 2001. JenCom estimated the cost to complete the product at $400,000.

    - Student Network Application: At the time of acquisition, the design and purpose of the software had been determined but the functional specifications and features had yet to be identified. The definition of parent/teacher and student/teacher relationships within the system and the design of the database cross information portions of the software were not yet determined. $600,000 of the purchase price has been allocated to this project. An additional $220,000 of costs have been incurred through December 31, 1999. Product completion and functionality testing is anticipated to occur in 2001. Jencom estimated the cost to complete the product at $400,000.

    - Power Broker: At the time of acquisition, the detailed program design had not been completed, as the interaction between the Oracle and MS SQL database server portions of the software had not been identified. $600,000 of the purchase price has been allocated to this project. An additional $220,000 of costs have been incurred through December 31, 1999. Product completion and functionality testing is anticipated to occur in 2001. JenCom estimated the cost to complete the product at $320,000.

    Future developments in technology, changes in other products and service offerings, or other developments may cause us to alter or abandon these plans. The material risks that will influence the timely and successful completion and commercialization of each of these four products include (i) the availability to WWWX-JenCom of adequate funding required to complete the development and manufacture of the products, (ii) the acceptance of the products by the marketplace, and (iii) the development of competitor products deemed by the marketplace to be more technologically advanced or more cost effective. As of December 31, 1999, no software development costs had been capitalized for any of the four projects as technological feasibility had not been established at that date.

WRITE-OFF OF INTANGIBLES

    We evaluate impairment of our intangible and long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. In making such determination, management compares the estimated future cash flow performance, on an undiscounted basis, of the underlying operations or assets as compared with their carrying value to determine the extent of any impairment charge.

    During 1999, we determined that the ATM Center System technology did not meet ATM Service, Ltd.'s current business model and decided that it would no longer use this technology to support its operations. We believe we may be able to license this technology to other users in the future, however, we have not determined whether there is a current market for this technology. Therefore, we determined that there was no value to the technology and recorded a charge to operations for the unamortized value of the technology of $5.6 million. In September 1999, ATM Service, Ltd. entered into a license agreement with entrade.com to use the Entrade Transaction Software to run ATMcenter.com.

LOSS FROM OPERATIONS

    During the year ended September 30, 1999, we incurred a loss from operations of $13.9 million compared with $139,000 and $166,000 in the years ended September 30, 1998 and 1997, respectively. The increased loss is primarily the result of increased operations and the inclusion of our consolidated subsidiaries.

GAIN ON SALE OF SUBSIDIARY

    In September 1999, we completed the sale of Entrade to Artra Group resulting in a gain of $25.4 million. We received cash of $1.3 million and 1.8 million shares of Entrade common stock, valued at $29.5 million. Additionally, we received $1.3 million in funding for operations of Entrade from Artra for the period February 28, 1999 through September 23, 1999.

IMPAIRMENT OF ADVANCES TO COMPANIES

    We continually evaluate the carrying value of our ownership interests in each of the companies in which we own interests for possible impairment based on achievement of business plan objectives and milestones, the value of each ownership interest in each company relative to carrying value, the financial condition and prospects of each company, and other relevant factors.

    At September 30, 1999, we evaluated the carrying value of our ownership interest in Vision Technologies, Inc. Based on our review of Vision's business plan and the lack of sufficient capital, we have recorded a 100% valuation allowance of $1.0 million representing the cash advances of $850,000 and our 50% ownership of the $350,000 in advances made by WWWX-Jencom.

INTEREST EXPENSE

    Interest expense represents interest on our convertible debt and capital lease obligations. Interest expense was $219,000 and $90,000 for the years ended September 30, 1999 and 1998, respectively.

EQUITY INCOME (LOSS)

    Equity income (loss) represents our share of the earnings or losses of our companies accounted for under the equity method. Equity income (loss) includes $417,000 of goodwill amortization relating to the amount by which our carrying value exceeded our share of the underlying net assets of ATM Service, Ltd. and $800,000 of stock compensation earned by Warren Rothstein our President and CEO for listings provided to ATM Service, Ltd. The operations of ATM Service, Ltd. are included in our consolidated operations from July 23, 1999, the date which we acquired a controlling interest, through September 30, 1999. Additionally, equity loss includes our share of the loss from WWWX-Jencom of $361,000. The losses from WWWX-Jencom are expected to continue which would further reduce our investment in WWWX-Jencom.

AMORTIZATION OF DEBT COSTS

    Deferred finance costs consist of expenses related to the issuance of the convertible debt agreements entered into in March 1999. Amortization of debt issuance costs were $155,000 for the years ended September 30, 1999. There was no amortization of debt costs in the years ended September 30, 1998 or 1997.

INTEREST INCOME

    Interest income represents interest on our cash and cash equivalents, which are primarily invested in money market accounts. Interest income was $56,000, $10,000 and $1,000 for the years ended September 30, 1999, 1998 and 1997, respectively.

INCOME TAX EXPENSE

    Income tax expense for the year ended September 30, 1999 of $6.9 million principally results from deferred income taxes of $8.8 million related to the gain on the sale of Entrade offset by a valuation allowance of $2.9 million with respect to deferred tax assets of a subsidiary not consolidated for income tax purposes for which realization is uncertain.

NET INCOME (LOSS)

    For the year ended September 30, 1999, we had net income of $1,612,000 compared to net losses of $219,000 and $167,000 for the years ended September 30, 1998 and 1997, respectively. The increase in income resulted primarily from the gain on sale of subsidiary which was reduced by increased losses from operations.

LIQUIDITY AND CAPITAL RESOURCES

    During the three years ended September 30, 1999, we have funded our operations with a combination of cash proceeds from the sale of our common stock, convertible debentures and our Entrade Inc. subsidiary. Since inception, we have raised approximately $12.9 million from the sale of our common stock and approximately $1.5 million from the sale of our convertible debentures. Proceeds from the sale of Entrade Inc. stock generated cash proceeds of approximately $2.6 million.

    Cash used in operations increased to approximately $3.1 million in 1999 compared to $95,000 in 1998, and to $1.8 million for the three months ended December 31, 1999 compared to $172,000 for the three months ended December 31, 1998, as a result of our increased operating expenses which were only partially offset by increased net revenues and a decrease in accounts receivable.

    Cash used in investing activities increased to approximately $3.1 million in 1999 compared to $145,000 in 1998, as a result of acquisitions of ownership interests in companies of $3.0 million, advances to companies of $1.9 million, and acquisitions of technology of $750,000, offset by proceeds from the sale of a portion of our Entrade Inc. subsidiary of $2.6 million. Our acquisitions of ownership interests in companies consisted of $1.1 million for BarterOne (which subsequently became Entrade Inc.), $1.5 million for our wholly-owned subsidiary, The Intrac Group, Ltd. and $675,000 for a cost-basis investment in One World Direct partially offset by cash acquired. Our advances to companies included $900,000 advanced to WWWX-Jencom, LLC of which $350,000 was advanced to Vision Technologies, $850,000 advanced directly to Vision Technologies, and $100,000 advanced to VideoNet. Our acquisition of technology was for the ATM Center System, a proprietary system for online electronic trading and banking from a company in which Robert Kohn, our former Chairman, Chief Executive Officer, President and principal shareholder had, at the time he held such positions, an ownership interest. We purchased $206,000 of property and equipment for our operations.

    Consolidated working capital increased to $24.7 million at September 30, 1999, compared to $778,000 at September 30, 1998. The increase was primarily due to the net proceeds from the equity and debentures we sold in 1999 and the cash and stock proceeds we received from the sale of our Entrade Inc. stock, offset by the cash used in operations, our acquisitions of ownership interests in and advances to companies and our acquisition of technology. Our ability to sell our shares of Entrade is subject to a one-year restriction, which expires in September 2000, after which our ability to sell may be limited by market considerations. Excluding our marketable securities, we would have a working capital deficit at September 30, 1999, of $4.8 million.

    Our operations are not capital intensive and we have not incurred significant capital expenditures through September 30, 1999 and do not anticipate significant capital expenditures in fiscal 2000. There were no material capital asset purchase commitments at September 30, 1999.

    We have committed to directly provide up to $1,000,000 of funding to our affiliated company, NAI Direct, Inc., to fund its operations, which we have placed in an escrow account for this purpose. As of December 31, 1999, the balance in this account was approximately $350,000. We have also committed to loan or otherwise obtain $4,000,000 of additional funding for NAI Direct as required to meet its working capital requirements before March 2001. We expect to fund this obligation during the balance of calendar year 2000 from the proceeds of loans against our Entrade Inc. stock, the sale of a portion or all of Entrade Inc. stock or from future equity offerings, as discussed below.

    Holders of $865,000 in principal amount of our 6% cumulative convertible debentures elected to convert into common stock. If the remaining Debentures are not converted into common stock in accordance with the terms of the Debentures, we will have to pay the remaining $125,000 principal amount plus interest and related costs to the remaining holders.

    We believe that cash and cash equivalents on hand at December 31, 1999, will be adequate to fund our current operating needs and those of our consolidated subsidiaries at current levels at least through

May 2000. In order to continue to implement our growth strategy of making additional investments in or advances to our companies, we will need additional cash resulting from either the proceeds of loans against our Entrade Inc. stock, the sale of a portion or all of our Entrade Inc. stock or from future equity offerings. The value of our Entrade Inc. stock has fluctuated during calendar year 2000 from approximately $26 million to approximately $100 million.

    We anticipate that we will be able to obtain loans from a financial institution or brokerage firm using our Entrade Inc. stock as collateral. These loans against our Entrade Inc. shares are expected to provide sufficient funds to finance our expansion over the next 6 months, which we expect to cost up to $15 million. During that time, we do not anticipate that we or any of our subsidiaries will have a positive cash flow from operations.

    Our long-term plans call for the expansion of our operations and the operations of our subsidiaries, as well as the acquisition of interests in new businesses. In order to execute our plan over the next 6 to 24 months, we anticipate that we will sell equity interests in us and our subsidiaries, in private and public transactions. We anticipate that over the next 24 months these equity fund-raising activities could range from $150 million to $200 million. If we are able to raise additional capital in amounts necessary to achieve our plans, we anticipate that substantially all of it will be used for investments in new ventures or advances to our affiliated companies, increased operating expenses, and marketing and advertising expenses. The balance will be used for the Company's general working capital needs. If we are not able to raise these funds on terms acceptable to us, we will not be able to fully implement our current business plan over the next 6 to 24 months.

    We cannot be sure that we will be able to borrow against our Entrade Inc. stock, sell our Entrade Inc. stock at a desirable price or be able to obtain the additional equity funding at an acceptable valuation or at all. Further, if we sell a portion of our Entrade Inc. stock we would be subject to income taxes based on the value of the Entrade Inc. stock at the time of the sale. Additionally, the publicly-traded market for Entrade Inc.'s shares fluctuates significantly, reducing our ability to attractively borrow against our Entrade Inc. stock. If we cannot raise the additional funding, we may be forced to curtail our planned growth strategy and reserve our cash resources to fund our ongoing operations.

COST OF YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products were coded to accept only two-digit entries in date code fields. Both before and after the year 2000, these date code fields will need to accept four-digit entries to enable the computer systems and software products to distinguish twenty-first century dates from twentieth century dates. Any of our computer programs or hardware that have date-sensitive software or embedded computer chips which have not been upgraded to be compliant with the requirements of the year 2000 changeover may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to properly process transactions internally or in conjunction with external computer systems on which we depend to provide our customers with our product and services. Although we have not suffered from any of these types of events to date, we may do so in the future.

OUR GENERAL READINESS

    The year 2000 requirements affect the computers, software and other equipment that we use, operate or maintain for our operations. Substantially all of our software was developed after awareness of these issues became wide spread in the software industry, such that our software was designed with reference to preventing year 2000 related difficulties from arising. Nonetheless, we have adopted an internal policy to ensure that our product remains year 2000 compliant. To the best of our knowledge, none of our internal systems or equipment which are necessary for the conduct of our business has any defects, errors or deficiencies relating to the year 2000 which are not capable of being remedied.

COST OF OUR YEAR 2000 EFFORTS

    We have incurred no direct expenses since our inception in connection with this process, and do not expect to incur any significant additional expenditures in this regard.

MOST LIKELY CONSEQUENCES OF YEAR 2000 PROBLEMS

    We believe that it is not possible to determine with complete certainty that all year 2000 related problems affecting us have been identified or corrected. The number of devices and systems that could be affected and the interactions among these devices and systems are numerous. We believe that there exists the potential for a significant number of operational inconveniences and inefficiencies, and possible disputes and claims related to products or services used or provided by us.

CONTINGENCY PLANS

    We have taken measures to ensure that our internal systems and equipment are year 2000 compliant for both hardware and software. All of our operating systems on all critical servers have been upgraded, and all individual computers and tools have been verified as year 2000 compliant. We perform a daily back-up of all critical information. In the event of a failure, we estimate that the information technology infrastructure necessary to run our internal business operations could be restored.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS.

    We are exposed to equity price risks on our ownership interest in the common stock of Entrade, Inc. which is a New York Stock Exchange publicly traded security denominated in U.S. dollars. Since December 31, 1999, the value of our Entrade stock has fluctuated from a low of $16.7 million on May 1, 2000 to a high of $100.3 million on January 13, 2000. The value of our Entrade stock was $55.6 million at the close of trading on March 31, 2000. A 20% decrease in equity prices would result in an approximate $14.7 million decrease in the fair value of our holdings of Entrade stock at December 31, 1999. The value of our holdings may continue to fluctuate. We have not attempted to reduce or eliminate our market exposure on our holdings. Although we are generally restricted from selling our Entrade, Inc. stock until September 23, 2000 we may sell up to 50,000 shares per month prior to that date.

    We are exposed to interest rate risk on our holdings of money market instruments. Historically, our investment income has not been material to our financial results, and we do not expect that changes in interest rates will have a material impact on the results of operations. A 1/2% increase in interest rates would result in an approximate $25,000 increase in interest income.

    We also have issued fixed-rate debt, which is convertible into our common stock at a pre-determined conversion price. Convertible debt has characteristics that give rise to both interest rate risk and market risk because the fair value of the convertible security is affected by both the current interest rate environment and the underlying price of our common stock. As of March 31, 2000, $865,000 in principal amount of the debt has been converted into common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This registration statement contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

    - plans for and ability to hire additional personnel, including a permanent President and Chief Executive Officer;

    - separating our office space and administrative and technology services from entrade.com, Inc.

    - business strategy, including transacting business on our web sites and developing the companies in which we own interests;

    - expectations for future expansion both in the U.S. and internationally;

    - anticipated growth in revenue;

    - uncertainty regarding our future operating results;

    - anticipated sources of funds to fund our operations; and

    - plans, objectives, expectations and intentions contained in this registration statement that are not historical facts.

    All statements, other than statements of historical fact included in this registration statement regarding our strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this registration statement, the words "will", "believe", anticipate", "intend", estimate", "expect", "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this registration statement. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this registration statement are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved.

ITEM 3. PROPERTIES.

    Our corporate headquarters are located at 521 Fellowship Road, Suite 130, Mount Laurel, New Jersey. Our lease commenced on July 19, 1999 with a term of
61 months. Our monthly rent over the term of the lease ranges from approximately $11,000 to $26,000. Our lease covers 11,802 square feet. We occupy approximately 2,000 square feet. The remainder is subleased to Entrade Inc. for $11,596 per month which Entrade uses as its operations center.

    ATM Service, Ltd. has a lease for offices at 220 White Plains Road, Tarrytown, NY. The lease commenced on October 1, 1999 for a term of five years. The lease currently covers 6,500 square feet and the rent over the term of the lease ranges from approximately $12,900 to $17,300.

    The Intrac Group, Ltd. has a lease for offices at 424 Madison Avenue, New York, NY. The Intrac Group, Ltd.'s lease commenced on October 1, 1997. The lease covers 4,130 square feet. The monthly rent over the five-year term of the lease ranges from approximately $8,000 to $9,300.

    NAI Direct, Inc. has an informal agreement to rent office space from New America Network, Inc. NAI Direct currently occupies 21 work stations at New America Network's Hightstown, New Jersey offices. NAI Direct pays New America Network $8,500 per month, on a month to month basis, while it looks for permanent office space in central New Jersey.

    We have a five year sublease from RDR Associates, Inc., to occupy at least two offices and have use of a conference room in RDR's offices at 888 7th Avenue, New York, NY. Admiral Asset Group and Mark Quinn of Entrade Inc. occupy this space. We established this lease originally as a marketing and sales office for our Entrade Inc. subsidiary which we sold in September 1999. We are not yet compensated for the use of this space. However, we intend to seek reimbursement of monthly rent from Entrade Inc.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information known to us with respect to beneficial ownership of our common stock as of March 31, 2000:

    - each person known by us to beneficially own 5% or more of our outstanding common stock;

    - each of our directors and executive officers;

    - each executive officer named in the summary compensation table; and

    - all of our directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2000 are deemed outstanding. Percentage of beneficial ownership is based upon 39,789,700 shares of common stock outstanding at March 31, 2000. To our knowledge, except as set forth in the footnotes to this table, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                                               NUMBER OF SHARES         PERCENT
                                                              BENEFICIALLY OWNED   BENEFICIALLY OWNED
                                                              ------------------   ------------------
OFFICERS AND DIRECTORS
Warren Rothstein(1).........................................        4,000,000(2)          10.05%
Thomas A. Settineri(3)......................................          750,000              1.88%
William F. Weld(5)..........................................               --                --
Gerard T. Drumm(6)..........................................               --                --
John T. Banigan(6)..........................................            1,650                  (4)
Allan M. Cohen(6)...........................................           62,500(7)               (4)
Michael E. Norton(8)........................................           62,500(7)               (4)
All directors and executive officers as a group (7
  persons)..................................................        4,876,650(9)          12.22%(9)
FIVE PERCENT STOCKHOLDERS
Robert D. Kohn..............................................        4,249,007(10)         10.65%
  7715 Southampton Terrace, E-110
  Tamarac, FL 33321
D.H. Blair Investment.......................................        2,622,967(11)          6.59%
  Banking Corp.
  44 Wall Street
  New York, NY 10005
JenCom Digital Technologies, LLC............................        3,500,000              8.79%
  220 West 19(th) Street
  12th Floor
  New York, NY 10011

------------------------

(1) c/o ATM Service, Ltd., 220 White Plains Road, Tarrytown, NY 10591.

(2) 3,000,000 of Warren Rothstein's shares of common stock are subject to forfeiture provisions under a stock issuance agreement.

(3) c/o The Intrac Group, Ltd., 424 Madison Avenue, New York, NY 10017.

(4) Less than 1%.

(5) c/o McDermott, Will & Emery, 50 Rockefeller Plaza, New York, NY 10020.

(6) c/o WorldWide Web NetworX Corporation, 521 Fellowship Road, Suite 130, Mt. Laurel, NJ 08054.

(7) Represents options to purchase shares of our common stock at an exercise price of $2.69 per share exercisable within 60 days of March 31, 2000.

(8) c/o NAI Direct, Inc., 572 Route 130, Hightown, New Jersey 08520.

(9) Includes options exercisable for 125,000 shares of common stock, which options are owned by Allan Cohen and Michael Norton.

(10) Does not include an aggregate of 2,280,663 shares owned by Mr. Kohn's adult children with respect to which Mr. Kohn has disclaimed beneficial ownership.

(11) Includes warrants exercisable for 222,967 shares of common stock, warrants exercisable for 150,000 shares of common stock held by Engex, Inc., a closed-end mutual fund whose investment advisor is an affiliate of D.H. Blair; warrants exercisable for 255,000 shares of common stock held by officers and employees of D.H. Blair. Does not include shares to which D.H. Blair may have a claim that it is entitled to relating to our failure to file a registration statement covering the 2,000,000 shares of common stock that D.H. Blair purchased in March 1999.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

                                   MANAGEMENT

    Our directors and executive officers are as follows:

NAME                                          AGE                       POSITION
----                                        --------                    --------
Gerard T. Drumm...........................     49      Interim President and Chief Executive
                                                       Officer

John T. Banigan...........................     51      Executive Vice President-Affiliate
                                                       Development, Chief Financial Officer and
                                                       Treasurer

Allan M. Cohen............................     29      Vice President, General Counsel, Secretary
                                                       and Director

William F. Weld...........................     54      Director

Thomas A. Settineri.......................     54      Director

Warren Rothstein..........................     52      Director

Michael E. Norton.........................     49      Director

    Gerard T. Drumm has been our Interim President and Chief Executive Officer since April 2000. From March 2000 to April 2000, Mr. Drumm was our Executive Vice President-Mergers and Acquisitions. From March 1997 to February 2000,
Mr. Drumm was a partner in the New York office of the law firm of McDermott, Will & Emery. From March of 1990 to February 1997, Mr. Drumm was of counsel to the law firm of White & Case. From October 1980 to December 1990, Mr. Drumm served in various functions as a vice president in the investment banking area of Bankers Trust Company and, later, BT Securities Corporation. From 1976 to 1980, Mr. Drumm was an associate attorney with the New York law firm of Hawkins, Delafield & Wood. Mr. Drumm received his bachelor's degree from Princeton University in 1972 and his law degree from New York University School of Law in 1976.

    JOHN T. BANIGAN has been our Executive Vice President--Affiliate Development, Chief Financial Officer and Treasurer since April 2000. From January 2000 to April 2000, Mr. Banigan was our Senior Vice President-Affiliate Development. From 1996 to 1999, Mr. Banigan served as a management consultant in Financial Services Consulting for KPMG Peat Marwick LLP. From 1992 to 1996,
Mr. Banigan was a Managing Director of BG Capital Corporation/Buckingham Partners L.P., a merchant banking boutique. From 1989 to 1992, Mr. Banigan served as Senior Vice President of The Hongkong and Shanghai Banking Corporation. From 1986 to 1989, Mr. Banigan was a Managing Director of B.A.I.I.
(Asia) Limited, the Asian-based merchant banking arm of Banque Arabe et Internationale D'Invetissement. From 1972 to 1986, Mr. Banigan served in various functions for Chemical Banking Corporation including as senior corporate officer for the China Region based in Hong Kong and Country Manager for Mexico resident in Mexico City. Mr. Banigan received his bachelor's degree in international economics from the School of Foreign Service at Georgetown University.

    ALLAN M. COHEN has been our Vice President and General Counsel since
June 1, 1999 and Secretary and a Director since June 23, 1999. Mr. Cohen has also served as general counsel and secretary of ATM Service, Ltd. from July 23, 1999 to March 2000. From 1997 to June 1999, Mr. Cohen was an associate attorney in the New York office of the law firm of McDermott, Will & Emery in the corporate department. From 1994 until 1997, Mr. Cohen was a student at the University of Virginia School of Law. From 1992 to 1994, Mr. Cohen was a member of the audit staff in the Washington,

D.C. office of Arthur Andersen & Co. Mr. Cohen received his bachelor of science degree in accounting from the Pennsylvania State University in 1992 and his juris doctor degree from the University of Virginia School of Law in 1997.
Mr. Cohen is a Certified Public Accountant and is admitted to practice law in the State of New York.

    WILLIAM F. WELD has been one of our Directors since December 1999. Since 1997, Mr. Weld has been a partner in the New York and Boston offices, of the law firm of McDermott Will & Emery and is currently partner-in-charge of its New York office. In 1991, Mr. Weld was elected as the governor of the Commonwealth of Massachusetts and served for six years. From 1988 to 1990, Mr. Weld was a senior partner at Hale & Dorr LLP, a Boston law firm. From 1986 to 1988,
Mr. Weld served as assistant U.S. attorney general in charge of the criminal division of the United States Department of Justice. From 1981 to 1986,
Mr. Weld was the United States Attorney for Massachusetts. Mr. Weld received his bachelor's degree from Harvard College, a diploma in international economics from Oxford University and his juris doctor degree from Harvard Law School.
Mr. Weld serves as a director of Affiliated Managers Group, Inc., a New York Stock Exchange listed company.

    THOMAS A. SETTINERI has served as one of our Directors and has been President and Chief Executive Officer of ATM Service, Ltd. since July 23, 1999. Since 1991, Mr. Settineri has been Chairman and Chief Executive Officer of The Intrac Group. From 1974 to 1991, Mr. Settineri was President and Chief Operating Officer of The Mediators, Inc., a privately held New York based company, which was involved in marketing solutions and asset management programs for its customers. Mr. Settineri received his bachelor of arts degree in economics from Cornell University in 1969.

    WARREN ROTHSTEIN served as our interim Chairman, President and Chief Executive Officer from September 1999 to April 2000. Warren Rothstein has been Chairman and a Director of ATM Service, Ltd. since February 10, 1999. Since December of 1983, Mr. Rothstein has been and continues to serve as Chief Executive Officer of D & W Enterprises Inc., a wholesale remarketing company.

    MICHAEL E. NORTON has served as one of our Directors since June 23, 1999. Since April 2000, Mr. Norton has served as a senior financial officer of NAI Direct, Inc. From April 1999 to March 2000, Mr. Norton was our Vice President-Finance and Chief Financial Officer. From October 1996 until
March 1999, Mr. Norton was controller for CDnow, Inc., a publicly-traded Internet company. From August 1988 until January 1996, Mr. Norton was supervisor of corporate accounting at Ingersoll-Rand. Mr. Norton received his bachelor of arts degree in math from Rutgers University and is a Certified Management Accountant and Certified Financial Manager. Mr. Norton is a member of the Institute of Management Accountants and the American Production and Inventors Control Society.

BOARD OF DIRECTORS

    We currently have five Directors. All Directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Under the terms of the Agency Agreement between WorldWide Web NetworX Corporation and D.H. Blair Investment Banking Corp., dated May 26, 1999, D.H. Blair was given the right to appoint one of our outside Directors. On April 20, 2000, D.H. Blair notified us that it had designated its appointee to our Board of Directors. As a condition to Mr. Weld's appointment to our board of directors, we increased the amount of coverage under our director and officer liability insurance to $10 million.

    Our certificate of incorporation requires that we have not less than three and no more than five Directors. During our last fiscal year ended
September 30, 1999, our Board of Directors consisted, for the first half of the year, of only two Directors, Robert Kohn and Bjorn Koritz. Mr. Koritz resigned his position from the Board of Directors on June 23, 1999 and Allan Cohen and Michael Norton were appointed to the Board of Directors on the same day.
Mr. Kohn resigned all his positions with us in September 1999. Warren Rothstein and Thomas Settineri joined our Board in September of 1999 and William Weld joined our Board in December 1999. We intend to seek stockholder consent to amend the certificate of incorporation to increase the size of the Board of Directors so that we may search for and appoint additional outside directors to the current Board of Directors and appoint the Director designated by D.H. Blair.

COMMITTEES OF THE BOARD OF DIRECTORS

    We have established two standing committees of our Board of Directors: an Audit Committee and a Compensation Committee. The basic functions of these committees are summarized below.

    AUDIT COMMITTEE. The audit committee, which currently consists of Mr. Weld, will recommend the appointment of our independent public accountants, review and approve the scope of the annual audit and review the results thereof with our independent accountants. The audit committee also will assist the Board in fulfilling its fiduciary responsibilities relating to accounting and reporting policies, practices and procedures, and review the continuing effectiveness of our business ethics and conflicts of interest policies. We intend to appoint an additional two, non-employee Directors to our audit committee after we obtain stockholder consent to amend the certificate of incorporation to increase the size of the Board of Directors as discussed under "Board of Directors", above.

    COMPENSATION COMMITTEE. The compensation committee, which currently consists of Mr. Weld, will recommend to the Board the salaries, bonuses and stock awards received by our executive officers. The compensation committee is also responsible for administering our 1999 Equity Compensation Plan. The compensation committee will determine the recipients of awards, sets the exercise price of shares granted, and determines the terms, provisions and conditions of rights granted. We intend to appoint an additional two, non-employee Directors to our compensation committee, after we obtain stockholder consent to amend the certificate of incorporation to increase the size of the Board of Directors as discussed under "Board of Directors", above.

DIRECTOR COMPENSATION

    Directors who are also our employees or employees of our subsidiaries receive no additional compensation for their services as Directors. Directors who are not our employees will not receive a fee for attendance at meetings of the Board of Directors, but they will be reimbursed for their out-of-pocket expenses in connection with their activities as Directors. Our outside Directors may be granted options under our 1999 Equity Compensation Plan as consideration for their services.

ITEM 6. EXECUTIVE COMPENSATION.

    The table below summarizes information concerning the total compensation for the fiscal year ended September 30, 1999 for our former Chief Executive Officers. None of our other executive officers received compensation in excess of $100,000 during the year ended September 30, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                      SECURITIES
                                                                      UNDERLYING
                                                                     OPTIONS (#)
                                             SALARY/MANAGEMENT FEE   ------------
                                             ---------------------    LONG TERM-
NAME                                          COMPENSATION AWARD     COMPENSATION   OTHER COMPENSATION
----                                         ---------------------   ------------   ------------------
Robert D. Kohn.............................        $98,000(1)             0               $2,475
Warren Rothstein...........................        $76,480(2)             0               $6,294

------------------------

(1) This salary paid to Mr. Kohn was the actual amount paid by our then wholly-owned subsidiary, entrade.com.

(2) This amount paid to Mr. Rothstein was the actual management services fee paid by our 52%-owned subsidiary, ATM Service, Ltd.

1999 EQUITY COMPENSATION PLAN

    Our 1999 Equity Compensation Plan was adopted by the Board of Directors in July 1999. The purpose of our 1999 Equity Compensation Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide an additional incentive to our employees, directors and consultants and to promote the success of our business. Our 1999 Equity Compensation Plan provides for the issuance to our employees, non-employee directors and advisors and consultants shares of common stock pursuant to the grant of incentive stock options, non-qualified stock options and restricted stock. At our next annual meeting, we plan to submit the Plan to our stockholders for approval. If the Plan is not approved by our stockholders, we will still be able to issue non-qualified options but not incentive options and any incentive options granted before our next annual meeting will be converted into non-qualified options.

    A total of 3,860,000 shares of our common stock have been reserved for issuance under our 1999 Equity Compensation Plan. The Plan is administered by the compensation committee of our Board of Directors that currently consists of Mr. Weld. We plan to expand the Board of Directors to add two additional independent directors who will join Mr. Weld on the committee. Subject to the provisions of the Plan, the committee has the authority to determine to whom stock options and restricted stock awards are granted and the terms of any such grant, including the number of shares subject to, the exercise price and vesting provisions of, the award. The option price per share of the common stock under the Plan will be determined by the compensation committee at the time of each grant, provided, however, that the exercise price per share of any incentive stock option may not be less than the fair market value of our common stock at the time of the grant of such option. In addition, if any person possessing more than 10% of the voting power of all classes of our outstanding capital stock is granted incentive stock options, the exercise price per share must equal at least 110% of the fair market value of our common stock on the grant date and the term of the option may not exceed five years. Payment for the exercise of an option may be made by cash, check or any other instrument as the compensation committee may accept, including at the discretion of the compensation committee unrestricted shares of our common stock. If we undergo a change of control, all outstanding options and restricted stock will become fully vested unless the compensation committee determines otherwise. In a change of control situation, the compensation committee may require that an option holder surrender his or her stock options in exchange for a number of shares of our common stock with a value equal to the excess of the fair market value of the surrendered stock over the option price of such stock.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
  ARRANGEMENTS

    On July 7, 1999, we entered into an amendment to a Shareholders Agreement with Warren Rothstein and ATM Service, Ltd. originally dated December 1, 1998 in which Mr. Rothstein agreed that all business transactions that he contemplated and entered into until June 1, 2005, would be done for and on behalf of ATM Service, Ltd.

    On July 23, 1999, ATM Service, Ltd. and The Intrac Group, Ltd. each entered into a ten-year employment agreement with Thomas A. Settineri. Under these agreements, ATM and Intrac, each agreed to employ Mr. Settineri as their President and Chief Executive Officer and jointly pay him an annual salary of $400,000. Mr. Settineri may not compete with us or our subsidiaries while employed by us. In addition, if Mr. Settineri's employment is terminated before July 23, 2004 by Mr. Settineri with cause, or by ATM or Intrac without cause, or without cause but with a mutually agreed upon severance package, Mr. Settineri is restricted from competing in any way with us or our subsidiaries until July 23, 2004.

    On July 23, 1999, ATM Service, Ltd. and The Intrac Group, Ltd. each entered into a ten-year employment agreement with Gary K. Levi. Under these agreements, ATM and Intrac, each agreed to employ Mr. Levi as their Chief Operating Officer and jointly pay him an annual salary of $200,000. Mr. Levi may not compete with us or our subsidiaries while employed by us. In addition, if Mr. Levi's employment is terminated before July 23, 2004 by Mr. Levi with cause, or by ATM or Intrac without cause, or without cause but with a mutually agreed upon severance package, Mr. Levi is restricted from competing in any way with us or our subsidiaries until July 23, 2004.

    On September 23, 1999, NAI Direct, Inc. entered into a three year employment agreement with Gerald C. Finn. Under this agreement, NAI Direct agreed to employ Mr. Finn as its Chief Executive Officer at an annual salary of $150,000.
Mr. Finn may not compete with us or our subsidiaries while employed by us. In addition, Mr. Finn has agreed not to compete directly with us or our subsidiaries for a period of two years following the date of his termination unless NAI Direct terminates Mr. Finn without cause or if Mr. Finn terminates his employment because (1) he was removed from his position as President or his status or responsibilities were diminished, (2) he was assigned duties inconsistent with his status as an executive of NAI Direct holding the position of President, (3) his base salary was reduced, (4) NAI Direct relocated its offices more than 50 miles away or required Mr. Finn to be based in an office anywhere other than where Mr. Finn was located, (5) NAI Direct failed to continue any option, equity or bonus plan in which Mr. Finn participated, (unless an equitable arrangement was made in such plan) or NAI Direct failed to continue Mr. Finn's participation in such a plan on the same terms as provided to other participants, or (6) NAI Direct deprived Mr. Finn of any material fringe benefit in which Mr. Finn participated. If Mr. Finn terminates his employment with us for any of the six reasons enumerated in the previous sentence, we must provide him with severance pay in a lump sum amount equal to the greater of (1) 50% of his then annual salary or (2) the salary Mr. Finn would have received during the remaining term of the agreement.

    On September 23, 1999, NAI Direct, Inc. entered into a three year employment agreement with Jeffrey Finn. Under this agreement, NAI Direct agreed to employ Mr. Finn as its President at an annual salary of $135,000. Mr. Finn may not compete with us or our subsidiaries while employed by us. In addition, Mr. Finn has agreed not to compete directly with us or our subsidiaries while employed by us. In addition, Mr. Finn has agreed not to compete directly with us or our subsidiaries for a period of two years following the date of his termination unless NAI Direct terminates Mr. Finn without cause or if Mr. Finn terminates his employment because (1) he was removed from his position as Chief Executive Officer or his status or responsibilities were diminished, (2) he was assigned duties inconsistent with his status as an executive of NAI Direct holding the position of Chief Executive Officer, (3) his base salary was reduced, (4) NAI Direct relocated its offices more than 50 miles away or required Mr. Finn to be based in an office anywhere other than where Mr. Finn was located, (5) NAI Direct failed to continue any option, equity or bonus plan in which Mr. Finn participated, (unless an equitable arrangement was made in such plan) or NAI Direct failed to continue Mr. Finn's participation in such a plan on the same terms as provided to other participants, or (6) NAI Direct deprived Mr. Finn of any material fringe benefit in which Mr. Finn participated. If Mr. Finn terminates his employment with us for any of the six reasons enumerated in the previous sentence, we must provide him with severance pay in a lump sum amount equal to the greater of (1) 50% of his then annual salary or (2) the salary
Mr. Finn would have received during the remaining term of the agreement.

    On January 14, 2000, we entered into a three-year agreement with John T. Banigan under which he agreed to serve as a Senior Vice President of WorldWide Web NetworX Corporation. Mr. Banigan's compensation includes an annual salary of $185,000, a signing bonus of $15,000, an annual bonus of at least $15,000 and 250,000 options to purchase our common stock at an exercise price of $5.625 per share, which was greater than the closing price of our common stock on the date of the grant, vesting over a period of four years. Mr. Banigan agreed not to compete with us during his employment and for one year after his termination or the expiration of the employment agreement. Mr. Banigan is now our Executive Vice President, Chief Financial Officer and Treasurer.

    On February 14, 2000, we entered into a three-year agreement with Gerard T. Drumm under which he agreed to serve as a senior executive of WorldWide Web NetworX Corporation. Mr. Drumm's compensation includes an annual salary of $225,000, a signing bonus of $50,000 on his date of hire and $25,000 after sixty days, performance bonuses of up to $75,000 based on milestones, and 200,000 options to purchase our common stock at an exercise price of $5.15 per share, which was greater than the closing price of our common stock on the date of the grant, vesting over a period of four years. Mr. Drumm agreed not to compete with us during his employment and for one year after his termination or the expiration of the employment agreement. Mr. Drumm is now our interim President and Chief Executive Officer.

    On March 20, 2000, we entered into a three-year agreement with Allan M. Cohen under which he will serve as a Vice President and General Counsel of WorldWide Web NetworX Corporation. Mr. Cohen's compensation includes an annual salary of $175,000, an annual bonus to be determined by the Board of Directors and 250,000 previously awarded options to purchase our common stock at an exercise price of $2.69 per share, which was greater than the closing price of our common stock on the date of the grant, vesting over a period of four years. Mr. Cohen agreed not to compete with us during his employment and for one year after his termination or the expiration of the employment agreement.

    In October 1999, we agreed in principal and in February 2000 we entered into a one-year agreement with Robert D. Kohn under which he will act as a finder and/or financial consultant for us. Mr. Kohn will receive $60,000 annually as a non-refundable draw against future finder's fees. We will also pay Mr. Kohn a finder's fee for any introductions he makes for us that result in a transaction in which either our securities are purchased by the party introduced to us by Mr. Kohn or in which we acquire the securities of the introduced party.
Mr. Kohn's finder's fee will be equal to a percentage of the consideration paid in the facilitated transaction, ranging from 5% for the first $1,000,000 to 1% of any consideration in excess of $7,000,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    From August 12, 1999 to September 23, 1999, Robert Kohn, our former Chairman, Chief Executive Officer and President, served as the sole member of the compensation committee until his resignation from all his positions on September 23, 1999. Mr. Kohn served as the sole director and Chief Executive Officer of Entrade, Inc. one of our subsidiaries, from February 1999 to September 23, 1999 when Entrade was sold. Prior to the appointment of Mr. Kohn to the compensation committee, the Board of Directors set the compensation of our officers including those executive officers on the Board. During our fiscal year ended September 30, 1999, our Board of Directors consisted, for the first half of the year, of only two Directors, Robert Kohn and Bjorn Koritz.
Mr. Koritz served as a Director and our Secretary and General Counsel until he resigned all his positions on June 23, 1999. Allan Cohen and Michael Norton were appointed to the Board of Directors on June 23, 1999.

    Mr. Kohn and Mr. Koritz had personal interests in transactions in which we have engaged which are described in the section titled "Item 7. Certain Relationships and Related Transactions."

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

    ROBERT KOHN RELATED-PARTY TRANSACTIONS. This section describes a number of transactions in which WorldWide Web NetworX Corporation or one of its subsidiaries was a party and in which Robert Kohn had a direct or indirect material interest.

ROBERT KOHN'S POSITIONS

    Robert Kohn held the following positions, relationships and ownership interests during the periods indicated:

    - Director of WorldWide Web NetworX Corporation from May 8, 1998 to September 23, 1999 and President and Chief Executive Officer of WorldWide Web NetworX Corporation from May 18, 1998 to September 23, 1999;

    - The holder of more than 5% of the common stock of WorldWide Web NetworX Corporation from May 1998 to the present;

    - A strategic planner of business development for marketing and sales of PECO Energy Company from February 1996 to March 1, 1999;

    - The President of BarterOne, LLC, from its formation to its dissolution;

    - The owner of an option to acquire a 4.5% membership interest in BarterOne, LLC which was granted to Mr. Kohn by PECO Energy Company in exchange for salary and other compensation concessions;

    - A 33 1/3% owner of Positive Asset Remarketing, Inc. with a right to receive 50% of its interest in AssetTrade.com, Inc.;

    - An employee of Artra Group Incorporated from February 23, 1999 to September 23 1999, at which time his employment agreement was assigned to Entrade Inc;

    - A holder of options exercisable for 1,000,000 shares of Entrade Inc. common stock at a price of $2.75 per share;

    - President and Chief Executive Officer of AssetTrade.com, Inc. from December 1998 to the present; and

    - Brother to Marlene Goss, a principal of EduNEXT.

OTHER PARTIES

    The other parties involved in the transactions described in this section include the following entities:

    - PECO Energy Company: an electric and natural gas service provider in southeastern Pennsylvania.

    - Energy Trading Company: a wholly owned subsidiary of PECO Energy.

    - BarterOne, LLC: a limited liability company which was incorporated in Delaware in 1997 as a joint venture between Energy Trading Company and Global Trade Group to serve as PECO Energy's Internet development unit. BarterOne did business as entrade.com and was dissolved in 1999.

    - Positive Asset Remarketing, Inc.: a company providing asset recovery services to global customers.

    - entrade.com, Inc.: a subsidiary of Entrade Inc. which we sold to Artra Group Incorporated in a transaction which closed on September 23, 1999.

    - AssetTrade.com, Inc.: a provider of traditional off-line asset recovery, disposal and marketing with Internet-based asset recovery, inventory management and on-line auctions for large industrial and commercial organizations.

TRANSACTIONS BEFORE THE SALE OF ENTRADE

WORLDWIDE WEB NETWORX CORPORATION PURCHASED 51% OF BARTERONE FROM ENERGY TRADING
  COMPANY

    In December 1998, we acquired from Energy Trading Company, its 51% membership interest in BarterOne, LLC for consideration of $480,000 and 416,666 shares of our common stock. As a result of the September 23, 1999 closing of our sale of Entrade Inc. to Artra, and pursuant to the acquisition agreement, PECO Energy Company returned its certificate representing 416,666 of our shares and we issued to PECO a certificate representing 73,450 of our shares valued at $1.00 per share or $73,450 in the aggregate. To enable us to acquire the 51% membership interest of Energy Trading Company in BarterOne, Mr. Kohn returned his option to purchase 4.5% of BarterOne. As consideration for the return of this option, we agreed to issue to Mr. Kohn 475,000 shares of our common stock valued at $1.00 per share or $475,000 in the aggregate.

WORLDWIDE WEB NETWORX CORPORATION PURCHASED ORBIT SYSTEM AND ASSETTRADE.COM
  INTEREST FROM POSITIVE ASSET REMARKETING

    In January 1999, we purchased, for 3,500,000 shares of our common stock valued at $1.00 per share or $3,500,000 in the aggregate, assets from Positive Asset Remarketing including all the rights of Positive Asset Remarketing under a license from BarterOne to the ORBIT System Software and 25% of AssetTrade.com, Inc.'s common stock.

    WORLDWIDE WEB NETWORX CORPORATION PURCHASED ATM SOFTWARE/METHODOLOGIES FROM POSITIVE ASSET REMARKETING.

    In February 1999, we purchased, for 3,500,000 shares of our common stock, valued at $1.50 per share or $5,250,000 in the aggregate, and $750,000, all of Positive Asset Remarketing's rights to the ATM System which included proprietary banking and trade operations that establish on-line electronic trading and commerce functions.

WORLDWIDE WEB NETWORX CORPORATION SALE OF ENTRADE INC. TO ARTRA GROUP
  INCORPORATED

    In February 1999, we entered into a merger agreement with Artra for the sale of our Entrade Inc. subsidiary. Our Entrade subsidiary contained the following assets:

    - our 25% interest in the Class A voting shares of AssetTrade.com, Inc.;

    - our 100% membership interest in BarterOne, LLC;

    - a non-customized version of the ORBIT System;

    - a new entrade.com transaction software that was developed by entrade.com; and

    - other assets of our subsidiary Entrade Inc.

    In connection with this transaction, we received the following consideration:

    - $800,000 in cash;

    - a $500,000 promissory note which has since been paid;

    - 1,800,000 shares of the outstanding equity securities of Entrade Inc; and

    - $1,302,000 in funding of Entrade's operations from the date of the merger agreement through its consummation.

    In connection with the sale of our Entrade subsidiary to Artra, on February 23, 1999, the following person entered into agreements with Artra or an entity affiliated with Artra:

    - Robert D. Kohn entered into a three-year employment agreement with Artra, at an annual salary of $165,000. He also received an option to purchase 1,000,000 shares of Artra stock at an exercise price of $2.75 per share. Mr. Kohn also agreed during the term of the employment agreement and for an additional period of one year after termination or expiration, unless terminated because of a change in business purpose, that neither he nor any corporation or entity in which he may be interested will at anytime engage in any competitive business or solicit, hire or contract for services or employ any of the executives of Artra.

    - Robert D. Kohn entered into a non-competition agreement with the new Entrade or its successor for a four-year term after the closing of the sale of Entrade to Artra.

    - Robert D. Kohn entered into a non-qualified stock option agreement whereby Artra granted Mr. Kohn an option to purchase any part or all of 1,000,000 shares of Artra's common stock at an exercise price of $2.75 per share subject to vesting as follows: one-third on December 1, 1999, one-third on February 18, 2000 and one-third on February 18, 2001.

    LEASE OF OFFICE SPACE

    We have a five year sublease from RDR Associates, Inc., to occupy at least two offices and have use of a conference room in RDR's offices at 888 7th Avenue, New York, NY. Admiral Asset Group and Mark Quinn of Entrade Inc. occupy this space. We paid for this lease by issuing 50,000 shares of our common stock to RDR in December of 1999, which had a value of $1.50 per share or $75,000 in the aggregate. We established this lease originally as a marketing and sales office for our Entrade Inc. subsidiary which we sold in September 1999. We are not yet compensated for the use of this space. We intend to seek reimbursement for monthly rent from Entrade Inc.

TRANSACTIONS AFTER THE SALE OF ENTRADE

NEW ENTRADE.COM SOFTWARE LICENSE

    In September 1999, our subsidiary, ATM Service, Ltd., licensed from entrade.com, Inc. the new entrade.com software which we had sold in connection with our sale of our Entrade subsidiary. ATM Service, Ltd. agreed to pay a one-time licensing fee equal to $1,500,000 in trade credits to entrade.com in September and agreed to make royalty payments equal to a percentage of all revenues from transactions generated by using the licensed software. The royalty payment percentage varies from 10% to 50% depending on the type of transaction.

EDUNEXT

    We entered into an agreement with Marlene A. Goss, and Fern Entrekin dated as of June 13, 1998. Ms. Goss is the sister of Robert Kohn. Ms. Goss and
Ms. Entrekin developed an educational program to provide solutions to schools to build learning communities. The agreement contemplated the formation of a subsidiary of WorldWide Web NetworX Corporation, to be named EduNEXT, and the development of related web sites. We agreed to acquire the educational program in exchange for the following:

    - $50,000 of our stock, at $2.50 per share, to be paid as follows: 10,000 shares to be delivered upon the execution of the agreement and an additional 10,000 shares to be delivered one year from the execution of the agreement; and

    - $53,500 in working capital with $15,000 to be paid immediately upon execution of the agreement and weekly payments totaling $38,500 for the remainder of the $53,500.

    As of March 31, 3000, we had issued 20,000 shares, valued at $20,000 or $1.00 per share, under this agreement and paid $31,500 to Ms. Goss.

VISION TECHNOLOGIES

    In April and August 1999, we invested $850,000 directly and $350,000 through WWWX-Jencom, LLC in Vision Technologies, Inc. At the time of the investments, Mr. Bjorn Koritz, our then Vice President, General Counsel, Secretary and a Director, was a Director of Vision, its General Counsel and a holder of 10% of Vision's common stock.

D.H. BLAIR AND JENCOM

    As a condition to a stock purchase agreement with D.H. Blair Investment Banking Corp. dated March 4, 1999 to purchase 2,000,000 shares of our common stock, D.H. Blair required that we invest in and execute a definitive agreement with JenCom Digital Technologies, LLC to acquire a 50% interest in technology assets of JenCom, described in "Item 1. Business--WWWX-Jencom, LLC and InterCommerce China, LLC--JenCom Products", which resulted in our current ownership interest in WWWX-Jencom, LLC. Affiliates of D.H. Blair own interests in International Commerce Exchange Systems, Inc., an indirect parent of JenCom Digital Technologies, LLC, and a member of InterCommerce China, LLC.

INTERCOMMERCE CHINA, LLC

    Pursuant to the operating agreement of InterCommerce China, LLC, eight individuals, including Warren Rothstein and Allan M. Cohen, each have the option to purchase a 0.625% interest in InterCommerce China. The option becomes exercisable upon the public issuance of any class of securities of InterCommerce China, at an exercise price equal to 30% of the fair market value of the option interest as of the date of the operating agreement.

RELATIONSHIPS WITH MCDERMOTT, WILL & EMERY

    We use McDermott, Will & Emery periodically as outside counsel on various matters. William Weld, one of our directors, has been a partner since 1997 at and is currently the partner in-charge of the New York office of the law firm of McDermott, Will & Emery. Gerard Drumm, our Executive Vice President-Mergers and Acquisitions, was a partner in the New York office of McDermott from March 1997 to February 2000. Allan Cohen, our General Counsel and one of our directors, was an associate attorney in the New York office of McDermott from 1997 to June 1999. We have paid McDermott, Will & Emery a total of $109,000 for professional legal services during the period September 1999 through March 31, 2000.

D&W ENTERPRISES

    Eight employees of D&W Enterprises, Inc., a company owned by Warren Rothstein, work exclusively for ATM Service, Ltd. These employees are compensated by D&W and D&W is reimbursed by ATM Service, Ltd. During the year ended September 30, 1999, we paid $183,000 for these services.

RELATIONSHIPS WITH AND AMONG ENTRADE.COM, ATM SERVICE, LTD. AND THE INTRAC GROUP

    Entrade.com provided technical consulting services totaling $128,500 to ATM for the period January 1, 1999 through March 31, 2000. At March 31, 2000, $128,500 was due to Entrade.com from ATM.

    In addition to the $3,500,000 that we loaned to ATM, we have provided services and made payments on behalf of ATM totaling $211,000 during the period July 23, 1999 through March 31, 2000.

At March 31, 2000, $211,000 was due to WorldWide Web NetworX Corporation from ATM. ATM has made payments on behalf of Intrac totaling $1,033,000 during the period July 23, 1999 through March 31, 2000. At March 31, 2000, $1,033,000 is due from Intrac to ATM.

    The following of our officers and directors have or have had the following management positions with, and economic interests in ATM and Intrac:

    Warren Rothstein, a director since September 1999 and our interim Chairman, President and Chief Executive Officer from September 1999 to April 2000, has been a director and Chairman of each of ATM and Intrac since each of their respective inceptions. Since July 1999, Mr. Rothstein has beneficially owned 24% of the outstanding equity of ATM.

    Thomas Settineri, a director since September 1999 has been a director and President and Chief Executive Officer of each of ATM and Intrac since July 1999. Since July 1999, Mr. Settineri has beneficially owned 18% of the outstanding equity of ATM.

    Allan Cohen, a director and our Vice President, General Counsel and Secretary was General Counsel and Secretary to ATM from July 23, 1999 to March 2000.

NAI DIRECT

    NAI Direct, Inc. has an informal agreement to rent office space from New America Network, Inc. NAI Direct currently occupies 21 work stations at New America Network's Hightstown, New Jersey offices. NAI Direct pays New America Network $8,500 per month, on a month to month basis, while it looks for permanent office space in central New Jersey.

    GUARANTEE OF NAI DIRECT EQUIPMENT LEASE

    In March 2000, we guaranteed the obligations of NAI Direct under a lease of computer equipment and network software which requires monthly payments totaling $100,000 over a two-year term with an option to purchase at lease end.

ITEM 8. LEGAL PROCEEDINGS.

    We are not a party to any material legal proceedings.

ITEM 9. MARKET PRICE AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

    Our common stock is currently quoted on the OTC Bulletin Board under the symbol "WWWXE". The following table sets forth the highest and lowest bid prices for our common stock for each fiscal quarter during the last two years and subsequent interim periods as reported by the National Quotation Bureau.

    At March 31, 2000, there were 1,060 record holders of our common stock.

    The prices set forth below represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

FISCAL 1998                                                    HIGH BID      LOW BID
-----------                                                   ----------   -----------
First Quarter...............................................
Second Quarter..............................................
Third Quarter...............................................  3            1 1/4
Fourth Quarter..............................................  2 3/8        11/16

FISCAL 1999
First Quarter...............................................  1 5/16       21/64
Second Quarter..............................................  9 3/8        17/32
Third Quarter...............................................  9 1/4        3 3/16
Fourth Quarter..............................................  4 5/8        2 9/16

FISCAL 2000
First Quarter...............................................  7 1/2        2 1/8

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

    We sold the following securities within the past three years and prior to the date of filing of this registration statement.

    On February 11, 2000, we issued warrants to purchase 500,000 shares of our common stock to Allan Kline at an exercise price of $4.00 which is exercisable for one year as consideration of his settlement for and release from any claims for compensation associated with services he rendered.

    On January 7, 2000, we issued 1,500,000 shares of our common stock, valued at $2,250,000 or $1.50 per share, to JenCom Digital Technologies, LLC in consideration for a 33.3% interest in InterCommerce China, LLC.

    On December 30, 1999, we issued 50,000 shares of our common stock, valued at $75,000 or $1.50 per share, to RDR Associates in connection with a real estate lease.

    On October 1, 1999, we agreed to issue 2,500 shares of our common stock, valued at $3,750 or $1.50 per share, to Robert Yayac for consulting services rendered.

    On October 1, 1999, we agreed to issue 2,500 share of our common stock, valued at $3,750 or $1.50 per share, to Claudia Zinnin-McGee for consulting services rendered.

    On September 23, 1999, we issued 1,500,000 shares of our common stock to New America Network, Inc. for an 80% interest in Real Quest, Inc. of which 750,000 shares were delivered to an escrow agent to be transferred to New America Network, Inc. upon the attainment by NAIdirect.com of at least $2,000,000 in cumulative gross revenues within 24 months of the launch of the NAIdirect.com web site. We valued the 750,000 shares that we delivered to New America
Network, Inc. at $1,125,000 or $1.50 per share.

    On September 30, 1999, we agreed to issue 30,000 shares of our common stock, valued at $45,000 or $1.50 per share, to Luc Morgan for consulting services rendered.

    On September 22, 1999, pursuant to a private placement under Rule 506, we issued 912,669 shares of our common stock to 25 accredited investors for an aggregate purchase price of approximately $1,369,004 or $1.50 per share. For acting as our placement agent, we paid D.H. Blair $180,534 in fees and expenses, and we issued warrants exercisable at a price of $1.80 per share for 91,267 shares of our common stock to D.H. Blair. The following is a list of the 25 accredited investors: Delbert and Pat Allen, Simon and Leah Barber, Barington Capital Group L.P., Stephen Berman, Joel and Shana Blumberg, Michael Bollag, Jacob and Channah B. Borenstein, Bernard Cohen, Raymond and

Susan Drapkin, Jay R. Fialkoff, Glenn Fishman, Sigmund Freundlich, Morris Friedman, Paul Friedman, The Susan Gartenberg Revocable Trust, JBA International Inc. Retirement Plan, Peter and Donna Kash, Murray Koppelman, LF Global Investments LLC, L&H Family Foundation, Harusy N. and Susan G. Mininberg, Barry Ogrin, Optic Express Inc., the Schon Family Foundation, and Miriam Stern.

    On August 25, 1999, pursuant to a private placement under Rule 506, we issued 1,435,000 shares of our common stock to 22 accredited investors for an aggregate purchase price of approximately $2,152,500 or $1.50 per share. For acting as our placement agent, we paid D.H. Blair $282,354 in fees and expenses, and we issued warrants exercisable at a price of $1.80 per share for 143,500 shares of our common stock to D.H. Blair as partial payment of its fee for acting as agent in the private placement of 1,435,000 shares of our common stock to D.H. Blair. The following is a list of the 22 accredited investors: Ace Investments LP, Harold Altman, Eve Ashman, Judith Boim IRA, Stifel Nicolaus c/f Bresler & Bresler p/s Keogh FPO Alan Bresler, Stifel Nicolaus c/f Hanna Bresler p/s sub Keogh, Rhoda L. Chase, the Cohen Family Trust, Larry Dorfman, Jack Forgash, Herman Howard, JLV Investments LP, Milan Panic, Putnam Investment Corporation, Aaron Shpayer, the Estate of Phyllis Trenk, Louis Weisbach, the Weiss Capital Group LLC, The M&B Weiss Family Limited Partnership, Melvyn I. Weiss, James D. Wolfensohn, and the World Financial Exchange Inc.

    On July 23, 1999, we issued 750,000 shares of our common stock, valued at $1,125,000 or $1.50 per share, to Thomas Settineri for his interest in The Intrac Group and other consideration.

    On July 23, 1999, we issued 250,000 shares of our common stock, valued at $375,000 or $1.50 per share, to Gary Levi for his interest in The Intrac Group and other consideration.

    On July 23, 1999, pursuant to a private placement under Rule 506, we issued 5,057,000 shares of our common stock to 60 accredited investors for an aggregate purchase price of approximately $7,585,502 or $1.50 per share. For acting as our placement agent, we paid D.H. Blair $1,011,089 in fees and expenses, and we issued warrants exercisable at a price of $1.80 per share for 505,700 shares of our common stock to D.H. Blair. The following is a list of the 60 accredited investors: Academy Partners LLC, Jack Burstein, Michael Conus, Nathan and Rose Eisen, Lou Falcigno, Jerry Finkelstein, Gary Fragin IRA, Morris Friedman, Joseph Giamonco, Gitel Family Limited Partnership, Martin Goldman, Tom Grant,
Ben Greszes, Felice Gross, Mark Honigsberg Living Trust, Herman Jacobs,
Melvin L. Katten, Roman Kent, Jay Kestenbaum, Scott and Amy Koppelman,
Martin Lerner, LF Global Investments LLC, the Lionel Trust, the
Robert B. Meares Retirement Plan, Albert Milstein, Maria Molinsky,
Gail Mulvihill, Ann C. Oestreicher, Donald E. Panoz, Louis Reaback,
Raymond Reaback, Kalman Renov, Ruki Renov, Ruki Renov c/f Tani Renov,
Ruki Renov c/f Ari Renov, Ruki Renov c/f Yoni Renov, Ruki Renov c/f Eli Renov, Ruki Renov c/f Yael Renov, RER Corporation, Rivki Rosenwald, Rivki Rosenwald c/f Doni Rosenwald, Nathan and Shirley Rothner Family Trust, David Sandell and Gabriela Gandara, John Anthony Sandell and Manuela Luisa Biancotti,
Mary Sandell, Paul H. Sanders, Aaron Shpayer, Ethel Sirotkin Revocable Trust, Martin Sirotkin, Paul Sirotkin, David Shamilzadeh, Esther Stahler c/f
Avi Stahler, Esther Stahler c/f Daniel Stahler, Esther Stahler c/f Eli Stahler, Esther Stahler c/f Jamie Stahler, Esther Stahler c/f Lisa Stahler, Tova Family Limited Partnership, TPR Investments Associates, and the World Financial Exchange Inc.

    On May 26, 1999, we agreed to issue warrants exercisable at a price of $1.80 per share for 200,000 shares of our common stock to D.H. Blair as partial payment of its fee for acting as agent in the private placement relating to D.H. Blair's purchase of 2,000,000 shares of our restricted common stock in March 1999.

    On April 16, 1999, we agreed to issue 100,000 shares of our restricted common stock, valued at $150,000 or $1.50 per share, to Alexander, Wescott & Co. in settlement of potential claims.

    On April 16, 1999, we agreed to issue 98,950 shares of our common stock valued at $148,425 or $1.50 per share to Alexander, Wescott & Co., Inc. as payment of its fee for acting as agent in the private placement of our Series A 6% Convertible Debentures.

    On April 7, 1999, we agreed to issue 750,000 shares of our common stock, valued at $1,125,000 or $1.50 per share, to Kathryn Berman, as payment for assets of Admiral Asset Group, substantially all of which consisted of its 2% ownership interest in AssetTrade.com and Admiral's network of business contacts.

    On April 7, 1999, we agreed to issue 150,000 shares of our common stock, valued at $225,000 or $1.50 per share, to Michelle Kramish Kain for legal services.

    On April 2, 1999, we issued warrants exercisable at a price of $2.25 for 100,000 shares of our common stock, valued at $128,000 or $1.28 per share, to Ralph Isham for consulting services.

    On April 2, 1999, we issued warrants exercisable at a price of $2.25 for 100,000 shares of our common stock, valued at $128,000 or $1.28 per share, to Arnold Kling for consulting services.

    On March 31, 1999, we agreed to issue 10,000 shares of our common stock, valued at $15,000 or $1.50 per share, to George Losse for consulting services.

    On March 22, 1999, pursuant to Rule 506, we issued Series A 6% Convertible Debentures to 16 investors for an aggregate purchase price of $989,500.

    On March 4, 1999, we issued 2,000,000 shares of our common stock to D.H. Blair for an aggregate purchase price of $3,000,000 or $1.50 per share. For acting as our placement agent, we paid D.H. Blair $390,000 in fees and expenses.

    On February 26, 1999, we agreed to issue 2,000,000 shares of our common stock, valued at $3,000,000 or $1.50 per share, to JenCom Digital Technologies, LLC, for technology assets and a 50% interest in WWWX-Jencom, LLC.

    On February 24, 1999, we issued 3,500,000 shares of our common stock, valued at $5,250,000 or $1.50 per share, to 33 persons, who were the designees of the principals of Positive Asset Remarketing, Inc., for assets, including the ATM Center System, relating to our software. The following is a list of the 33 designees of the principals of Positive Asset Remarketing: Robert Kohn, 20/20 Irrevocable Trust, Tony Raine, William Murray, Liz Monteath, Marc Gingris, Fang Yang, Brandon Silver, Ashley M. MacRae, Robert E. O'Hayer, Jr., Kristen DiNovi, Tim Sexton, Stuart Ross, Thomas Schneider, Michael Burke, PC, Benjamin R. Kafka, Lillian Frances Nominee Trust, Lou Kafka, James Egan, Kenneth Kafka, Hirsh Kafka, Aaron Dubinsky, William Armstrong, Jeannine Armstrong, Carrie Armstrong, William Armstrong, Jr., Rene Lafond, William F. Olsen, Derrick J. McDonald, T.A. Venkataraman, James A. Seery, Nathaniel B. Fine and America's Financial Network.

    On January 29, 1999, we agreed to issue 3,500,000 shares of our common stock, valued at $3,500,000 or $1.00 per share, to 38 persons, who were the designees of the principals of Positive Asset Remarketing, Inc., for assets including 25% of AssetTrade.com, Inc. The following is a list of the 38 designees of the principals of Positive Asset Remarketing: Mark Bastarache, Tony Raine, William Murray, Bounsou Samounty, Stephan A. Fisher Family Trust, Dennis Bridges, Russell Sadler, Mary Harris, Avenir Internet Solutions, Lockhart Muir Family Trust, Geoffrey and Diana Quinn, Christopher and Irene Quinn, Sara Quinn, Gillian De La Rue, Liz Monteath, Raymond J. Bastarache, Amramol Family Trust, Lilliam Frances Nominee Trust, Lou Kafka, James Egan, Kenneth Kafka, Hirsh Kafka, William Armstrong, Jeannine Armstrong, Carrie Armstrong, William Armstrong, Jr., Alfred H. Kafka, Bernard Richard Nominee Trust, Rebecca Kafka, Benjamin S. Kafka, Elizabeth Kafka, Victoria Kafka, Deborah Bell, Joseph Sousa, Gary Travers, Mark Kafka, Bartermax, Inc. and Rebecca Tolmei.

    On December 16, 1998, we agreed to issue an aggregate of 1,500,000 shares of our common stock, valued at $1,500,000 or $1.00 per share, to Ben Kafka, Mark Quinn, Raymond Bastarache and Alfred Kafka for the acquisition of a 49% interest in BarterOne.

    On December 16, 1998, we agreed to issue 475,000 shares of our restricted common stock, valued at $475,000 or $1.00 per share, to Gary Lerman, pursuant to an agreement with Energy Trading Company, for his 4.5% interest in Barter One, LLC.

    On December 16, 1998, we issued 416,666 shares of our common stock valued at $416,666 or $1.00 per share, to Energy Trading Company for its 51% interest in BarterOne. 343,216 of these shares were later returned to us and cancelled pursuant to our agreement with Energy Trading Company.

    In connection with the December 16, 1998 agreement with Energy Trading Company, we issued 475,000 shares of our common stock, valued at $475,000 or $1.00 per share to Jessica Kohn, Mr. Kohn's daughter, at the direction of Mr. Kohn in consideration for Mr. Kohn's option to acquire a 4.5% interest in Barter One LLC.

    Pursuant to an agreement of December 16, 1998, we agreed to issue 5,000,000 shares of our common stock, valued at $5,000,000 or $1.00 per share, to Warren Rothstein for his interest in ATM Service and other consideration. Our agreement to issue 1,000,000 of these shares was cancelled on July 23, 1999 pursuant to our acquisition of Intrac.

    On October 30, 1998, we agreed to issue 50,000 shares of our common stock, valued at $50,000 or $1.00 per share, to Alex Polkhovsky for consulting services.

    On July 22, 1998, we issued an aggregate of 502,500 shares of our common stock, valued at $502,500 or $1.00 per share, pursuant to Rule 504 to the following nine accredited investors: Douglas Nagel, James Hall, Robert Hall, Emil Investments Ltd., Soultana Demakos, Nostradamus S.A., Salvatore R. Cerruto, and Stephan Guarino, in connection with our assumption of an aggregate of $502,500 principal amount Series A 12% Cumulative Convertible Promissory Notes of Keiretsu Corporation (which corporation we acquired in May of 1998) and the conversion of said Promissory Notes.

    On July 22, 1998, we issued an aggregate of 502,500 shares of our common stock, valued at $502,500 or $1.00 per share, to the following nine accredited investors: Douglas Nagel, James Hall, Robert Hall, Emil Investments Ltd., Soultana Demakos, Nostradamus S.A., Salvatore R. Cerruto, and Stephan Guarino, in connection with our assumption of an aggregate of $502,500 principal amount Series A 12% Cumulative Convertible Promissory Notes of Keiretsu Corporation and the conversion of said Promissory Notes.

    On July 22, 1998, pursuant to Rule 504, we issued 391,000 shares of our common stock to the following 40 persons for an aggregate purchase price of $391,000 or $1.00 per share: Randolph N. Patton; Bryan E. Brandon; Joseph H. Wilcox; Tamara L. Davis; James W. Dunn; Debra Palla; Donald R. Philpott; Mark L. Horwitz; Len Aronoff; Billie E. Davis Jr.; Scott A. Landis; Visual Company; Geoge Solovitz; Michele Darcy; Judith Brown ITF Robin J. and Bernadine F. Abel Trust; John J. Flynn; Mason R. McCleod; Lee Meier; Heidi Kohl; Thomas O'Day; Virginia Beasly; Shannon Schmidt; Kenneth Hoskinson; Van Koinis; Mitchell Shayne Estep; Peter J. Schreyer; Randall W.Garrison; George Gerson; Shelley Diaz; Emily
A. Skalko; Frederick A. Lenz; Jimmy Dean Dowda; Bryan King; William K. Price; Robert C. Kain Jr.; Marcy Studzinski; Irene Kline; Kenneth C. Voigt; Robert D. Keleher; and Thomas Cascino.

    On July 22, 1998, pursuant to Rule 504, we issued 7,500 shares of our common stock, valued at $7,500 or $1.00 per share, to Michelle Kramish Kain for legal services.

    Pursuant to a consulting agreement of July 22, 1998 and pursuant to Rule 504, we agreed to issue 990,000 shares of our common stock, to Stratcomm Media Ltd. for an aggregate purchase price of $99,000, or $.10 per share; and we agreed to issue 125,000 shares of our common stock, valued at $12,500 or $.10 per share, to Stratcomm Media Ltd. for advisory services rendered relating to selling the stock noted above.

    On June 13, 1998, we entered into an agreement for services and the EduNext program, pursuant to which we agreed to issue 20,000 shares of our restricted common stock valued at $20,000 or $1.00 per share, to Marlene Goss for services and a software license.

    On May 20, 1998, we issued 6,000,000 shares of our common stock valued at $660,000 or $.11 per share, to the ten shareholders of Keiretsu Corporation in exchange for all of their shares of common stock in Keiretsu.

    On March 20, 2000, we issued options exercisable for 200,000 shares of our common stock to Gerard T. Drumm, one of our employees, at an exercise price of $5.15 per share.

    On March 20, 2000, we issued options exercisable for 105,000 shares of our common stock to Tim Sexton, one of our employees, at an exercise price of $5.15 per share.

    On March 20, 2000, we issued options exercisable for 75,000 shares of our common stock to Michael Metzger, one of our employees, at an exercise price of $5.15 per share.

    On March 20, 2000, we issued options exercisable for 50,000 shares of our common stock to Luc Morgan, one of our employees, at an exercise price of $5.15 per share.

    On March 20, 2000, we issued options exercisable for 20,000 shares of our common stock to Angela Gray, one of our employees, at an exercise price of $5.15 per share.

    On January 14, 2000, we issued options exercisable for 250,000 shares of our common stock to John Banigan, one of our employees, at an exercise price of $5.65 per share.

    On December 3, 1999, we issued options exercisable for 75,000 shares of our common stock to William Weld, one of our directors, at an exercise price of $3.0625 per share.

    On October 22, 1999, we issued options exercisable for 50,000 shares of our common stock to Theresa Wallace, one of our employees, at an exercise price of $2.30 per share.

    On August 12, 1999, we issued options exercisable for 250,000 shares of our common stock to Allan Cohen, one of our employees, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 20,000 shares of our common stock to Kristen diNovi, one of our employees, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 25,000 shares of our common stock to Gina Elton, one of our employees, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 15,000 shares of our common stock to Toni Ingram, one of our employees, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 15,000 shares of our common stock to Tony Jones, one of our employees, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 200,000 shares of our common stock to Laura Kohn, one of our employees at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 15,000 shares of our common stock to Vinessa Mathias, one of our employees, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 15,000 shares of our common stock to Candice Meyer, one of our employees, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 250,000 shares of our common stock to Michael Norton, one of our employees at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 50,000 shares of our common stock to George Perla, one of our employees, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 20,000 shares of our common stock to Kathryn Sachdev, one of our employees, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 45,000 shares of our common stock to Tim Sexton, one of our employees, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 10,000 shares of our common stock to Jacci Swope, one of our employees, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 20,000 shares of our common stock to Don Boltz, who, at the time was one of our employees and is now and employee of entrade.com, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 15,000 shares of our common stock to Alex Fogel who, at the time was one of our employees and is now and employee of entrade.com, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 15,000 shares of our common stock to Bonnie Hall who, at the time was one of our employees and is now and employee of entrade.com, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 10,000 shares of our common stock to Mary Harris who, at the time was one of our employees and is now and employee of entrade.com, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 80,000 shares of our common stock to Jeff Kohn who, at the time was one of our employees and is now and employee of entrade.com, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 10,000 shares of our common stock to Arisa Kubo who, at the time was one of our employees and is now and employee of entrade.com, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 15,000 shares of our common stock to George Losse who, at the time was one of our employees and is now and employee of entrade.com, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 20,000 shares of our common stock to Luc Morgan who, at the time was one of our employees and is now and employee of entrade.com, at an exercise price of $2.69 per share

    On August 12, 1999, we issued options exercisable for 20,000 shares of our common stock to Alex Polkhovsky who, at the time was one of our employees and is now and employee of entrade.com, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 17,500 shares of our common stock to Stuart Ross who, at the time was one of our employees and is now and employee of entrade.com, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 17,500 shares of our common stock to Tom Schneider who, at the time was one of our employees and is now and employee of entrade.com, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 10,000 shares of our common stock to Cathy Van Horn who, at the time was one of our employees and is now and employee of entrade.com, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 10,000 shares of our common stock to Jeff Xiong who, at the time was one of our employees and is now and employee of entrade.com at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 10,000 shares of our common stock to Linda Delaney who, at the time was one of our employees and is now and employee of entrade.com, at an exercise price of $2.69 per share.

    On August 12, 1999, we issued options exercisable for 10,000 shares of our common stock to Chris Schneid who, at the time, was one of our employees and is now and employee of entrade.com, at an exercise price of $2.69 per share.

    Unless otherwise indicated, the sales set forth above are claimed to be exempt from registration with the Securities and Exchange Commission pursuant to
Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering, because (i) we sold those securities to financially sophisticated individuals who at the time of purchase were fully aware of our activities, as well as our business and financial condition,
(ii) there was no advertising for or general solicitation of investors, and (iii) when these securities were acquired for investment purposes, investors understood the ramifications of their investment. All certificates representing the shares issued by us as set forth herein which are currently outstanding, except for those shares sold pursuant to Rule 504, have been properly legended.

    Alexander, Wescott & Co., the placement agent for the 6% convertible debentures, received a commission equal to $129,000 in cash and 98,950 shares of our common stock valued at $148,425 or $1.50 per share. We issued an additional 100,000 share of our common stock, valued at $150,000 or $1.50 per share, to Alexander, Wescott & Co. as a settlement for any outstanding claims.

    D.H. Blair Investment Banking Corp., the placement agent for each of the offerings that took place on September 22, 1999 for 912,669 shares of our common stock, August 25, 1999 for 1,435,000 shares of our common stock, July 23, 1999 for 5,057,000 shares of our common stock, and March 4, 1999 for 2,000,000 shares of our common stock received a commission equal to 10% of the gross proceeds for each of the offerings, a nonaccountable expense allowance equal to 3% of the gross proceeds for each of the offerings and warrants to purchase a total of 940,467 shares of our common stock. We also entered into an agreement with D.H. Blair which gives D.H. Blair the right to a fee if we enter into a merger, acquisition, joint venture, debt or lease placement or similar on or off-balance sheet corporate finance transaction, product or technology licensing arrangements, research and development sponsorships or products or service sales with an entity that was introduced to us by D.H. Blair. D.H. Blair also received registration rights with respect to the 2,000,000 shares of our common stock it owns and the 940,467 shares of our common stock into which the warrants are convertible at $1.80 per share. In addition, D.H. Blair has the right to appoint a director to our board of directors.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

GENERAL

    Our certificate of incorporation authorizes 100,000,000 shares, $.001 par value per share, of common stock and 10,000,000 shares, $.01 par value per share, of preferred stock. In May 1999, a majority of the shareholders approved an amendment to our certificate of incorporation creating a class of preferred stock and authorizing 10,000,000 shares. We have not yet notified the shareholders of record as required by Delaware Law. We plan to ask our shareholders to ratify the amendment to our certificate of incorporation for the preferred stock. As of March 31, 2000, we had 39,789,700 shares of common stock issued and outstanding, assuming no exercise of outstanding warrants and options, as described below, and not including the 705,014 shares of our common stock we have agreed to issue upon the conversion of our debentures, as described below. No shares of preferred stock are issued and outstanding.

    The following summary of the terms and provisions of our capital stock is not complete, and you should read our certificate of incorporation and bylaws, copies of which have been filed as exhibits to this registration statement.

COMMON STOCK

    VOTING. Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by the board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted holders of any preferred stock, amendments to our certificate of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of our common stock. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

    DIVIDENDS. Subject to any preferential rights of any outstanding series of preferred stock created by the board of directors from time to time, the holders of shares of our common stock will be entitled to cash dividends as may be declared from time to time by the board of directors.

    LIQUIDATION. Subject to any preferential rights of any outstanding series of preferred stock created from time to time by the board of directors, upon our liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all of our assets available for distribution to such holders.

PREFERRED STOCK

    Our board of directors is authorized to issue preferred stock in series from time to time with such designations, rights, preferences and limitations as our board of directors may declare by resolution. The rights, preferences and limitations of separate series' of preferred stock may differ with respect to such matters as may be determined by the board of directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. The potential exists, therefore, that additional shares of preferred stock might be issued which would grant dividend preferences and liquidation preferences to preferred stockholders over common stockholders. Unless the nature of a particular transaction and applicable statute require such approval, the board of directors has the authority to issue shares of preferred stock without stockholder approval. The issuance of preferred stock may have the effect of delaying or preventing a change in control without any further action by stockholders.

REGISTRATION RIGHTS

    The following parties have the right to demand that we register our securities that they hold:

    HOLDERS OF SERIES A 6% CUMULATIVE CONVERTIBLE DEBENTURES: We were obligated to file a registration statement under the Securities Act of 1933 to register the shares of our common stock underlying the debentures by May 3, 1999. We have not fulfilled this obligation and, as a result, a penalty may be accruing equal to 2% of the face value of the debentures to each debenture holder for each month the filing of the registration statement has been and continues to be delayed past May 3, 1999. We may also be subject to an additional 2% penalty for each month the registration statement is not effective beginning 90 days following the date we file the registration statement with the Securities and Exchange Commission. Holders of $864,500 in principal amount of the debentures, representing 87.5% of the principal amount issued, have elected to convert their debentures into 705,014 shares of our common stock in full satisfaction of our obligations to those holders. We have committed to file a registration statement covering the 705,014 shares within 60 days of the effectiveness of this registration statement. Debentures totaling $125,000 in principal amount matured on March 22, 2000 and remain outstanding pursuant to their terms. See "Debentures", below.

    STOCKHOLDERS FROM D.H. BLAIR PRIVATE PLACEMENT OFFERINGS: We agreed with the holders of 7,404,667 shares of our common stock obtained in a series of three private placement transactions on July 23, 1999, August 25, 1999 and September 23, 1999, to file a registration statement by May 23, 2000 and use our best efforts to have the registration statement declared effective by July 23, 2000. This right is limited to one registration statement. In addition, all the holders of such shares have piggy-back registration rights for two registration statements.

    D.H. BLAIR AND TRANSFEREES: We agreed with D.H. Blair, the holder of 2,000,000 shares of our common stock and warrants convertible into 940,467 shares of our common stock at $1.80 per share, to file a registration statement by October 4, 1999 covering the 2,000,000 shares. D.H. Blair has transferred 717,500 of the 940,467 warrants and the registration rights were transferred to each transferee. We have not filed the registration statement and, as a result, D.H. Blair may have a claim that it is entitled to
    (1) 200,000 shares for each month the effectiveness of the registration statement is delayed beyond October 4, 1999 plus (2) such number of shares equal to (A) $3,000,000 multiplied by (B) the quotient of (x) the closing bid price on the seven month anniversary of the closing less the closing bid price of the common stock on the date such registration statement is declared effective divided by (y) $1.50. We also agreed, commencing on December 4, 1999, to (1) make and keep public information available as such term is defined under Rule 144 and (2) to file with the SEC all reports required under the Securities Exchange Act of 1934. In addition, with respect to the warrants, until March 4, 2002, upon giving us twenty days notice, D.H. Blair and its transferees have the right to demand that all or a part of their shares be registered. This right is limited to two registration statements. We must give 30 days written notice of our intention to file a registration statement to D.H. Blair and its transferees and must, upon request, include such shares as D.H. Blair and its transferees designate in this registration statement. This right is limited to two registration statements. There is no requirement that the warrant holders exercise any warrant, at any time other than "during the exercise period" to have the underlying shares registered, which could result in our having to maintain the effectiveness of the registration statement throughout the exercise period.

    CONSULTANTS: We issued to each of Ralph Isham and Arnold Kling, as consideration for consulting services provided to us by GTI Venture Partners LLC, a warrant for 100,000 shares of our common stock exercisable until April 1, 2003 at an exercise price of $2.25 per share. During the exercise period of the warrants, Messrs. Isham and Kling each have unlimited piggy-back regulation rights to include their shares in any registrations statements on Form S-1 or SB-2 which register for resale any of our securities.

    JENCOM DIGITAL TECHNOLOGIES, LLC: We have agreed with JenCom as the holder of 2,000,000 shares of our common stock to file a registration statement to register JenCom's shares by May 17, 2000.

    WARREN ROTHSTEIN, THOMAS SETTINERI AND GARY LEVI: We issued 4,000,000 shares of our common stock to Warren Rothstein in connection with our joint venture, ATM Service, Ltd. and 1,000,000 shares of our common stock to Thomas Settineri and Gary Levi in connection with our acquisition of The Intrac Group. Messrs. Rothstein, Settineri and Levi have unlimited piggy-back registration rights with respect to their shares. Mr. Rothstein agreed to waive his registration rights with respect to the next registration statement we file.

    GOLDPLATE HOLDINGS: We issued, to Alexander, Wescott & Co., as consideration for its services as our placement agent for an offering of our Series A 6% Convertible Debentures and as a settlement for any claims, 198,950 shares of our common stock with unlimited piggy-back registration rights. Alexander, Wescott & Co. subsequently transferred these shares to Goldplate Holdings.

    MICHELLE KRAMISH KAIN: We issued to Michelle Kramish Kain 150,000 shares of common stock for which she has unlimited piggy-back registration rights.

    NEW AMERICA NETWORK, INC.: We issued 750,000 shares of our common stock to New American Network, Inc., in connection with our joint venture, NAI Direct, Inc. We issued an additional 750,000 shares, currently held escrow, which will be delivered to New America Network upon the attainment of cumulative gross revenues of at least $2,000,000 within 24 months of the launch of the NAIdirect.com web site. New American Network, Inc. has unlimited piggy-back registration rights for any registration statements filed after January 1, 2000.

DEBENTURES

    On March 22, 1999, we issued, in a private placement, $989,500 in principal amount of Series A 6% cumulative convertible debentures. To date, holders of $864,500 in principal amount of these debentures have elected to convert their debentures into an aggregate of 705,014 shares of our common stock. We have issued 479,109 shares to date and will issue 225,905 upon receipt of the original debentures or affidavits of loss. $125,000 in principal amount of the debentures remain outstanding. The debentures matured on March 22, 2000. We are in the process of negotiating with the remaining holders of the debentures to convert their debentures into our common stock. If the remaining debentures are not converted into common stock in accordance with the terms of the debentures, we will have to pay the remaining principal amount plus interest and related costs to the remaining holders.

WARRANTS

CONSULTING WARRANTS

    As compensation for consulting services from GTI Venture Partners LLC, we issued to each of Ralph Isham and Arnold Kling 100,000 warrants. Each such warrant entitles Mr. Isham and Mr. Kling to purchase one share of common stock at an exercise price of $2.25 per share (subject to adjustment for stock splits, combinations and reclassifications) at any time for a period of four years from April 2, 1999. We may call and redeem these warrants at $.01 per warrant upon 10 days prior written notice in the event of a reorganization, sale, merger, conveyance, combination, etc. as defined in the warrants but only if the value of the common stock following the occurrence thereof equals or exceeds $10.00 per share. The warrants have piggy-back registration rights and the shares issuable upon exercise of the warrants are being registered in this registration statement. The warrants do not confer upon the holders thereof any voting, dividend or other rights as stockholders.

D.H. BLAIR WARRANTS

    As part of its compensation for acting as placement agent in connection with our private placement offering in May through September, 1999, our placement agent, D.H. Blair Investment Banking Corp. received warrants for acting as placement agent and in connection with D.H. Blair's purchase of 2,000,000 shares of common stock in March 1999. These warrants entitle D.H. Blair to purchase 940,467 shares of our common stock at a purchase price of $1.80 per share. Subsequent to their issuance, D.H. Blair transferred 717,500 of these warrants. The warrants earned in each closing are exercisable for three-year periods from the closing dates.

TRANSFER AGENT

    The transfer agent for our common stock is American Stock Transfer and Trust Company located at 40 Wall Street, New York, NY 10005; telephone number
(212) 936-5100.

ITEM 12. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Our bylaws provide that we will indemnify our directors and officers and other corporate agents to the fullest extent authorized by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except with respect to liability for:

    - any breach of their duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

    - any transaction from which the director derived an improper personal benefit.

This provision will have no effect on any non-monetary remedies that may be available to us or our stockholders, nor will it relieve us or other officers or directors from compliance with federal or state securities laws.

    Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity regardless of whether the bylaws would permit such indemnification. At present, we have officers' and directors' insurance liability for our directors with an annual aggregate coverage limit of ten million dollars.

    We have not entered into indemnification agreements with our directors and executive officers that would require us to indemnify them against liabilities arising by virtue of their status or service as directors or executive officers.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

    The Financial Statements and Supplementary Data required by this Item are included in Item 15 of this registration statement.

ITEM 14. CHANGE IN ACCOUNTANTS.

    In August 1999, we selected Ernst & Young LLP as our principal independent auditors to replace Richard A. Eisner & Company LLP. We dismissed Richard A. Eisner & Company LLP in August 1999. In connection with the audit for the fiscal year ended September 30, 1998, and during the interim period through August 1999 there were no disagreements with Richard A. Eisner & Company LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Richard A. Eisner & Company LLP, would have caused them to make reference to the matter in their report. The report of Richard A. Eisner & Company LLP on our financial statements for the fiscal year ended September 30, 1998 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Our decision to change our accountants was not approved by our Board of Directors or any committee of the Board.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(A) FINANCIAL STATEMENTS

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

WORLDWIDE WEB NETWORX CORPORATION

Reports of Independent Auditors.............................  F-2

Consolidated Balance Sheets.................................  F-4

Consolidated Statements of Operations.......................  F-5

Consolidated Statements of Stockholders' Equity.............  F-6

Consolidated Statements of Comprehensive Income.............  F-7

Consolidated Statements of Cash Flows.......................  F-8

Notes to Consolidated Financial Statements..................  F-9 - F-31

WORLDWIDE WEB NETWORX CORPORATION UNAUDITED PRO FORMA
  INFORMATION

Unaudited Pro Forma Condensed Combined Statements of
  Operations - Basis of Presentation........................  F-32

Unaudited Pro Forma Condensed Combined Statements of
  Operations................................................  F-33

Notes to Unaudited Pro Forma Condensed Combined Statements
  of Operations.............................................  F-34 - F-35

INSTRA CORPORATION, A PREDECESSOR COMPANY

Independent Auditors' Report................................  F-36

Balance Sheet...............................................  F-37

Statement of Operations.....................................  F-38

Statement of Shareholders' Equity and Accumulated Deficit...  F-39

Statement of Cash Flows.....................................  F-40

Notes to Financial Statements...............................  F-41 - F-43

THE INTRAC GROUP, INC. FOR THE YEARS ENDED DECEMBER 31, 1998
  AND 1997 AND FOR THE PERIOD JANUARY 1, 1999 TO JULY 23,
  1999

Independent Auditors' Report................................  F-44

Balance Sheets..............................................  F-45

Statements of Operations....................................  F-46

Statements of Shareholders' Equity (Deficit)................  F-47

Statements of Cash Flows....................................  F-48

Notes to Financial Statements...............................  F-49 - F-51

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
WorldWide Web NetworX Corporation

    We have audited the accompanying consolidated balance sheet of WorldWide Web NetworX Corporation as of September 30, 1999 and the related consolidated statements of operations, stockholders' equity, comprehensive income and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WorldWide Web NetworX Corporation as of September 30, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
January 17, 2000

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
WorldWide Web NetworX Corporation
Cherry Hill, New Jersey

    We have audited the accompanying consolidated balance sheet of WorldWide Web NetworX Corporation and subsidiary as of September 30, 1998 and the related consolidated statements of operations, changes in stockholders' equity, comprehensive income and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of WorldWide Web NetworX Corporation and subsidiary as of September 30, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

Richard A. Eisner & Company, LLP
New York, New York
April 13, 1999

                       WORLDWIDE WEB NETWORX CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 SEPTEMBER 30       DECEMBER 31
                                                              -------------------   -----------
                                                                1999       1998        1999
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 7,234     $  792      $ 5,053
  Short-term investments....................................   29,475         --       73,575
  Accounts receivable (net of allowance for doubtful
    accounts of $19, $0 and $19, respectively)..............      858         49          863
  Prepaid expenses..........................................      143         --          155
                                                              -------     ------      -------
Total current assets........................................   37,710        841       79,646
Property and equipment, net.................................      295         27          324
Ownership interests and advances to Affiliated Companies....    2,744         --        2,556
Intangible assets (net of accumulated amortization of $109,
  $0 and $463, respectively)................................    4,884         --        5,990
Deferred financing costs (net of accumulated amortization of
  $155, $0 and $255 respectively)...........................      139         --           69
Other assets................................................       49        118          286
Deferred income taxes.......................................    1,690         --        2,208
                                                              -------     ------      -------
Total assets................................................  $47,511     $  986      $91,079
                                                              =======     ======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accrued expenses..........................................  $ 1,157     $   23      $ 1,216
  Accounts payable..........................................    1,530         40        1,317
  Deferred revenue..........................................      470         --        2,321
  Current portion of capital lease obligation...............       37         --           39
  Convertible debentures....................................      990         --          990
  Deferred income taxes.....................................    8,813                  26,398
                                                              -------     ------      -------
Total current liabilities...................................   12,997         63       32,281
Capital lease obligation, net of current portion............       39         --           29
Stockholders' equity:
  Preferred stock--authorized 10,000,000 shares, $.01 par
    value, none issued......................................       --         --           --
  Common stock--authorized 100,000,000 shares, $.001 par
    value; 38,455,569, 10,618,500 and 38,525,569 shares
    issued and outstanding, respectively....................       39         11           39
  Additional paid-in capital................................   36,443      1,136       36,638
  Retained earnings (deficit)...............................    1,393       (219)      (1,223)
  Unearned stock compensation...............................   (3,400)        --       (3,200)
  Subscription receivable...................................       --         (5)          --
  Accumulated other comprehensive income....................       --         --       26,515
                                                              -------     ------      -------
Total stockholders' equity..................................   34,475        923       58,769
                                                              -------     ------      -------
Total liabilities and stockholders' equity..................  $47,511     $  986      $91,079
                                                              =======     ======      =======

                            See accompanying notes.

                       WORLDWIDE WEB NETWORX CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              THREE MONTHS ENDED
                                                 YEAR ENDED SEPTEMBER 30          DECEMBER 31
                                                 ------------------------   -----------------------
                                                    1999          1998         1999         1998
                                                 -----------   ----------   ----------   ----------
                                                                                  (UNAUDITED)
Revenues
  Consulting...................................  $      762    $      50    $       38   $      163
  Media sales..................................         465           --           428           --
  Asset management.............................          82           --            75           --
  Cost recovery................................          30           --           473           --
  Management services..........................          --           --            27           --
                                                 ----------    ---------    ----------   ----------
Total revenues.................................  $    1,339    $      50    $    1,041   $      163
Operating expenses:
  Cost of revenues
    Consulting.................................         320           36            34          109
    Media......................................         442           --           410           --
    Cost recovery..............................          30           --           471           --
    Management services........................          --           --            16           --
                                                 ----------    ---------    ----------   ----------
  Total cost of revenues.......................         792           36           931          109
                                                 ----------    ---------    ----------   ----------
  Gross profit.................................         547           14           110           54
  Selling, general and administrative..........       5,280          140         2,673           78
  Depreciation and amortization................         597           13           374           --
  Writeoff of purchased research and
    development................................       3,036           --            --           --
  Impairment of software purchased for internal
    use........................................       5,583           --            --           --
                                                 ----------    ---------    ----------   ----------
Loss from operations...........................     (13,949)        (139)       (2,937)         (24)

Other income (expenses):
  Gain on sale of subsidiary...................      25,426           --            --           --
  Impairment of advances to Affiliated
    Companies..................................      (1,106)          --            --          (76)
  Interest expense.............................        (219)         (90)          (21)          --
  Amortization of debt issuance costs..........        (155)          --           (70)          --
  Interest income..............................          56           10            83            5
  Equity income (loss).........................      (1,578)          --          (188)          --
                                                 ----------    ---------    ----------   ----------
Total other income (expenses):                       22,424          (80)         (196)         (71)
                                                 ----------    ---------    ----------   ----------
Income (loss) before income taxes..............       8,475         (219)       (3,133)         (95)
Income tax expense (benefit)...................       6,863           --          (517)          --
                                                 ----------    ---------    ----------   ----------
Net income (loss)..............................  $    1,612    $    (219)   $   (2,616)  $      (95)
                                                 ==========    =========    ==========   ==========
Net income (loss) per share:
  Basic........................................  $     0.07    $   (0.03)   $    (0.07)  $    (0.01)
  Diluted......................................  $     0.07    $   (0.03)   $    (0.07)  $    (0.01)
                                                 ==========    =========    ==========   ==========
Weighted average shares outstanding:
  Basic........................................  21,906,553    8,602,000    35,634,369   10,841,321
  Diluted......................................  22,418,294    8,602,000    35,634,369   10,841,321
                                                 ==========    =========    ==========   ==========

                            See accompanying notes.

                       WORLDWIDE WEB NETWORX CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

  YEARS ENDED SEPTEMBER 30, 1999 AND THE THREE MONTHS ENDED DECEMBER 31, 1999

                         (IN THOUSANDS, EXCEPT SHARES)

                                                               ADDITIONAL   RETAINED                     UNEARNED
                                        COMMON       STOCK      PAID-IN     EARNINGS    SUBSCRIPTION       STOCK
                                        SHARES       AMOUNT     CAPITAL     (DEFICIT)    RECEIVABLE    COMPENSATION
                                      -----------   --------   ----------   ---------   ------------   -------------
Balance at October 1, 1997..........    6,000,000     $ 6       $    54     $     --        $ (5)         $    --
Issuance of common stock for:
Recapitalization with Instra........    2,100,000       2            (2)          --          --               --
Sale of convertible notes...........      502,500       1           250           --          --               --
Conversion of debt..................      502,500       1           341           --          --               --
Cash, net of issuance costs of
  $16...............................    1,381,000       1           473           --          --               --
Services rendered...................      132,500      --            20           --          --               --
Net loss............................           --      --            --         (219)         --               --
                                      -----------     ---       -------     --------        ----          -------
Balance at September 30, 1998.......   10,618,500      11         1,136         (219)         (5)              --
Issuance of common stock for:
  Services rendered.................    4,408,950       4         4,609           --          --           (4,000)
  Acquisition of ownership interests
    in Affiliated Companies.........   10,523,450      11        12,762           --          --               --
  Purchase of technology............    3,500,000       4         5,246           --          --               --
  Cash, net of issuance costs of
    $1,864..........................    9,404,669       9        12,234           --          --               --
Warrants issued in connection with
  services rendered.................           --      --           256           --                           --
Stock compensation..................           --      --           200           --          --              600
Receipt of subscription
  receivable........................           --      --            --           --           5               --
Net income..........................           --      --            --        1,612          --               --
                                      -----------     ---       -------     --------        ----          -------
Balance at September 30, 1999.......   38,455,569      39        36,443        1,393          --           (3,400)
Issuance of common stock for:
  Services rendered (unaudited).....       20,000      --            20           --          --               --
Lease agreement (unaudited).........       50,000      --            75           --          --               --
Stock compensation (unaudited)......           --      --           100           --          --              200
Net loss (unaudited)................           --      --            --       (2,616)         --               --
Unrealized appreciation, net of tax
  of $17,585 (unaudited)............           --      --            --           --          --               --
                                      -----------     ---       -------     --------        ----          -------
Balance as of December 31, 1999
  (unaudited).......................   38,525,569     $39       $36,638     $ (1,223)       $ --          $(3,200)
                                      ===========     ===       =======     ========        ====          =======

                                       ACCUMULATED
                                          OTHER            TOTAL
                                      COMPREHENSIVE    STOCKHOLDERS'
                                          INCOME          EQUITY
                                      --------------   -------------
Balance at October 1, 1997..........     $    --          $    55
Issuance of common stock for:
Recapitalization with Instra........          --               --
Sale of convertible notes...........          --              251
Conversion of debt..................          --              342
Cash, net of issuance costs of
  $16...............................          --              474
Services rendered...................          --               20
Net loss............................          --             (219)
                                         -------          -------
Balance at September 30, 1998.......          --              923
Issuance of common stock for:
  Services rendered.................          --              613
  Acquisition of ownership interests
    in Affiliated Companies.........          --           12,773
  Purchase of technology............          --            5,250
  Cash, net of issuance costs of
    $1,864..........................          --           12,243
Warrants issued in connection with
  services rendered.................                          256
Stock compensation..................          --              800
Receipt of subscription
  receivable........................          --                5
Net income..........................          --            1,612
                                         -------          -------
Balance at September 30, 1999.......          --           34,475
Issuance of common stock for:
  Services rendered (unaudited).....          --               20
Lease agreement (unaudited).........          --               75
Stock compensation (unaudited)......          --              300
Net loss (unaudited)................          --           (2,616)
Unrealized appreciation, net of tax
  of $17,585 (unaudited)............      26,515           26,515
                                         -------          -------
Balance as of December 31, 1999
  (unaudited).......................     $26,515          $58,769
                                         =======          =======

                            See accompanying notes.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                 (IN THOUSANDS)

                                                                  YEAR ENDED           THREE MONTHS ENDED
                                                                 SEPTEMBER 30             DECEMBER 31
                                                            ----------------------   ----------------------
                                                              1999          1998       1999          1998
                                                            --------      --------   --------      --------
                                                                                          (UNAUDITED)
Net income (loss).........................................   $1,612        $(219)    $ (2,616)       $(95)
Other comprehensive income:
  Unrealized holding gains in available-for-sale
    securities............................................       --           --       44,100          --
  Tax related to comprehensive income.....................       --           --      (17,585)         --
                                                             ------        -----     --------        ----
Net unrealized appreciation in available-for-sale
  securities..............................................       --           --       26,515          --
                                                             ------        -----     --------        ----
Comprehensive income (loss)...............................   $1,612        $(219)    $ 23,899        $(95)
                                                             ======        =====     ========        ====

                            See accompanying notes.

                       WORLDWIDE WEB NETWORX CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  YEAR ENDED         THREE MONTHS ENDED
                                                                 SEPTEMBER 30            DECEMBER 31
                                                              -------------------   ---------------------
                                                                1999       1998       1999        1998
                                                              --------   --------   ---------   ---------
                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................  $  1,612    $(219)     $(2,616)    $  (95)
Adjustments to reconcile net income (loss) to net cash used
  in operating activities:
  Purchased research and development........................     3,036       --           --         --
  Impairment of intangible asset............................     5,583       --           --         --
  Stock compensation........................................     1,216       20          308         --
  Depreciation..............................................        14        3           20          2
  Amortization..............................................       583       10          354         --
  Deferred income taxes.....................................     6,863       --         (517)        --
  Gain on sale of subsidiary................................   (25,426)      --           --         --
  Amortization of debt issuance costs.......................       155       --           70         --
  Amortization of debt discount.............................        --       80           --         --
  Equity loss...............................................     1,578       --          188         --
  Impairment of advance to Affiliated Companies.............     1,106       --           --         76
  Changes in operating assets and liabilities net of
    acquisitions:
    Accounts receivable.....................................     1,008      (49)          (5)      (170)
    Accounts payable........................................      (600)      20         (213)       (26)
    Accrued expenses........................................      (419)      40          (10)        46
    Prepaid expenses........................................      (143)      --          (12)        (5)
    Deferred revenue........................................       470       --          451         --
                                                              --------    -----      -------     ------
Net cash used in operating activities.......................    (3,364)     (95)      (1,982)      (172)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of ownership interests in Affiliated Companies,
  net of cash acquired......................................    (2,985)      --           --       (563)
Advances to Affiliated Companies............................    (1,850)      --           --         --
Acquisition of technology...................................      (750)      --           --         --
Proceeds from sale of subsidiary............................     2,602       --           --         --
Purchase of property and equipment..........................      (206)     (30)         (49)       (19)
Decrease (increase) in other assets.........................        70     (115)        (142)        83
                                                              --------    -----      -------     ------
Net cash used in investing activities.......................    (3,119)    (145)        (191)      (499)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible debentures............       990      503           --         --
Debt issuance costs incurred................................      (129)      --           --         --
Payments on line of credit..................................      (179)      --           --         --
Payment of capital lease obligation.........................        --       --           (8)        --
Net proceeds from issuance of common stock..................    12,243      484           --          5
                                                              --------    -----      -------     ------
Net cash provided by (used in) financing activities.........    12,925      987           (8)         5
                                                              --------    -----      -------     ------
Net increase (decrease) in cash and cash equivalents........     6,442      747       (2,181)      (666)
Cash and cash equivalents at beginning of period............       792       45        7,234        792
                                                              --------    -----      -------     ------
Cash and cash equivalents at end of period..................  $  7,234    $ 792      $ 5,053     $  126
                                                              ========    =====      =======     ======
NONCASH TRANSACTIONS
Capital lease obligation incurred...........................  $     76    $  --      $    --     $   --
Exchange of convertible notes for common stock..............        --      342           --         --
Receipt of stock for sale of subsidiary.....................    29,475       --           --         --
ISSUANCE OF COMMON STOCK FOR:
Acquisition of ownership interests in Affiliated
  Companies.................................................    12,773       --           --      1,597
Acquisition of technology...................................     5,250       --           --         --

                            See accompanying notes.

                       WorldWide Web NetworX Corporation
                   Notes to Consolidated Financial Statements
                    September 30, 1999 and December 31, 1999
      (Information as of December 31, 1999 and for the Three-Month Periods
                 Ended December 31, 1999 and 1998 is Unaudited)

1. ORGANIZATION AND BUSINESS

    WorldWide Web NetworX Corporation (the "Company") is a holding company engaged in business-to-business, or "B2B" e-commerce through a network of companies. The Company defines e-commerce as conducting or facilitating business transactions over the Internet. As of September 30, 1999 and December 31, 1999, the Company owned interests in nine companies, which are referred to in these financial statements as "Affiliated Companies." The Company enters into relationships, including joint ventures, strategic relationships and acquisitions, with off-line companies that have established distribution channels and fulfillment capability and provides e-commerce technology, consulting, marketing and business development services to the Companies. The Company's goal is to expand the markets, services and products and to improve the efficiencies of these businesses.

    In May 1998, Instra Corp. ("Instra"), a publicly traded Delaware corporation with minimal business operations exchanged 6,000,000 shares of Instra common stock for all the outstanding shares of Keiretsu Corporation ("Keiretsu"). Keiretsu was incorporated in Nevada on September 26, 1997 and did not commence operations until after the share exchange. Instra had 25,219,990 shares of common stock outstanding prior to the share exchange. As a condition of the share exchange, 14,719,990 shares of Instra common stock were canceled and the remaining outstanding shares were reduced to 2,100,000 at the rate of one share for each five shares outstanding as a result of a reverse stock split. As a result of the transaction, Keiretsu became a wholly owned subsidiary of Instra and the former Keiretsu stockholders became the owners of 74.1% of the outstanding Instra common stock. The transaction was treated as a recapitalization to which retroactive effect has been given in the accompanying financial statements. In conjunction with the merger, Instra changed its name to WorldWide Web NetworX Corporation.

2. SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS (UNAUDITED)

    The accompanying unaudited interim financial statements as of December 31, 1999 and for the three month periods ending December 31, 1999 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information pursuant to the rules and regulations of the SEC. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for fair presentation of the Company's financial position at December 31, 1999 and its operations and cash flows for the three month periods ending December 31, 1999 and 1998 have been included. Operating results for the three month period ended December 31, 1999 are not necessarily indicative of the results that may be expected for the year ending September 30, 2000.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company, its wholly owned subsidiary, The Intrac Group, Ltd. and its majority owned and controlled subsidiaries, ATM Service, Ltd., and Real Quest, Inc. The various interests that the Company acquires in its Affiliated Companies are accounted for under three methods: consolidation, equity method and cost method. The applicable accounting method is generally determined based on the Company's voting interest in an Affiliated Company unless significant minority rights are present.

CONSOLIDATION

    Affiliated Companies in which the Company directly or indirectly owns more than 50% of the outstanding voting securities are generally accounted for under the consolidation method of accounting. Under this method, an Affiliated Company's results of operations are reflected within the Company's statement of operations. All significant intercompany accounts and transactions are eliminated. Participation of other Affiliated Company shareholders in the earnings or losses of a consolidated Affiliated Company is reflected in the caption "Minority interest" in the Company's statement of operations. Minority interest adjusts the Company's consolidated results of operations to reflect only the Company's share of the earnings or losses of the consolidated Affiliated Company.

EQUITY METHOD

    Affiliated Companies whose results are not consolidated, but over whom the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to an Affiliated Company depends on an evaluation of several factors including, among others, representation on the Affiliated Company's Board of Directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the Affiliated Company, including voting rights associated with the Company's holdings in common, preferred and other convertible instruments in the Affiliated Company. Under the equity method of accounting, an Affiliated Company's results of operations are not included in detail within the Company's statement of operations; however, the Company's share of the earnings or losses of the Affiliated Company is reflected in the caption "Equity income (loss)" in the statement of operations.

    The amount by which the Company's carrying value exceeds its share of the underlying net assets of Affiliated Companies accounted for under the consolidation or equity method of accounting is recorded as goodwill and is amortized on a straight-line basis over its estimated useful life. Goodwill amortization adjusts the Company's share of the Affiliated Company's earnings or losses.

COST METHOD

    Affiliated Companies not accounted for under the consolidation or the equity method of accounting are accounted for under the cost method of accounting. Under this method, the Company's share of the earnings or losses of such companies is not included in the consolidated statement of operations. However, cost-method impairment charges are recognized in the consolidated statement of operations and deducted from the carrying value in the consolidated balance sheet, while the new cost basis is not increased if circumstances suggest that the value of the Affiliated Company has subsequently recovered.

                       WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company records its ownership interest in debt securities of Affiliated Companies accounted for under the cost method at cost. The Company records its ownership interest in equity securities of Affiliated Companies accounted for under the cost method at cost, unless these securities have readily determinable fair values based on quoted market prices, in which case these interests would be recorded at fair value. In addition to the Company's investments in voting and non-voting equity and debt securities, it periodically makes advances to its Affiliated Companies in the form of promissory notes which are accounted for in accordance with SFAS No. 114.

    The Company continually evaluates the carrying value of its ownership interests in and advances to each of its Affiliated Companies for possible impairment based on achievement of business plan objectives and milestones, the value of each ownership interest in the Affiliated Company relative to carrying value, the financial condition and prospects of the Affiliated Company, and other relevant factors. The business plan objectives and milestones the Company considers include, among others, those related to financial performance such as achievement of planned financial results or completion of capital raising activities, and those that are not primarily financial in nature such as the launching of a web site or the hiring of key employees. The fair value of the Company's ownership interests in and advances to privately held Affiliated Companies is generally determined based on the value at which independent third parties have or have committed to invest in its Affiliated Companies.

REVENUE RECOGNITION


    The Company principally derives its revenue by providing inventory liquidation and asset recovery services and from the purchase and resale of advertising media, merchandise or business services through its consolidated Affiliated Companies, ATM Service, Ltd. ("ATM Ltd.") and The Intrac Group, Ltd. ("Intrac") throughout North America. The Company derived substantially all of its revenue from customers in the United States. Less than 1% of revenues were derived from foreign customers, located principally in Canada and Mexico. The Company plans to expand its operations throughout the world. For the fiscal year ended September 30, 1999, as well as for the three months ended December 31, 1999, no customer for whom the Company provided these services represented 10% or more of the Company's total revenues.


    The Company will contract with a customer to sell for the customer large blocks of assets or inventory under asset management, liquidation, or cost recovery agreements. In an asset management agreement, the Company acts as an agent and sells the assets for cash receiving a commission based on a percentage of the proceeds of the sale. The Company records the commission received as revenue when the asset is shipped.

    Under both liquidation and cost-recovery agreements, the Company takes title to the assets and assumes the risk of loss. The Company is not required, by either type of agreement, to make any cash payments to the customer for the assets purchased until such time as the Company sells the assets. These payments pertain to the portion of assets actually sold. The ultimate cost to the Company is a contracted percent of the amount the Company sells the inventory for, which is uncertain until a sale occurs. Accordingly, the Company does not record inventory for any assets purchased under these agreements.

    Revenues associated with asset management and cost recovery services are equal to the gross cash received from the sale, because the Company assumes the risk of loss, and are recognized when the

                       WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) inventory sold is shipped. However, if the transactions involve the issuance of trade credits, the Company will defer a portion of the revenue attributable to cash received under asset management and cost-recovery agreements to reflect the outstanding commitment applicable to the future redemption of the trade credits as discussed below.

    The transactions conducted under asset management and cost recovery agreements can also be settled, in part, in credits to purchase advertising media, merchandise, or business services ("trade credits"). Trade credits issued to customers represent the difference between the contracted value of the inventory as negotiated with the customer and the cash paid to the customer upon the sale of the inventory. Trade credits are not redeemable by customers for cash. The contracted value of the inventory is mutually agreed upon by the Company and the customer at the time an agreement is reached and is usually in excess of the cash liquidation value. The Company is not required to remit cash or any other form of payment other than trade credits for the difference between the contracted value and the cash paid for the inventory. Certain liquidation and cost recovery agreements are transacted exclusively in trade credits.

    The Company issues two types of trade credits, "combination trade credits" and "straight trade credits." Under a combination trade credit arrangement, the customer purchases goods and services from the Company and pays for the goods and services in both cash and the redemption of trade credits. The ratio of cash to combination trade credits that make up the total purchase price to be used in purchases from the Company is determined on a transaction-by-transaction basis.

    To redeem combination trade credits, a customer must contact the Company and request that the Company provide advertising media, merchandise or business services. The Company will attempt to purchase the requested products for cash or with a combination of cash and trade credits. The Company has no liability or obligation to the customer if it is unable to obtain any of the items requested that are not already within the Company's inventory of services or that it cannot reasonably obtain. The Company's inventory of services is minimal at any given time. The Company relies on its ability to readily obtain these services from its vendors to satisfy its obligations. The obligation to redeem combination trade credits represents a best efforts obligation of the Company. The face value of combination trade credits have neither any recordable obligation nor do they represent a fixed and determinable liability. However, as noted above, the Company defers a portion of its revenue attributed to the cash received under the asset management and cost recovery agreements to reflect the Company's cost to redeem the trade credits. When the Company redeems combination trade credits, it recognizes revenue equal to the cash received from the customer for the goods and services plus, if applicable, the pro rata portion of the deferred revenue relating to the liquidation of the assets that gave rise to the trade credits.

    The Company may also issue straight trade credits to its customers. These credits are issued as an additional incentive to its customers to enter into asset management and cost recovery agreements. Straight trade credits are typically issued in conjunction with combination trade credits and similar to combination trade credits are issued for the purchase of advertising media, merchandise or business services. However, unlike combination trade credits, straight trade credits allow the customer to acquire goods and services without the use of cash. Additionally, the customer and the Company pre-negotiate the types of media, merchandise or business services for which the straight trade credits will be redeemed. When the customer redeems straight trade credits, the Company recognizes revenue equal to the pro rata portion of the deferred revenue relating to the liquidation of the assets that gave rise to

                       WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the trade credits. Cost of revenue is recognized for the cash paid by the Company for the goods and services purchased on behalf of the customer.

    Deferred revenue from asset management, liquidation and cost-recovery services was $470,000 at September 30, 1999 and $2,321,000 at December 31, 1999.

    Unredeemed Combination trade credits totaled $8,017,000 at September 30, 1999. The vendor must redeem the trade credits within specified periods ranging from 2 to 5 years. Trade credits redeemable for the next four years are as follows: $2,259,000 in 2000, $1,445,000 in 2001, $1,270,000 in 2002, and
$3,043,000 in 2003. Unredeemed straight trade credits of $230,000 at September 30, 1999 and $350,000 at December 31, 1999 are included in deferred revenue.


    The Company also generated revenue by providing consulting services throughout North America during the year ended September 30, 1999. Less than 1% of consulting revenues were derived from foreign customers, outside of the United States, located principally in Canada. Consulting revenues are recognized in the period in which the consulting services are performed. The Company derived 36% of its total revenues for the year ended September 30, 1999 from one customer to whom it provided consulting services. Of the total consulting revenues for the year ended September 30, 1999, $529,000 was attributable to Entrade which was sold in September 1999 (Note 9).


CASH EQUIVALENTS

    The Company considers as cash equivalents all highly liquid investments with a maturity of three months or less when purchased.

SHORT-TERM INVESTMENTS

    The Company classifies its short-term investments as available for sale. Such investments are recorded at fair value based on quoted market prices, with unrealized gains and losses, which are considered to be temporary, recorded as other comprehensive income or loss until realized. The cost of short-term investments sold is based on the average cost method.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets which average from three to five years.

SOFTWARE DEVELOPMENT COSTS

    Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional development costs are capitalized in accordance with Statement of Financial Accounting Standard ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Capitalization ceases upon general release to customers. Amortization of such capitalized costs is the greater of the amount computed using (i) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues of that product or (ii) the straight-line method over the remaining estimated economic life of the product, including the period being reported on. Amortization begins

                       WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) when the product is available for general release to customers. During 1999, the Company recognized research and development expenses totaling $3,036,000 for proprietary internet software technologies, which were not technologically feasible at the date they were purchased. These technologies were purchased from JenCom Digital Technologies, Inc. and contributed to WWWX-Jencom, LLC (Note 5).

    The Company performs an ongoing review of the recoverability of its capitalized software costs. At the time a determination is made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the applicable software, any remaining capitalized amounts are written off.

INTERNAL USE SOFTWARE

    Effective for fiscal years beginning after December 15, 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires all costs related to the development or purchase of internal use software, other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company adopted SOP 98-1 on October 1, 1998 and capitalized $6,000,000 of software obtained for internal use (Note 5). Capitalized software costs are amortized on a straight-line basis over three years. Amortization related to the capitalized software was $417,000 for the year ended September 30, 1999. In September 1999, the Company determined that it would not use the software it capitalized and there was no identified market for its sale to others. Accordingly, the unamortized balance of this software of $5,583,000 was written off at September 30, 1999. To date, the Company has expensed all costs incurred for web-site development.

INTANGIBLE ASSETS

    Intangible assets consist of goodwill attributable to businesses acquired. Goodwill represents the excess of the cost of businesses acquired over the fair value of the related net assets at the date of acquisition. Goodwill is amortized using the straight-line method over an expected useful life of 3 to 5 years.

LONG-LIVED ASSETS

    The Company evaluates impairment of its intangible and other long-lived assets, including goodwill, in accordance with Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. In making such determination, management compares the estimated future cash flows, on an undiscounted basis, of the underlying operations or assets with their carrying value to determine if any impairment exists. If an impairment exists, any adjustment is determined by comparing the carrying amount to the fair value of the impaired asset. The Company considers all impaired assets "to be held and used" until such time as management commits to a plan to dispose of the impaired asset. At that time, the impaired asset is classified as "to be disposed of" and is carried at its fair value less its cost of disposal.

                       WORLDWIDE WEB NETWORX CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEFERRED FINANCING COSTS

    Deferred financing costs are amortized based on the interest method over the term of the associated debt agreement.

NET INCOME (LOSS) PER SHARE

    Basic net income (loss) per share is calculated by dividing net income
(loss) by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share reflects the potential dilution of securities by including other common stock equivalents, including stock options, convertible debt, and warrants to purchase common stock in the weighted average number of common shares outstanding for a period, if dilutive. Contingently issuable shares are included in diluted net income per share, if dilutive, based on the number of shares, if any, that would be issuable under the terms of the arrangement if the end of the reporting period were the end of the contingency period.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. The Company's customer base is mainly in the United States. The Company does not require collateral or other security to support credit sales, but provides an allowance for bad debts based on historical experience and specifically identified risks.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company has the following financial instruments: cash and cash equivalents, short-term investments, accounts receivable, accounts payable, convertible notes, and accrued expenses. The carrying value of these financial instruments approximates their fair value.

ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company has adopted Statement of Financial Accounting Standards
No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS No. 123). The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) but disclose the pro forma effects on net income or loss as if the fair value been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option plan, and accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the date of grant.

RECENT ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (SFAS No. 133), which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under SFAS No. 133, accounting for changes in fair value of a derivative depends on its intended use and designation. SFAS No. 133, is effective for fiscal years beginning after June 15, 2000. The Company has not yet determined the impact of this pronouncement or when it will adopt it.

                       WORLDWIDE WEB NETWORX CORPORATION

                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

3. SHORT-TERM INVESTMENTS

    Short-term investments at September 30, 1999 and December 31, 1999 consisted of 1,800,000 shares of common stock of Entrade Inc. received as consideration for the sale of a subsidiary to Artra (Note 9). These shares are restricted as to sale until September 23, 2000, however, the shares may be pledged as collateral by the Company. The quoted market value of the Entrade Inc. (a NYSE company formerly named Artra) shares held by the Company was $55,575,000 at March 31, 2000. Entrade Inc. is a public company subject to the reporting requirements of the U.S. Securities and Exchange Commission.

    The following summarizes the audited balance sheet and statement of operations information reported by Entrade Inc. at December 31, 1999 and for the year then ended and the unaudited balance sheet and statement of operations at September 30, 1999 and the nine months then ended, respectively. (amounts in thousands, except per share data)

                                                              SEPTEMBER 30,   DECEMBER 31,
BALANCE SHEET                                                     1999            1999
-------------                                                 -------------   ------------
Current assets..............................................     $15,185         $15,326
Non-current assets..........................................      14,230          65,432
Current liabilities.........................................      10,639          20,217
Non-current liabilities.....................................          --          12,721

                                                              NINE MONTHS ENDED       YEAR ENDED
STATEMENT OF OPERATIONS                                       SEPTEMBER 30, 1999   DECEMBER 31, 1999
-----------------------                                       ------------------   -----------------
Net revenues................................................       $    --             $  4,542
Cost of revenues, exclusive of depreciation and
  amortization..............................................            --                1,759
Loss from continuing operations.............................        (6,254)             (19,304)
Net loss....................................................        (6,254)             (19,304)
Net Loss per Share:
  Basic.....................................................       $ (1.51)            $  (3.65)
  Diluted...................................................       $ (1.51)            $  (3.65)

4. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following (amounts in thousands):

                                                                 SEPTEMBER 30
                                                              -------------------   DECEMBER 31
                                                                1999       1998        1999
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
Office equipment............................................    $100       $21         $147
Office furniture............................................     117         9          119
Equipment under capital lease...............................      76        --           76
Leasehold improvements......................................      19        --           19
                                                                ----       ---         ----
                                                                 312        30          361
Accumulated depreciation....................................     (17)       (3)         (37)
                                                                ----       ---         ----
Total property and equipment................................    $295       $27         $324
                                                                ====       ===         ====

                       WORLDWIDE WEB NETWORX CORPORATION

                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

5. ACQUISITIONS OF OWNERSHIP INTERESTS IN AFFILIATED COMPANIES

ENTRADE INC.

    Between December 1998 and February 1999, the Company acquired all of the outstanding equity interests of BarterOne, LLC ("BarterOne"), a Delaware limited liability company. The Company issued 2,523,450 shares of its common stock and paid cash of $1,056,000 to purchase BarterOne. The Company's CEO and principal stockholder at the date of the transaction, Robert D. Kohn, received 475,000 shares of the Company's Common Stock for his option to acquire a 4.5% interest in BarterOne which was granted to him by PECO Energy Company in exchange for compensation and concessions. Energy Trading Company, a wholly owned subsidiary of PECO Energy Company, received consideration of $480,000 and 416,666 shares of the Company's common stock for its 51% ownership interest in BarterOne. BarterOne held worldwide perpetual licensing rights to the ORBIT system software (Online Reciprocal Business and Inventory Transaction System), an electronic commerce system to be used as a transaction tool over the Internet, and was engaged in the business of developing and marketing online asset management and remarketing programs to major corporations. In December 1997, BarterOne was incorporated in Delaware as a joint venture between Energy Trading Company and Global Trade Group to serve as PECO Energy's Internet development unit. BarterOne did business as entrade.com and was dissolved in 1999. Robert D. Kohn was the president of BarterOne from its formation to its dissolution. Additionally, Robert D. Kohn was a strategic planner of business development for marketing and sales of PECO Energy Company from February 1996 to March 1, 1999. The Company accounted for this acquisition under the purchase method of accounting. The Company valued the shares issued at $2,523,450, resulting in a total purchase price, including cash and other expenses, of $3,580,000, all of which was allocated to cost in excess of assets acquired. The goodwill was being amortized over a five-year period. Goodwill amortization of $430,000 is included in the statement of operations.

    In January 1999, the Company acquired from Positive Asset Remarketing, Inc. ("PAR") 25% of the outstanding Class A voting stock of asseTrade.com, Inc., ("asseTrade") in exchange for 3,500,000 shares of the Company's common stock. asseTrade was a privately held entity which entered into a software license agreement with BarterOne and is engaged in the business of developing and marketing online asset disposition and auction services to major corporations. The Company's CEO and principal stockholder at the time of the transaction, Robert D. Kohn, held a 33.33% ownership interest in PAR. In December 1998, Robert D. Kohn became the President and Chief Executive Officer of asseTrade. Subsequent to the acquisition, the Company transferred the assets of BarterOne and the asseTrade stock to NA Acquisition Corp. ("NAAC"), a 90%-owned subsidiary. Prior to the consummation of the merger, NAAC changed its name to Entrade Inc. ("Entrade"). The remaining 10% of Entrade was held by a former BarterOne shareholder, which is a wholly-owned subsidiary of PECO Energy Company. In September 1999, the Company consummated the sale of Entrade to another company (Note 9).

ATM SERVICE, LTD.

    In December 1998, the Company entered into an agreement with Warren Rothstein (who served as interim President and CEO and Chairman of the Board of Directors of the Company from September 1999 to April 2000) and formed a corporation, ATM Service, Ltd. ("ATM Ltd."), owned equally by the Company and Warren Rothstein. Warren Rothstein obtained his interest in the joint venture in exchange for agreeing to manage ATM Ltd. and sourcing goods and services for ATM Ltd. to sell

                       WORLDWIDE WEB NETWORX CORPORATION

                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

5. ACQUISITIONS OF OWNERSHIP INTERESTS IN AFFILIATED COMPANIES (CONTINUED) through its web site. The corporation was formed to provide inventory liquidation and other forms of asset recovery services primarily by e-commerce over the Internet.

    The Company committed to issue 5,000,000 shares (subsequently reduced to the issuance of 4,000,000 shares) of common stock to Warren Rothstein for services to be rendered to ATM Ltd. over a 6-year period. The agreement provides that the shares issued will be subject to forfeiture to the extent of 200,000 shares in each quarter that Warren Rothstein fails to provide listings of merchandise with a retail value of $1,250,000 for sale on ATM Ltd.'s web site. The shares have voting and dividend rights, but may not be transferred except in accordance with the agreement. The Company recorded deferred compensation of $5,000,000 at the date of the agreement for the shares issued, which was reduced to $4,000,000 in July 1999, as a result of the amendment discussed below. As the shares are earned, the Company will record a charge to expense for the then-fair value of such shares. Through September 30, 1999, the restriction on 600,000 of these shares has been released and the Company recorded a charge of $800,000 which is included in equity loss because the Company had a 50% interest in ATM Ltd when the restriction on the shares was released. An additional 200,000 shares were released during the three months ended December 31, 1999 and the Company recorded a charge of $300,000 which is included in selling, general and administrative expense in its statement of operations.

    In February 1999, the Company acquired from Positive Asset Remarketing ("PAR"), the ATM Center System, a proprietary system for online electronic trading and banking, which it contributed to ATM Ltd. The Company issued 3,500,000 shares of its common stock valued at $5,250,000 and cash of $750,000 to PAR. In addition, the Company agreed to fund the costs of maintaining, operating and updating the web site until ATM Ltd. was funded to the satisfaction of Warren Rothstein and the Company, after which the Company would be reimbursed for such costs by ATM Ltd. The Company's then-CEO and principal stockholder, Robert D. Kohn, as a shareholder of PAR, received 1,166,667 shares of the Company's common stock and $250,000 of the proceeds from the sale of the system to the Company. The Company recorded the transfer of the technology at its carrying value of $6 million and recorded an investment in ATM Ltd. The Company was accounting for its investment under the equity method and as such, was amortizing the amount by which its carrying value exceeded its share of the underlying net assets of ATM Ltd. over a three-year period. Amortization expense of $417,000 was recorded and included in Equity loss in the Company's statement of operations for the year ended September 30, 1999, with a corresponding decrease in the investment.

    As a condition to the acquisition of The Intrac Group in July 1999, the agreement with Warren Rothstein was amended and the Company received 26% of Warren Rothstein's holdings in ATM Ltd., and reduced the number of contingent shares issuable to Warren Rothstein to 4,000,000. No value was assigned to the 26% interest in ATM Ltd. received from Warren Rothstein as the Company's basis in ATM Ltd. did not change. The Company immediately issued 24% of its interest in ATM Ltd. that was received from Warren Rothstein to the former shareholders of Intrac resulting in the Company increasing its ownership interest in ATM Ltd. from 50% to 52%, Warren Rothstein owning a 24% interest and the former shareholders of Intrac owning a 24% interest. (See acquisition of Intrac below.) Based on the increase in the Company's ownership to 52%, the Company began consolidating ATM Ltd. on July 23, 1999, under the purchase method of accounting. The purchase price has been allocated to assets and liabilities based on estimated fair values at the date of acquisition. The Company valued its net investment in ATM Ltd. at the carrying value of its equity investment at the date of acquisition as there were no significant operations of ATM Ltd. from the date of the Company's original equity

                       WORLDWIDE WEB NETWORX CORPORATION

                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

5. ACQUISITIONS OF OWNERSHIP INTERESTS IN AFFILIATED COMPANIES (CONTINUED) investment through the date the Company obtained a controlling interest. The detail of the results of operations of ATM Ltd. have been included in the Company's statement of operations since July 23, 1999, when the Company obtained a controlling interest.

    In September 1999, the Company determined that it would not use the ATM Center System technology and the Company licensed new technology from entrade.com, a subsidiary of Entrade Inc. While the Company may sell or license the ATM Center System technology to others, no customers have yet been identified and no marketing efforts have commenced. In accordance with FAS 121 and the Company's policies, the ATM Center Systems technology was classified as an asset to be held or used and not an asset to be disposed of since management had not committed to a plan to dispose of the technology. There was no readily determinable market to evaluate the fair market value of this technology. Therefore, as the Company does not have an alternative future use, the Company determined the fair value of the technology to be zero and recorded an impairment loss of $5,583,000 at September 30, 1999.

    In July 1999, the Company loaned $3.5 million to fund ATM Ltd.'s operations with interest payable at 6%, $1 million of which ATM Ltd. has loaned to Intrac. The principal and interest accrued are due upon the earlier of 10 years, an initial public offering of ATM Ltd. or the receipt of $15 million in financing for ATM Ltd. The loans to both ATM Ltd. and Intrac eliminate in the consolidated financial statements.

    During 1999, all of the losses incurred by ATM Ltd., including the portion attributable to Warren Rothstein for his minority interest, were allocated to the Company. Warren Rothstein did not make any capital contributions to ATM Ltd. from its inception and as a result has no basis in ATM Ltd. Therefore, the Company has recorded no minority interest in its balance sheet at September 30, 1999 or December 31, 1999. Additionally, Warren Rothstein is not required to make any capital contribution to ATM Ltd. for losses incurred by ATM Ltd.

THE INTRAC GROUP, LTD.

    On July 23, 1999, the Company acquired all the outstanding shares of capital stock of The Intrac Group ("Intrac") in exchange for 1,000,000 shares of the Company's common stock, $1,500,000 in cash, a 24% interest in ATM Ltd., and the assumption of liabilities of approximately $2,755,000, which primarily consisted of accounts payable and accrued liabilities. No value has been assigned to the 24% interest in ATM Ltd because the Company did not provide any monetary consideration to Mr. Rothstein for his 26% interest that was transferred to the Company to complete the Intrac merger. The results of operations of Intrac have been included in the Company's statement of operations since July 23, 1999.

    The Company is accounting for this acquisition under the purchase method of accounting. The purchase price has been allocated to assets and liabilities based on estimated fair values at the date of acquisition. The Company valued the 1,000,000 shares of its common stock at $1,500,000, resulting in a preliminary purchase price of Intrac of $3,608,000, including the cash, transaction costs and the net liabilities assumed. At December 31, 1999 the Company recorded additional liabilities totaling $1.4 million, which increased the purchase price to $5,008,000. The Company has allocated the purchase price and determined that the costs in excess of assets acquired (goodwill) is $5,008,000. The goodwill is being amortized over a five-year period. Goodwill amortization of $109,000 and $314,000 is

                       WORLDWIDE WEB NETWORX CORPORATION

                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

5. ACQUISITIONS OF OWNERSHIP INTERESTS IN AFFILIATED COMPANIES (CONTINUED) included in the statement of operations for the year ended September 30, 1999 and for the three months ended December 31, 1999.

    The following unaudited proforma financial information presents the combined results of operations as if the Intrac acquisition had occurred on October 1, 1998 and October 1, 1997, respectively, after giving effect to adjustments including goodwill amortization, income taxes and employment agreements. The unaudited proforma information does not necessarily reflect the results of operations that would have occurred had the Company and Intrac been a single entity during such periods.


                                                                  YEAR ENDED
                                                                 SEPTEMBER 30
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Revenue.....................................................   $8,555    $11,337
Proforma net income (loss)..................................      392     (1,447)
Proforma diluted net income (loss) per share................      .02       (.15)


REAL QUEST, INC./NAI DIRECT, INC.

    On September 23, 1999, the Company acquired 80% of the common stock of Real Quest, Inc. ("Real Quest") from New America Network, Inc. ("NAI") in exchange for 750,000 shares of its common stock. Real Quest's only asset is its 80% ownership of NAI Direct, Inc. ("NAI Direct"). NAI Direct plans to conduct operations through its web site that will permit users to obtain commercial real estate services on-line. There were no significant operations of NAI Direct at the date of the acquisition. The Company also delivered an additional 750,000 shares to an escrow agent, to be released to New America Network, Inc., if NAI Direct attains revenues of $2 million within the 24-month period following the launch of its web site. The Company valued the 750,000 shares of its common stock at $1,125,000. No value has been assigned to the contingent shares as the contingency has not yet been resolved. The Company is accounting for this acquisition under the purchase method of accounting. The purchase price has been allocated to assets and liabilities based on estimated fair values at the date of acquisition. The Company has determined that the costs in excess of assets acquired (goodwill) is $1,385,000. The goodwill is being amortized over a five-year period. Goodwill amortization of $40,000 is included in the statement of operations for the three months ended December 31, 1999.

    The Company also loaned NAI Direct $1,000,000 with interest payable at 6% to fund operations. The loan was eliminated in the consolidated financial statements. The principal and accrued interest are due upon the earlier of
1) 10 years, 2) an initial public offering of NAI Direct with net proceeds exceeding $5,000,000 or 3) indebtedness or the sale of any assets or ownership interest in NAI Direct which results in funds in excess of $5,000,000. Additionally, the Company has agreed to provide up to $4,000,000 in working capital to NAI Direct within 18 months of September 30, 1999 in the form of a loan or otherwise. NAI Direct plans to license a transaction management software application called Real Trac from NAI under an agreement in which NAI Direct will pay NAI a royalty fee equal to 5% of NAI Direct's gross revenue for each month. NAI Direct has an informal agreement to rent office space from NAI for $8,500 per month, on a month-to-month basis. In March 2000, the Company guaranteed the obligations of NAI Direct under a lease of computer equipment and network software

                       WORLDWIDE WEB NETWORX CORPORATION

                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

5. ACQUISITIONS OF OWNERSHIP INTERESTS IN AFFILIATED COMPANIES (CONTINUED) which requires monthly payments totaling $100,000 over a two-year term with an option to purchase at lease end.

ADMIRAL ASSET GROUP

    On April 7, 1999, the Company acquired from Admiral Asset Group, Inc. ("Admiral"), a privately held company, its 2% ownership interest in asseTrade.com and Admiral's network of business contacts in exchange for 750,000 shares of its common stock and the assumption of accrued liabilities for operating expense of Admiral for one year. The Company's total ownership percentage in asseTrade.com was 2% after the acquisition. The Company valued the 750,000 shares of its common stock at $1,125,000. The Company has allocated the entire purchase price of $1,605,000 to the ownership interest in asseTrade.com because the other assets acquired were inconsequential. Admiral provides consulting services generally paid on commission basis in the asset management, real estate and barter business.

WWWX-JENCOM, LLC

    In February 1999, the Company entered into an agreement with JenCom Digital Technologies, LLC ("JenCom") whereby the Company acquired, for 2,000,000 shares of common stock of the Company, four of JenCom's proprietary Internet software technologies ("the JenCom Assets"). The 2,000,000 shares issued were valued at $3,000,000. The Company then assigned the JenCom Assets to WWWX-Jencom, LLC ("WJC"), a limited liability company which is owned 50% by JenCom and 50% by the Company. WJC was formed to further develop and market the Internet technology products acquired from JenCom. The purchased products represent research and development in process and were not technologically feasible at the acquisition date and have been written off as purchased research and development in the statement of operations.

    During 1999, the Company also loaned $900,000 to WJC. The interest free loan is repayable upon the earliest to occur of the following: 1) 10 years from March 15, 1999, 2) a third-party investment in WJC of $10,000,000 or 3) the sale of any asset of WJC that generates gross proceeds of $5,000,000 or more. Out of the proceeds of the loan, $350,000 was advanced from WJC to Vision
Technology, Inc. (see below).

    The Company is accounting for its investment in WJC under the equity method. The Company has included its share of the net losses of WJC as Equity loss in the statement of operations, with a corresponding reduction of its investment in WJC at September 30, 1999 and December 31, 1999. JenCom is providing all employees for the development of the four products and is being reimbursed at the fair value of the costs incurred. The Company agreed to file a registration statement before May 17, 2000 for the 2,000,000 shares issued to JenCom.

VIDEONET CORP.

    In July 1999, the Company advanced $100,000 to VideoNet Corp. ("VideoNet"), evidenced by a 12%, $100,000 convertible note. Subsequent to September 30, 1999, the note and the accrued interest were converted into convertible preferred stock of VideoNet, representing approximately 2.4% of the outstanding capital stock of VideoNet. VideoNet is a privately held company that is developing video conferencing services through proprietary technology. The Company is accounting for this investment under the cost method.

                       WORLDWIDE WEB NETWORX CORPORATION

                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

5. ACQUISITIONS OF OWNERSHIP INTERESTS IN AFFILIATED COMPANIES (CONTINUED) ONE WORLD DIRECT, INC.

    In March 1999, the Company paid $675,000 for approximately 450,000 shares, representing approximately 5% of the outstanding shares, of One World
Direct, Inc., a privately held company that is an e-commerce-based virtual community of celebrity-branded web sites and products. The Company is accounting for this investment under the cost method.

VISION TECHNOLOGIES, INC.

    In March 1999, the Company agreed in principle to acquire Vision Technologies, Inc. ("Vision") for cash and stock. Vision is a privately held company that is developing high-performance digital video imaging technologies. At the time of investment, Mr. Bjorn Koritz, the Company's then Vice President, General Counsel, Secretary and a Director, was a Director of Vision, its General Counsel and a holder of 10% of Vision'software common stock. In July 1999, the agreement was amended so the Company would make an investment in Vision rather than acquire it. The Company advanced $850,000 in cash to Vision. Additionally, $350,000 was advanced by WJC. In August 1999, the term sheet was terminated, and Vision has the option to either return the cash to the Company within 180 days or convert that amount into shares of Vision common stock representing 4% of Vision.

    The Company has evaluated the carrying value of its ownership interest in Vision. Based on its review of Vision's business plan and the lack of sufficient capital, the Company has recorded a 100% valuation allowance of $1,025,000 representing the cash advances of $850,000 and its 50% ownership of the advances made by WJC.

    The following summarizes the Company's ownership interests in and advances to Affiliated Companies accounted for under the equity method and cost method of accounting. The ownership interests are classified according to applicable accounting methods at September 30, 1999. Cost basis represents the Company's original acquisition cost and advances less any impairment charges recorded by the Company. (in thousands).

                                                                                           TOTAL CARRYING VALUE
                                                                                       ----------------------------
                                                                VALUATION     COST     SEPTEMBER 30,   DECEMBER 31,
                                        INVESTMENT   ADVANCES   ALLOWANCE    BASIS         1999            1999
                                        ----------   --------   ---------   --------   -------------   ------------
                                                                                               (UNAUDITED)
Equity method:
  WJC.................................    $   --      $  900     $  (175)    $  725       $  364          $  176
Cost Method:
  VideoNet............................        --         100          --        100          100             100
  One World Direct....................       675          --          --        675          675             675
  Vision..............................        --         850        (850)        --           --              --
  AsseTrade...........................     1,605          --          --      1,605        1,605           1,605
  Other...............................        81          --         (81)        --           --              --
                                          ------      ------     -------     ------       ------          ------
                                           2,361         950        (931)     2,380        2,380           2,380
                                          ------      ------     -------     ------       ------          ------
  Total...............................    $2,361      $1,850     $(1,106)    $3,105       $2,744          $2,556
                                          ======      ======     =======     ======       ======          ======

    The Company also has an investment in Entrade Inc. which it accounts for under the cost method and is included in short-term investments (Note 3).

                       WORLDWIDE WEB NETWORX CORPORATION

                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

6. CUMULATIVE CONVERTIBLE DEBENTURES

    In April 1998, Keiretsu sold $502,500 of Series A 12% Cumulative Convertible Promissory Notes, which debt was assumed by WWWX in May 1998 when it merged with Keiretsu, and 502,500 shares of restricted common stock for a total of $502,500. The issuance of the Notes resulted in a debt discount of $251,000. During the period from July through August 1998, the notes were converted into 502,500 shares of common stock of WWWX and the unamortized debt discount was included in stockholders' equity.

    In March 1999, the Company sold, through a private placement, $990,000 of Series A 6% Cumulative Convertible Debentures ("Debentures") due and payable
12 months from the issue date. The debenture holders have the right to convert into shares of common stock of the Company after the earlier of 1) the effective date of a registration statement to be filed by the Company registering the resale of the shares or 2) 120 days after the filing of such registration statement. The right to convert expires if not so exercised. The conversion price is the lesser of 1) a 35% discount to the five-day average closing bid price preceding the conversion date, as defined or 2) the five-day average closing bid price of the common stock immediately preceding the closing date of the debenture offering. The conversion price is not less than $.25 per share and not more than $1.50 per share.

    The placement agent received cash of $129,000 and 98,950 shares of the Company's common stock valued at $149,000 for the offering of the debentures. The amounts paid to the placement agent were recorded as debt issuance costs and are being amortized over the term of the debt agreement.

    The Debentures provide for penalties if a registration statement to register the shares to be issued upon conversion is not filed within 60 days of the sale of the Debentures and declared effective within 90 days from the date of filing due to the failure of the Company to exercise reasonable diligence. Management believes it has exercised reasonable diligence, however, a registration statement has not been filed. Therefore, penalties of $150,000 have been accrued at September 30, 1999.

    On March 27, 2000, 14 of the 16 holders of the Debentures, representing $865,000 in principal amount, have converted their Debentures and accrued interest and penalties into an aggregate of 705,014 shares of the Company's common stock in full satisfaction of the Company's obligations to those holders. The Company has committed to file a registration statement covering the 705,014 shares within 60 days of the effectiveness of the Company's registration statement on Form 10. The Company has accrued $125,000 in penalties at December 31, 1999.

                       WORLDWIDE WEB NETWORX CORPORATION

                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

7. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred income taxes are as follows (in thousands):

                                                              1999       1998
                                                            --------   --------
Deferred tax assets:
Loss in unconsolidated subsidiary.........................  $ 2,865    $    --
Purchased research and development and other
  intangibles.............................................    1,174         --
Other reserves............................................      548         --
NOL carryforward..........................................      716         82
                                                            -------    -------
Deferred tax assets.......................................    5,303         82
Less valuation allowance..................................   (2,865)       (82)
                                                            -------    -------
Total deferred tax assets.................................    2,438         --
Deferred tax liabilities:
Unrealized appreciation on available-for-sale
  securities:.............................................       --         --
Deferred gain on sale of subsidiary.......................   (8,902)        --
Other.....................................................     (659)        --
                                                            -------    -------
Total deferred tax liabilities............................   (9,561)        --
                                                            -------    -------
Total net deferred tax liabilities........................  $(7,123)   $    --
                                                            =======    =======

    At September 30, 1999, a valuation allowance equal to the net deferred tax asset of a subsidiary not consolidated for tax purposes has been recorded on the basis of uncertainty with respect to the ultimate realization by the unconsolidated subsidiary. At September 30, 1998, a full valuation allowance was recorded as realization was uncertain. At September 30, 1999, the Company has available net operating loss carryforwards of approximately $2,430,000 which expire in the years 2012 to 2019 for federal purposes and 2004 and 2006 for state purposes. The timing and manner in which the Company will utilize net operating loss carryforwards in any year, or in total, may be limited by
Section 382 of the Internal Revenue Code.

    A reconciliation of income tax expense to amounts computed using federal statutory rates is as follows (in thousands):

                                                                1999       1998
                                                              --------   --------
Income tax expense (benefit) computed at federal statutory
  rate (35%)................................................   $2,906      $(82)
Goodwill amortization.......................................       19
                                                               ------      ----
Income tax expense (benefit)................................   $6,863      $ --
                                                               ======      ====

    Included in income tax expense for the year ended September 30, 1999 are deferred federal and state income taxes of $6,070,000 and $793,000, respectively. There are no current income taxes for the years ended September 30, 1999 and 1998 or the three months ended December 31, 1998 and 1999.

                       WORLDWIDE WEB NETWORX CORPORATION

                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

8. STOCKHOLDERS' EQUITY

SALE OF COMMON STOCK

    During 1998, the Company issued 1,513,500 shares of its common stock for cash of $474,000, net of issuance costs, and for services rendered resulting in expense of $20,000 for the value of the shares.

    In March 1999, an investment bank purchased 2,000,000 shares of the Company's common stock for $3,000,000. The investment bank received $390,000 in commissions and expenses for this sale and warrants to purchase 200,000 shares of common stock at $1.80 per share. The warrants expire on July 23, 2002. Pursuant to a stock purchase agreement, the shares sold were to be registered through the filing of a registration statement by October 4, 1999 or the Company may be subject to a penalty of additional shares until a registration statement covering such shares is declared effective. The Company estimated that, at December 31, 1999, 600,000 shares of common stock will be issued under the penalty provisions. The company has included the shares to be issued under the penalty provision in its loss per share calculation for the three months ended December 31, 1999. As of March 31, 2000, the Company has an obligation to issue an additional 600,000 shares under the penalty provision.

    In May 1999, the Company entered into an agreement with the same investment bank to sell shares of the Company's common stock in a private placement. The offering closed on September 22, 1999 and the Company issued 7,404,669 shares of common stock for an aggregate purchase price of $11,107,003. The investment bank received $1,470,000 in cash commissions for the placement of the stock and warrants to purchase 740,467 shares of the Company's common stock at $1.80 per share. The warrants expire on various dates from July 31, 2002 to September 22, 2002.

    During fiscal 1999, the Company also issued 310,000 shares of common stock for services rendered. The issuance of the shares resulted in expense of $464,000, which is included in the statement of operations.

    During fiscal 1999, the Company issued warrants to purchase 200,000 shares of its common stock for services rendered. The warrants are exercisable at $2.25 per share and expire on April 2, 2003. The issuance of warrants resulted in expense of $256,000, which is included in the statement of operations. The fair value for these warrants was estimated at the date of grant using the Black-Scholes method with the following assumptions: risk-free interest rate of 6%, dividend yield of 0%, average expected life of the warrants of 2 years and volatility of 215%.

    In December 1999, the Company issued 50,000 shares of its common stock for the lease of office space. The issuance of the shares resulted in $75,000 of other assets which is included in the balance sheet. The lease is effective for a term of 60 months. The office space is currently being used by employees of Entrade.com (Note 5). Entrade will reimburse the Company for rent on a monthly basis.

COMMON STOCK OPTIONS

    The Company has an equity compensation plan whereby the Company may grant either incentive or nonqualified stock options to purchase shares of the Company's common stock or restricted shares of the Company's common stock. Twenty-five percent of the options are exercisable on the first anniversary of the date of the participant's hire date. The additional amounts become exercisable at varying rates from 6.25% on the last day of each quarter thereafter. The Company has reserved 3,860,000 shares of its common stock to be issued under the plan.

                       WORLDWIDE WEB NETWORX CORPORATION

                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

8. STOCKHOLDERS' EQUITY (CONTINUED)
    The incentive stock options may be granted at not less than the fair market value of the shares at the date of grant, and the nonqualified stock options are to be granted at no less than eighty-five percent of the fair market value of the shares at the date of grant. The fair market value of the Company's common stock is determined by the Board of Directors based on the trading price of the Company's stock at the date of grant. Under APB No. 25, if the exercise price of the Company's employee stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recognized. On September 23, 1999, 280,000 unvested options issued to employees of Entrade were cancelled upon the consummation of the sale of Entrade. (Note 9)

    The following table summarizes information about stock options outstanding at September 30, 1999 and December 31, 1999:

                                                                                           WEIGHTED
                                                                                           AVERAGE
                                                                          WEIGHTED        REMAINING
                                                PER SHARE    NUMBER OF   AVERAGE PER   CONTRACTUAL LIFE
                                                  PRICES      SHARES     SHARE PRICE       (YEARS)
                                                ----------   ---------   -----------   ----------------
September 30, 1999............................  $     2.69     915,000      $2.69             9.9
                                                ==========   =========      =====             ===
December 31, 1999 (Unaudited).................  $2.30-3.06   1,040,000      $2.70             9.7
                                                ==========   =========      =====             ===

    No options were exercisable at September 30, 1999 and December 31, 1999.

    FASB No. 123 requires pro forma information regarding net income as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes method with the following assumptions for all periods presented: risk-free interest rate of 6%, dividend yield of 0%, average expected life of the option of 4 years, and volatility of 215%.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows (in thousands except per share data):

                                                                 YEAR ENDED       THREE MONTHS ENDED
                                                             SEPTEMBER 30, 1999   DECEMBER 31, 1999
                                                             ------------------   ------------------
                                                                                     (UNAUDITED)
Net income (loss):
As reported................................................        $1,612              $(2,616)
SFAS No. 123 pro forma.....................................         1,566               (2,734)
Diluted net income (loss) per share:
As reported................................................          0.07                (0.07)
SFAS No. 123 pro forma.....................................          0.07                (0.08)

    The weighted average fair value of options granted during the year ended September 30, 1999 and the three months ended December 31, 1999 for which the estimated fair value of the stock equaled the exercise price ranged from $2.23 to $3.26 per share and averaged $3.19.

                       WORLDWIDE WEB NETWORX CORPORATION

                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

8. STOCKHOLDERS' EQUITY (CONTINUED)
STOCK OPTION ACTIVITY

    A summary of stock option activity follows:

                                                            YEAR ENDED          THREE MONTHS ENDED
                                                        SEPTEMBER 30, 1999      DECEMBER 31, 1999
                                                       --------------------   ----------------------
                                                                   WEIGHTED                 WEIGHTED
                                                                   AVERAGE                  AVERAGE
                                                                   EXERCISE                 EXERCISE
                                                        SHARES      PRICE       SHARES       PRICE
                                                       ---------   --------   -----------   --------
                                                                              (UNAUDITED)
Outstanding at beginning of period...................         --    $  --        915,000     $2.69
Options granted......................................  1,210,000     2.69        125,000      2.76
Options cancelled or expired.........................   (295,000)      --             --        --
                                                       ---------    -----      ---------     -----
Outstanding at end of period.........................    915,000    $2.69      1,040,000     $2.70
                                                       =========    =====      =========     =====

    During the year ended September 30, 1999, the Company issued 45,000 shares of restricted stock.

SHARES RESERVED FOR FUTURE ISSUANCE

    At December 31, 1999, the Company has reserved the following shares of common stock for issuance:

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
                                                              (UNAUDITED)
Convertible debt............................................      660,000
Common stock options outstanding............................    1,040,000
Common stock options available for grant....................    2,775,000
Common stock warrants.......................................    1,140,467
Contingent common stock
Acquisitions................................................      750,000
Registration penalty........................................      600,000
                                                                ---------
                                                                6,965,467
                                                                =========

                       WORLDWIDE WEB NETWORX CORPORATION

                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

9. SALE OF AFFILIATED COMPANY

    In February 1999, the Company agreed to sell to Artra Group Incorporated ("Artra"), a publicly traded company, its 90%-owned Entrade subsidiary whose assets the Company acquired in December 1998 (Note 5). Concurrently, Entrade and Artra entered into a loan agreement whereby Artra agreed to lend up to $2,000,000 to Entrade. The shareholders of Artra approved the acquisition on September 23, 1999 and completed a reverse merger of Artra into a wholly owned subsidiary of Entrade. In the merger, Artra shareholders exchanged their Artra shares for Entrade common shares . As consideration for the sale of Entrade, the Company received 1,800,000 shares of Artra's common stock, trading now as Entrade as a result of the merger, and $1,300,000 in cash. Additionally, the Company received $1,302,000 of funding from Artra for the operations of Entrade from February 23, 1999 through September 23, 1999. The sale of Entrade resulted in a gain of $25,426,000, which is included in the statement of operations. The 1,800,000 shares of Entrade Inc. stock represented 15% of the combined company at the date of the transaction and have been recorded as short-term investments (Note 3).

    As part of the Artra agreement, the Company's then Chairman, President, and CEO, Robert D. Kohn, entered into an employment agreement with entrade.com effective February 23, 1999 for a period of three years and as a result was required to resign all positions with the Company on September 23, 1999. He also received an option to purchase 1,000,000 shares of Artra stock at an exercise price of $2.75 per share.

    The operations of Entrade have been included in the consolidated operations of the Company from December 1998 through September 23, 1999.

10. COMMITMENTS AND CONTINGENCIES

    The Company has operating leases covering office space and office equipment. At September 30, 1999, future minimum lease payments on these noncancelable operating leases having initial or remaining terms of more than one year are $198,000 for 2000, $197,000 for 2001, $140,000 for 2002, $142,000 for 2003, and
$133,000 for 2004. Rent expense under the operating leases was $83,000, $6,000, $80,000 and $0 for the years ended September 30, 1999 and 1998, and the three months ended December 31, 1999 and 1998, respectively.

    The Company also leases equipment under capital leases. Future minimum lease payments on capital leases, net of imputed interest of $11,000, are $37,000 for 2000 and $39,000 for 2001.

    In September 1999, ATM Ltd., licensed from entrade.com, Inc., a subsidiary of Entrade Inc., software which the Company sold in connection with its sale of Entrade. ATM Ltd. agreed to pay a one-time licensing fee equal to $1,500,000 to entrade.com through the issuance of combination trade credits. The Company ascribed no value to this transaction as combination trade credits represent a best efforts obligation and have neither any recordable value nor represent any fixed or determinable liability. The Company also agreed to pay continuing royalty payments equal to a percentage of all revenues from transactions generated by using the licensed software in which entrade.com is involved. The royalty payment percentage varies from 10% to 50% depending on the type of transaction.

                       WORLDWIDE WEB NETWORX CORPORATION

                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

11. NET INCOME (LOSS) PER SHARE

    The following table sets forth the computation of basic and diluted net income (loss) per share (in thousands except per share data):

                                                       YEAR ENDED           THREE MONTHS ENDED
                                                      SEPTEMBER 30              DECEMBER 31
                                                 ----------------------   -----------------------
                                                    1999        1998         1999         1998
                                                 ----------   ---------   ----------   ----------
                                                                                (UNAUDITED)
Net income (loss)..............................  $    1,612   $    (219)  $   (2,616)  $      (95)
Effect of dilutive securities:
                                                 ----------   ---------   ----------   ----------
Convertible debentures.........................          32          --           --           --
                                                 ----------   ---------   ----------   ----------
Adjusted net income (loss).....................       1,644        (219)      (2,616)         (95)
                                                 ==========   =========   ==========   ==========
Weighted average number of common shares.......  21,906,553   8,602,000   35,634,369   10,841,321
Effect of dilutive securities:
Stock options..................................      27,736                       --           --
Convertible debentures.........................     359,836                       --           --
Warrants.......................................     124,169                       --           --
                                                 ----------   ---------   ----------   ----------
Adjusted weighted average shares and assumed
  conversions..................................  22,418,294   8,602,000   35,634,369   10,841,321
                                                 ==========   =========   ==========   ==========
Earnings (loss) per share:
Basic..........................................  $     0.07   $   (0.03)  $    (0.07)  $    (0.01)
Diluted........................................  $     0.07   $   (0.03)  $    (0.07)  $    (0.01)

    Due to their antidilutive effect, dilutive securities were excluded from the computation of diluted net income (loss) per share for the year ended
September 30, 1998 and the three months ended December 31, 1999 and 1998.

    The 750,000 contingently issuable shares related to the Real Quest investment and 3,400,000 shares contingently issuable to Warren Rothstein were not included in the earnings per share calculation because the conditions related to the contingencies were not satisfied at September 30, 1999.

    Subsequent to September 30, 1999, the Company issued an additional 50,000 shares of common stock and warrants to purchase 500,000 shares of common stock in settlement of accrued expenses for services rendered in 1999.

12. RELATED PARTY TRANSACTIONS

    In addition to the related party transactions described in Notes 5, 9, 10, and 13, the Company has entered into the following related party transactions.

    The Company provides various services including rental space and bookkeeping for Affiliated Companies and for Entrade. Total services provided to Affiliated Companies including Entrade during the year ended September 30, 1999, were $184,000 of which $38,000 is due from these Affiliated Companies at September 30, 1999. Total services provided to Affiliated Companies during the three months ended December 31, 1999 were $4,900. At December 31, 1999, $15,000 is due from Affiliated Companies. Total services provided to Entrade during the three months ended December 31, 1999 were

                       WORLDWIDE WEB NETWORX CORPORATION

                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

12. RELATED PARTY TRANSACTIONS (CONTINUED)
$137,000, of which $37,000 has not been repaid at December 31, 1999. Entrade provided technical consulting services to ATM totaling $42,000 and $63,000 for the year ended September 30, 1999 and the three months ended December 31, 1999, respectively, of which $109,000 has not been repaid at December 31, 1999.

    ATM has made payments on behalf of Intrac totaling $58,000 and $788,000 for the year ended September 30, 1999 and the three months ended December 31, 1999, respectively, all of which remains unpaid at December 31, 1999.

    The Company used the services of D&W Enterprises to manage its ATM Ltd. operations. D&W Enterprises is 100%-owned by Warren Rothstein, who was the Company's President, CEO and Chairman from September 1999 through April 2000. During the year ended September 30, 1999 and the three months ended
December 31, 1999, the Company paid $183,000 and $272,000, respectively, for the services rendered which represented the full cost incurred by D&W Enterprises for the services rendered.

    In June 1998, the Company entered into an agreement with Marlene A. Goss and Fern Entrekin. Ms. Goss is the sister of Robert D. Kohn, the Company's then CEO and primary stockholder. Ms. Goss and Ms. Entrekin developed an educational program to provide solutions to schools to build learning communities. The agreement contemplated the formation of a subsidiary of WorldWide Web NetworX Corporation, to be named EduNEXT, and the development of related web sites. The Company agreed to acquire the educational program in exchange for $50,000 of Company stock, at an agreed upon value of $2.50 per share, to be paid as follows: 10,000 shares to be delivered upon the execution of the agreement and an additional 10,000 shares to be delivered one year from the execution of the agreement; and $53,500 in working capital with $15,000 to be paid immediately upon execution of the agreement and weekly payments totaling $38,500 for the remainder of the $53,500. As of December 31, 1999, the Company had issued 20,000 shares under this agreement and paid $31,500 to Ms. Goss.

    In December 1998, the Company entered into an oral license agreement with BarterOne, LLC, in which the Company granted an exclusive, perpetual and royalty-free license for the use of the MARS System computer software, an Internet based e-commerce application, to BarterOne. The agreement memorializing the license was executed in May 1999 with entrade.com, which received all of BarterOne's rights under the license. The Company's then CEO, Robert D. Kohn, was also the President of BarterOne. The Company transferred all of the assets of BarterOne, including the license for the MARS System, to Entrade Inc. as part of the Company's sale of Entrade Inc. to Artra Group Incorporated in September 1999 (Note 9).

    As discussed in Note 8, in March 1999, the Company entered into a stock purchase agreement with an investment bank that required the Company to invest in and execute a definitive agreement with JenCom to acquire a 50% interest in technology assets of JenCom which resulted in the Company's current ownership interest in WWWX-Jencom (Note 5). Affiliates of the investment bank own interests in International Commerce Exchange Systems, Inc., an indirect parent of JenCom and a member of InterCommerce China, LLC (Note 13).

    In October 1999, the Company agreed to enter into a one-year agreement with the Company's former President, CEO and Chairman, Robert D. Kohn, under which he will act as a finder and/or

                       WORLDWIDE WEB NETWORX CORPORATION

                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1999

12. RELATED PARTY TRANSACTIONS (CONTINUED) financial consultant and will receive $60,000 annually for his consulting services as a non-refundable draw against future finder's fees for any introductions that result in a transaction that is consummated. The finder's fee will be equal to a percentage of the consideration paid in the facilitated transaction, ranging from 5% for the first $1,000,000 to 1% of any consideration in excess of $7,000,000.

    The Company uses McDermott, Will & Emery as outside legal counsel. During the year ended September 30, 1999 and for the three months ended December 31, 1999, the Company paid $58,500 and $8,800, respectively, for professional legal services. One of the Company's directors is the partner in charge of the New York office of McDermott, Will & Emery.

13. SUBSEQUENT EVENTS

    Subsequent to December 31, 1999, the Company obtained a 33.33% interest in InterCommerce China, LLC ("ICC"). The Company issued 1,500,000 shares of its stock to JenCom Digital Technologies in exchange for the ownership interest. Additionally, the Company agreed to issue an additional 1,500,000 shares upon ICC's merger or conversion or consolidation into a publicly traded entity in a transaction which involves $5,000,000 invested in ICC or a $50,000,000 ICC market capitalization within a period of four years. ATM Ltd. has also entered into a ten-year exclusive operating agreement to distribute and sell all merchandise, equipment, goods, and other products that ICC receives, sells or distributes from or to the Peoples Republic of China under agreements with the China Product TradeNet Center, a Chinese government agency responsible for managing overstocked inventory in Chinese state-owned factories throughout China. Pursuant to the operating agreement of ICC, two of the Company's officers and directors each have the option to purchase a 0.625% interest in ICC. The options become exercisable upon the public issuance of any class of securities of ICC, at an exercise price equal to 30% of the fair market value of the option interest as of the date of the operating agreement.

                       WORLDWIDE WEB NETWORX CORPORATION

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                             BASIS OF PRESENTATION

                                  (UNAUDITED)

    On July 23, 1999, the Company acquired all the outstanding shares of capital stock of The Intrac Group ("Intrac") in exchange for 1,000,000 shares of the Company's common stock, $1,500,000 in cash, a 24% interest in ATM Ltd., and assumption of net liabilities of $2,008,000 for total purchase consideration of $5,008,000. The Company accounted for this acquisition using the purchase method of accounting, and accordingly, the total purchase price was allocated to the assets and liabilities based on estimated fair values with any excess purchase price being allocated to goodwill.

    The unaudited pro forma condensed combined statement of operations for the year ended September 30, 1999 gives effect to the acquisition of Intrac as if the transaction had occurred on October 1, 1998.

    The Company has not provided an unaudited pro forma condensed combined balance sheet as of December 31, 1999 since the acquisition of Intrac is fully reflected in that balance sheet.

    The unaudited pro forma condensed combined statement of operations has been prepared by the management of the Company and should be read in conjunction with the Company's historical consolidated financial statements contained elsewhere herein, and the historical financial statements of Intrac, which are included elsewhere herein. Intrac's fiscal year end is December 31. Therefore, for the purpose of the historical data included in the unaudited condensed combined statement of operation for the year ended September 30, 1999, the unaudited Intrac financial data for the three months ended December 31, 1998 was combined with Intrac's audited financial statements for the period from January 1, 1999 to July 23, 1999.

    Since the unaudited pro forma condensed combined statement of operations which follows is based upon the operating results of Intrac during periods when they were not under control of management of the Company, the information presented may not be indicative of the results which would have actually been obtained had the acquisition been completed on the pro forma date reflected nor are they indicative of future financial or operating results. The unaudited pro forma financial information does not give effect to any synergies that may occur due to the integration of the Company with Intrac.

                       WORLDWIDE WEB NETWORX CORPORATION
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1999
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                             WORLDWIDE    THE INTRAC
                                            WEB NETWORX      GROUP       PRO FORMA     PRO FORMA
                                            CORPORATION    (NOTE 4)     ADJUSTMENTS    COMBINED
                                            -----------   -----------   -----------   -----------
Total revenues............................  $     1,339   $     7,216   $        --   $     8,555
Operating expenses:
    Cost of revenue.......................          792         5,868            --         6,660
                                            -----------   -----------   -----------   -----------
    Gross profit..........................          547         1,348            --         1,895
    Selling, general and administration...        5,280         2,481            --         7,761
    Depreciation and amortization.........          597            13           893 a       1,503
    Writeoff of purchased research and
      development.........................        3,036            --            --         3,036
    Impairment of intangible asset........        5,583            --            --         5,583
                                            -----------   -----------   -----------   -----------
Loss from operations......................      (13,949)       (1,146)         (893)      (15,988)
Other income (expenses)...................       22,424             6            --        22,430
                                            -----------   -----------   -----------   -----------
Income (loss) before income taxes.........        8,475        (1,140)         (893)        6,442
Income tax expense (benefit)..............        6,863            63          (876)b       6,050
                                            -----------   -----------   -----------   -----------
Net income (loss).........................  $     1,612   $    (1,203)  $       (17)  $       392
                                            ===========   ===========   ===========   ===========
Net income (loss) per share:
    Basic.................................  $      0.07                               $      0.02
    Diluted...............................  $      0.07                               $      0.02
                                            ===========                               ===========
Weighted average shares outstanding:
    Basic.................................   21,906,553                                22,717,512
    Diluted...............................   22,418,294                                23,229,253
                                            ===========                               ===========


                            See accompanying notes.

                       WORLDWIDE WEB NETWORX CORPORATION

         NOTES TO PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The unaudited pro forma condensed combined statements of operations for the year ended September 30, 1999 gives effect to the acquisition of Intrac as if the tranaction had occurred on October 1, 1998.

    The effect of the Intrac acquisition has been presented using the purchase method of accounting and accordingly, the total purchase price was allocated to the assets and liabilities based on their estimated fair values with any excess purchase price being allocated to goodwill.


2. PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS



    The pro forma statement of operations adjustments for the year ended September 30, 1999 consists of:



a) In connection with the acquisition of Intrac, the Company has recorded goodwill of $5,008,000 which is being amortized over a five-year period. The Company recorded amortization expense of $109,000 for the period July 23, 1999 to September 30, 1999. If the Company had acquired Intrac on
    October 1, 1998, amortization expense of $1,002,000 would have been recorded for the year ended September 30, 1999. As a result, depreciation and amortization expenses has been adjusted by $893,000 for the year ended September 30, 1999, to reflect additional goodwill amortization relating to the Intrac acquisition.



b) An income tax benefit has been provided at 40% of Intrac's operating results plus the pro forma adjustments for the year ended September 30, 1999.

                       WORLDWIDE WEB NETWORX CORPORATION

                                  (UNAUDITED)

3. WEIGHTED AVERAGE SHARES OUTSTANDING

    The weighted average outstanding shares during the period is calculated as follows:

                                                               YEAR ENDED
                                                              SEPTEMBER 30,
                                                                  1999
                                                              -------------
Basic
  Shares outstanding........................................   21,906,553
  Shares issued for the Intrac acquisition..................    1,000,000
  Shares issued for the Intrac acquisition included in
    shares outstanding......................................     (189,041)
                                                               ----------
                                                               22,717,512
                                                               ==========
Diluted:
  Shares outstanding........................................   22,418,294
  Shares issued for the Intrac acquisition..................    1,000,000
  Shares issued for the Intrac acquisition included in
    shares outstanding......................................     (189,041)
                                                               ----------
                                                               23,229,253
                                                               ==========


4. THE INTRAC GROUP'S OPERATIONS FOR THE PERIOD OCTOBER 1, 1998 THROUGH THE DATE OF ACQUISITION CONSISTED OF THE FOLLOWING:



                                      FOR THE
                                    THREE-MONTH       FOR THE PERIOD      FOR THE PERIOD
                                   PERIOD ENDED       JANUARY 1, 1999     OCTOBER 1, 1998
                                 DECEMBER 31, 1998   TO JULY 23, 1999    TO JULY 23, 1999
                                 -----------------   -----------------   -----------------
                                 THE INTRAC GROUP,      THE INTRAC          THE INTRAC
                                       INC.             GROUP, LTD.            GROUP
                                 -----------------   -----------------   -----------------
Total revenues.................       $2,546                $ 4,670             $ 7,216
                                      ------                -------             -------
Operating expenses:
  Cost of revenue..............        2,061                  3,807               5,868
                                      ------                -------             -------
  Gross profit.................          485                    863               1,348
  Selling, general and
    administration.............          662                  1,819               2,481
  Depreciation and
    amortization...............            4                      9                  13
  Writeoff of purchased
    research and development...           --                                         --
  Impairment of intangible
    asset......................           --                                         --
                                      ------                -------             -------
Loss from operations...........         (181)                  (965)             (1,146)
Other income (expenses)........           13                     (7)                  6
                                      ------                -------             -------
Income (loss) before income
  taxes........................         (168)                  (972)             (1,140)
Income tax expense (benefit)...          (28)                    91                  63
                                      ------                -------             -------
Net income (loss)..............       $ (140)               $(1,063)            $(1,203)
                                      ======                =======             =======

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Instra Corp.

    We have audited the accompanying balance sheet of Instra Corp. as of September 30, 1997 and the related statements of operations, shareholders' equity and accumulated deficit and cash flows for the year ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Instra Corp. as September 30, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ Smith, Ortiz, Gomez, and Buzzi

Coral Gables, Florida
April 22, 1998

                                  INSTRA CORP.

                                 BALANCE SHEET

                               SEPTEMBER 30, 1997

                                ASSETS
Current assets:
  Cash......................................................  $    518
                                                              --------
    Total current assets....................................       518
Note receivable.............................................    18,000
Accrued interest receivable.................................     1,067
Other receivable............................................     5,000
                                                              --------
  Total assets..............................................  $ 24,585
                                                              ========

                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  3,205
  Other liabilities.........................................     2,944
                                                              --------
    Total current liabilities...............................     6,149
                                                              --------
Shareholders' equity:
  Common stock, authorized 100,000,000 shares with a par
    value of $0.001 per share; 2,100,000 shares issued and
    outstanding.............................................     2,100
  Amount paid in excess of par value........................   867,825
  Accumulated deficit.......................................  (851,489)
                                                              --------
    Total shareholders' equity..............................    18,436
                                                              --------
    Total liabilities and shareholders' equity..............  $ 24,585
                                                              ========

See accompanying notes to financial statements and independent auditors' report.

                                  INSTRA CORP.

                            STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED SEPTEMBER 30, 1997

Miscellaneous income........................................  $   1,824
                                                              ---------
Expenses:
  Printing..................................................        689
  Travel....................................................      3,562
  Consulting................................................     24,889
  Accounting................................................      5,250
  Legal.....................................................      2,250
  Telephone.................................................      1,202
  Project cost..............................................    128,517
                                                              ---------
                                                                166,359
                                                              ---------
    Operating income (loss).................................   (164,535)
Other income (expense)......................................         --
                                                              ---------
    Income (loss) before taxes..............................   (164,535)
Income tax expense (benefit)................................         --
                                                              ---------
    Net income (loss).......................................  $(164,535)
                                                              =========
Net loss per share..........................................  $    (.08)
                                                              =========
Weighted average shares outstanding.........................  2,100,000

See accompanying notes to financial statements and independent auditors' report.

                                  INSTRA CORP.

           STATEMENT OF SHAREHOLDERS' EQUITY AND ACCUMULATED DEFICIT

                     FOR THE YEAR ENDED SEPTEMBER 30, 1997

                                                                             AMOUNT IN
                                                     NUMBER OF               EXCESS OF   ACCUMULATED
                                                      SHARES     PAR VALUE   PAR VALUE     DEFICIT
                                                     ---------   ---------   ---------   -----------
Balance at September 30, 1996......................  1,997,000    $1,997     $682,553     $(686,954)
Sale of shares.....................................     90,000        90      161,910            --
Sale of shares.....................................     13,000        13       23,362            --
Net loss for the year ended September 30, 1997.....         --        --           --      (164,535)
                                                     ---------    ------     --------     ---------
Balance at September 30, 1997......................  2,100,000    $2,100     $867,825     $(851,489)
                                                     =========    ======     ========     =========

See accompanying notes to financial statements and independent auditors' report.

                                  INSTRA CORP.

                            STATEMENT OF CASH FLOWS

                     FOR THE YEAR ENDED SEPTEMBER 30, 1997

Cash flows from operating activities:
  Net income (loss).........................................  $(164,535)
  Adjustments to reconcile net loss to net cash flows from
    operating activities:
Changes in assets and liabilities:
  Accounts payable..........................................      1,987
                                                              ---------
Cash used by operating activities...........................   (162,548)
                                                              ---------
Cash flows from financing activities:
  Sale of shares of common stock............................    185,375
  Note receivable and accrued interest......................    (19,067)
  Other receivables.........................................     (3,442)
                                                              ---------
Cash provided by financing activities.......................    162,866
                                                              ---------
Net increase in cash and cash equivalents...................        318
Cash and cash equivalents, at beginning of year.............        200
                                                              ---------
Cash and cash equivalents, at end of year...................  $     518
                                                              =========
Supplemental disclosure of cash flow information:
Cash paid during the year for:
  Interest paid.............................................  $      --
                                                              =========
  Income taxes paid.........................................  $      --
                                                              =========

See accompanying notes to financial statements and independent auditors' report.

                                  INSTRA CORP.

                         NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997

1. SUMMARY OF ORGANIZATION AND BUSINESS ACTIVITY AND HISTORY

    (A) ORGANIZATION

    Gold Cache, Inc. (the name was changed to InstraCorp, see below) was incorporated under the laws of the state of Idaho on July 30, 1979, for the purpose of engaging in mining activities. The stated capital was $60,000 with an authorized 6,000,000 shares of stock having a par value of $0.01 per share.

    On September 18, 1980, the Articles of Incorporation were amended to increase the stated capital to $80,000 with an authorized 8,000,000 shares having a par value of $0.01 per share.

    The Articles of Incorporation were amended on January 21, 1983 to increase the stated capital to $160,000 having an authorized 16,000,000 shares with a par value of $0.01 per share. The business purpose of the Company was changed to "the transaction of any lawful business for which corporations may be incorporated under the Idaho Business Corporation Act".

    On August 19, 1988, the Articles of Incorporation were amended to change the name to InstraCorp. The capitalization of the Company was changed to 16,000,000 authorized shares with no par value. One share of the new no par value stock shall be issued for 20 shares of the old $0.01 par value stock, resulting in a reverse split of the outstanding shares.

    On May 9, 1996, the Company amended its Articles of Incorporation to change the capitalization of the authorized shares to 100,000,000 shares with a par value of $0.001 from 16,000,000 shares with no par value and to the name Instra Corp.

    At September 30, 1997, the Company was an active corporation and remains incorporated in the State of Delaware. See note 2.

    (B) BASIS OF PRESENTATION

    Assets and liabilities and revenues and expenses are recognized on the accrual basis of accounting.

    (C) ORGANIZATION COSTS

    Organizational costs were charged to expense in the period incurred.

    (D) INCOME TAXES

    Income tax carryforwards are accounted for in accordance with Financial Accounting Standards Board statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), see Note 3.

    (E) CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, cash and cash equivalents consist of cash in bank.

                                  INSTRA CORP.

                               SEPTEMBER 30, 1997

2. CAPITAL STRUCTURE

    At a meeting of the shareholders held on May 9, 1996 the following changes were approved:

    1) The authorized capital from 16,000,000 shares having no par value to 100,000,000 shares with a par value of $0.001 per share (total $100,000). The financial statements of the Company, have been restated to reflect the change in authorized capital.

    2) The domicile from Idaho to Delaware. On July 18, 1996 the change of domicile was completed.

    3)  Its name from InstraCorp to Instra Corp.

    During the year ended September 30, 1997 the Company sold 90,000 and 13,000 shares of its common stock.

3. INCOME TAXES

    The Company has adopted SFAS 109 for the year ended September 30, 1997, see
Note 1 subsection (3). SFAS 109 required that the Company utilize an asset and liability approach for financial accounting and reporting for income taxes. The primary objectives of accounting for income taxes under SFAS 109 are to recognize the amount of tax payable for the current period and also to recognize the amount of deferred tax liability or asset based on management's assessment of the tax consequences of events that have been reflected in the Company's financial statements or tax returns. The adoption of SFAS 109 has no effect on the Company's financial statements because the Company has not had any determinable income.

4. LICENSING AGREEMENT AND STOCK SALES

    On November 20, 1996 and again on January 27, 1997, the Company entered into an Exclusive License Agreement(s) and subsequent agreements with a non-affiliated Liechtenstein corporation for the worldwide rights to an electrical device called the Needle Impulse Generator. As part of terms of the Agreement the Company issued 51,000,000 shares to the Liechtenstein corporation and the principal shareholders returned to the Company 17,865,000 shares of its common stock for cancellation, at no cost. Also, on January 22, 1997, the Company entered into a best-efforts agreement with a non-affiliated Switzerland corporation for the sale of up to 8,000,000 shares of its common stock at various prices under the terms of a Reg S Memorandum for a total of up to $48,000,000. The Company issued 90,000 shares and 13,000 shares of its common stock sold under the best-efforts agreement respectively in fiscal 1997 which have been reflected in the Statement of Shareholders' Equity and Accumulated Deficit. On June 16, 1997, the agreement for sale of shares under the Reg S Memorandum was terminated. On April 28, 1998 the Exclusive License Agreement was rescinded by both parties to be effective as of December 31, 1997 and the 51,000,000 shares issued therefore were returned to the Company for cancellation. In addition, the Company re-issued to the principal shareholder the 17,865,000 shares which had previously been canceled. The effect of issuing, canceling and re-issuing the shares is not reflected in the financial statements. In connection with these transactions the Company incurred costs associated with the further development of the technology in the amount of $128,517 that were charged off as project costs in the respective Statements of Operations.

                                  INSTRA CORP.

                               SEPTEMBER 30, 1997

5. SUBSEQUENT EVENT

    In May 1998 the Company merged with an entity incorporated in Nevada, known as Keiretsu Corporation ("Keiretsu") As a result of the merger, the Company cancelled 14,719,990 of the 25,219,988 shares that were outstanding at the time. The remaining outstanding shares were reduced to 2,100,000 at the rate of one share for each five shares outstanding as a result of a reverse stock split. The financial statements give retroactive effect to the cancellation of shares and the reverse stock split as of September 30, 1996. The stockholders of Keiretsu exchanged all their shares for 6,000,000 shares of the Company. As a result of this transaction, Keiretsu became a wholly owned subsidiary of the Company and the former Keiretsu stockholders became the owners of 74.1% of the outstanding stock of the Company. In conjunction with the transaction, the Company changed its name to WorldWide Web NetworX Corporation ("WWWX"). Subsequent to the merger, WWWX raised money by selling notes and restricted common stock and became an e-commerce company.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders' of The Intrac Group, Inc.

    We have audited the accompanying balance sheets of The Intrac Group, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for the years then ended and for the period January 1, 1999, through July 23, 1999. These financial statements are the responsibility of The Intrac Group, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Intrac Group, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended and for the period January 1, 1999, through July 23, 1999 in conformity with generally accepted accounting principles.

                                          /s/ Dannible & McKee, LLP

Syracuse, NY

April 28, 2000

                             THE INTRAC GROUP, INC.

                                 BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------   ----------
                                       ASSETS
Current assets:
  Cash and cash equivalents (Note 1)........................  $  445,015   $  374,624
  Accounts receivable, net of allowance of $275,200 in 1997
    (Note 1)................................................     102,587    2,422,489
  Inventory.................................................     615,684       20,000
  Prepaid expenses..........................................       4,410        4,410
  Advance to stockholder....................................      23,980           --
  Deferred income tax (Notes 1 and 2).......................     467,000      339,000
  Income taxes refundable...................................          --        3,304
                                                              ----------   ----------
    Total current assets....................................   1,658,676    3,163,827
                                                              ----------   ----------
Equipment, furniture and fixtures, less accumulated
  depreciation of $52,688 in 1998 and $38,262 in 1997 (Note
  1)........................................................      73,334        2,717
Other assets................................................      57,768       73,102
                                                              ----------   ----------
                                                              $1,789,778   $3,239,646
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  264,499   $  681,471
  Media credits issued not earned (Note 1)..................   3,996,669    4,427,758
  Income tax payable (Note 1)...............................      18,084           --
                                                              ----------   ----------
    Total current liabilities...............................   4,279,252    5,109,229
                                                              ----------   ----------
Stockholders' equity (deficit): (Note 2)
  Common stock, no par value, 100 shares authorized, issued
    and outstanding.........................................      20,000       20,000
  Accumulated deficit.......................................  (2,509,474)  (1,889,583)
                                                              ----------   ----------
                                                              (2,489,474)  (1,869,583)
                                                              ----------   ----------
                                                              $1,789,778   $3,239,646
                                                              ==========   ==========

                See accompanying notes to financial statements.

                             THE INTRAC GROUP, INC.

                            STATEMENTS OF OPERATIONS

                                                                           YEAR ENDED DECEMBER 31,
                                                       JANUARY 1, 1999    -------------------------
                                                       TO JULY 23, 1999      1998          1997
                                                       ----------------   -----------   -----------
Gross revenues (Note 1)..............................     $ 5,131,471     $10,481,861   $14,732,849
Less--Agency commissions.............................         461,029         297,904       135,722
                                                          -----------     -----------   -----------
                                                            4,670,442      10,183,957    14,597,127
Cost of sales........................................       3,806,656       8,244,047    13,027,488
                                                          -----------     -----------   -----------
    Gross profit.....................................         863,786       1,939,910     1,569,639
                                                          -----------     -----------   -----------
Operating expenses:
  Selling, general and administrative................       1,818,854       2,647,331     1,939,662
  Depreciation.......................................           9,368          14,426         2,420
                                                          -----------     -----------   -----------
                                                            1,828,222       2,661,757     1,942,082
                                                          -----------     -----------   -----------
    Loss from operations.............................        (964,436)       (721,847)     (372,443)
Interest expense.....................................         (10,709)             --            --
Interest income......................................           3,726          51,601        27,350
                                                          -----------     -----------   -----------
    Loss before income taxes.........................        (971,419)       (670,246)     (345,093)
(Provision for) benefit from income taxes (Notes 1
  and 2):
  Currently payable..................................         (11,791)        (25,468)      (20,242)
  Deferred...........................................         (79,000)        128,000        45,000
                                                          -----------     -----------   -----------
                                                              (90,791)        102,532       (24,758)
                                                          -----------     -----------   -----------
    Net loss.........................................     $(1,062,210)    $  (567,714)  $  (320,335)
                                                          ===========     ===========   ===========
Net loss per common share............................     $   (10,622)    $    (5,677)  $    (3,203)
                                                          ===========     ===========   ===========
Weighted average common shares outstanding...........             100             100           100
                                                          ===========     ===========   ===========

                See accompanying notes to financial statements.

                             THE INTRAC GROUP, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                             COMMON    ACCUMULATED
                                                             STOCK       DEFICIT        TOTAL
                                                            --------   -----------   -----------
Balance at December 31, 1996..............................  $20,000    $(1,520,604)  $(1,500,604)
Distribution to stockholder...............................       --        (48,644)      (48,644)
  Net loss................................................       --       (320,335)     (320,335)
                                                            -------    -----------   -----------
Balance at December 31, 1997..............................   20,000     (1,889,583)   (1,869,583)
Distribution to stockholder...............................       --        (52,177)      (52,177)
  Net loss................................................       --       (567,714)     (567,714)
                                                            -------    -----------   -----------
Balance at December 31, 1998..............................   20,000     (2,509,474)   (2,489,474)
                                                            -------    -----------   -----------
  Net loss................................................       --     (1,062,210)   (1,062,210)
                                                            -------    -----------   -----------
Balance at July 23, 1999..................................  $20,000    $(3,571,684)  $(3,551,684)
                                                            =======    ===========   ===========

                See accompanying notes to financial statements.

                             THE INTRAC GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                                                                            YEAR ENDED DECEMBER 31,
                                                         JANUARY 1, 1999    ------------------------
                                                         TO JULY 23, 1999      1998         1997
                                                         ----------------   ----------   -----------
Cash flows from operating activities:
  Net loss.............................................    $(1,062,210)     $ (567,714)  $  (320,335)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Provision for doubtful accounts....................        109,515         182,990       299,322
    Provision for depreciation.........................          9,368          14,426         2,420
    Provision for deferred taxes.......................         79,000        (128,000)      (45,000)
  Changes in operating assets and liabilities:
    (Increase) decrease in accounts receivable.........     (1,833,002)      2,136,912    (2,464,686)
    (Increase) decrease in inventory, prepaid expenses
      and other assets.................................        369,738        (580,350)       58,817
    (Increase) decrease in income taxes refundable.....             --           3,304        (3,304)
    Increase (decrease) in accounts payable............      2,693,900        (416,972)      345,606
    Increase (decrease) in accrued liabilities and
      income taxes payable.............................         (6,293)         18,084       (13,079)
    Increase (decrease) in media credits issued not
      earned...........................................         97,725        (431,089)   (1,659,228)
                                                           -----------      ----------   -----------
      Net cash provided by (used for) operating
        activities.....................................        457,741         231,591    (3,799,467)
                                                           -----------      ----------   -----------
Cash flows from investing activities:
  Advance to stockholder...............................        (96,529)       (223,980)           --
  Increase in equipment, furniture and fixtures........        (14,586)        (85,043)           --
  Repayment of advances to stockholder.................         93,132         200,000            --
                                                           -----------      ----------   -----------
      Net cash used for investing activities...........        (17,983)       (109,023)           --
                                                           -----------      ----------   -----------
Cash flows from financing activities:
  Line of credit borrowings............................        200,000              --            --
  Line of credit repayments............................        (25,959)             --            --
  Distribution to stockholder..........................             --         (52,177)      (48,644)
                                                           -----------      ----------   -----------
      Net cash provided by (used for) financing
        activities.....................................        174,041         (52,177)      (48,644)
                                                           -----------      ----------   -----------
Increase (decrease) in cash and cash equivalents.......        613,799          70,391    (3,848,111)
Cash and cash equivalents, beginning of period.........        445,015         374,624     4,222,735
                                                           -----------      ----------   -----------
Cash and cash equivalents, end of period...............    $ 1,058,814      $  445,015   $   374,624
                                                           ===========      ==========   ===========

                             THE INTRAC GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The Intrac Group, Inc. (the "Company") is primarily engaged in arranging marketing, independent media buying and planning in exchange for goods and services. On July 23, 1999, WorldWide Web NetworX Corporation (WWWX) acquired all the outstanding capital stock of the Company from its stockholders in exchange for 1,000,000 shares of WWWX common stock, $1,500,000 in cash and a 24% interest in ATM Service, Ltd., an affiliate of WWWX, and the assumption of certain liabilities in a transaction accounted for as a purchase.

    Revenue recognition--The Company records media credits due to customers in an amount equal to the fair market value of the products or services received from those customers. As media or other services are provided to said customers the related amount of media credits are recognized as revenue. Amounts of media credits due to customers are shown in the accompanying balance sheets as media credits issued not earned.

    Economic dependency and concentration of credit risks--The Company grants unsecured credit under standard credit terms. In addition, the Company maintains cash balances with financial institutions, which are secured by the Federal Deposit Insurance Corporation up to $100,000. The Company has approximately $1,422,000, $328,000 and $687,000 in uninsured balances at July 23, 1999,
December 31, 1998 and 1997, respectively

    The Company operates in one business segment and has no foreign operations. In 1999, 1998 and 1997 sales to the two largest customers represented approximately 69%, 60% and 26%, respectively, of gross revenues. Accordingly, a change in the relationship with these customers or the Company's continued ability to be successful in their marketing efforts, could have a near term severe impact on the Company.

    Cash and cash equivalents--For the purpose of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

    Inventories--The Company values inventory at the lower of cost or market using the first in--first out (FIFO) costing method. Inventory consists of merchandise received in exchange for media credits and is held for resale to third parties.

    Advertising costs--The Company expenses advertising costs as incurred. During 1999, 1998 and 1997, the Company expensed approximately $10,000, $12,400 and $28,500, respectively.

    Equipment, furniture and fixtures--Equipment, furniture and fixtures are stated at cost and are being depreciated using accelerated methods over their estimated useful lives, which range from five to seven years. For income tax purposes, depreciation is computed using methods prescribed by appropriate income tax regulations. Repairs are expensed as incurred.

    Allowance for doubtful accounts--The Company provides an allowance for accounts receivable which are doubtful of collection. The allowance is based on management's periodic analysis of receivables, evaluation of current economic conditions and other pertinent factors. Ultimate losses may vary from the current estimates. Additions to the allowance are charged against earnings in the period in which they become known. Losses are charged and recoveries are credited to the allowance.

    Income taxes--The Company has elected to be taxed as an S Corporation for Federal and state tax purposes, whereby the liability for generally all Federal and state income taxes is assumed

                             THE INTRAC GROUP, INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) individually by the stockholders of the Company whether or not the income giving rise to such taxes has been distributed.

    In 1998 and 1997 the Company was taxed as a C Corporation for state and city tax purposes, whereby the Company computed deferred income taxes using the liability method. The Company is still taxed as a C Corporation for city tax purposes in 1999. Under this method, state and city income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to differences between the financial reporting and income tax basis of assets and liabilities, primarily related to accounts receivable, inventory, accounts payable and media credits issued but not earned. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

    Post-retirement benefits--The Company offers no post-retirement benefits.

    Legal proceedings--The Company is not involved in any material legal proceedings that in the opinion of management would have a material effect on the Company.

    Net loss per common share--Net loss per common share is computed based on the weighted average number of common shares outstanding during each period. There were no dilutive common stock equivalents outstanding.

    Fair value of financial instruments--The Company maintains various financial instruments in the ordinary course of business, which consist of cash and cash equivalents, trade receivables and payable, prepaid media and media credits issued not earned. The Company does not hold or issue instruments for trading purposes.

    Use of estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2--INCOME TAXES

    As discussed in Note 1, the Company was taxed as a C Corporation for state and city tax purposes at the applicable state and city rates in 1998 and 1997. In 1999, the Company elected to be taxed as an S Corporation for state tax purposes. The Company had a loss for city tax purposes of approximately $(67,400) at July 23, 1999 and income for state and city tax purposes of approximately $58,400 in 1998 and $90,500 in 1997. Provision for applicable state and New York City income taxes consisted of $11,791 currently payable and a provision of deferred taxes of $79,000 in 1999, $25,468 currently payable and a benefit of deferred taxes of ($128,000) in 1998 and currently payable taxes of $20,242 and a benefit of $(45,000) for deferred taxes in 1997. Income taxes paid in 1999, 1998 and 1997 were approximately $33,500, $25,000 and $14,000, respectively.

                             THE INTRAC GROUP, INC.

NOTE 2--INCOME TAXES (CONTINUED)
    The accompanying financial statements include the following components of net deferred taxes:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1998       1997
                                                          --------   --------
Deferred tax assets:
  Allowance for doubtful accounts.......................  $     --   $ 43,000
  Media credits and other accruals......................   562,000    339,000
                                                          --------   --------
                                                           562,000    382,000
Deferred tax liabilities:
  Accounts receivable, inventory and other prepaid
    expenses............................................   (95,000)   (43,000)
                                                          --------   --------
  Current Asset.........................................  $467,000   $339,000
                                                          ========   ========

    Deferred income taxes are recorded using currently inacted income tax rates applicable to the period in which the deferred tax asset or liability is expected to be realized or settled. As changes in tax laws are enacted, deferred income taxes are adjusted through the provision for income taxes in the year of change.

NOTE 3--OPERATING LEASES

    The Company leases office space for approximately $9,400 per month under an operating lease agreement. Effective January 1, 1999, future minimum rental commitments are approximately $97,000 annually until current renovations to the building are completed at which time annual rent will be approximately $111,000 through September 2002. In addition, the Company also leases office machinery and three vehicles under operating leases. Future rental commitments under these leases are approximately $32,300 in 1999, $25,400 in 2000, $23,600 in 2001,
$15,900 in 2002, and $1,300 in 2003. Total rental expenses on all leases, approximated $83,000, $141,100 and $109,000 in 1999, 1998 and 1997,
respectively.

NOTE 4--LINE OF CREDIT

    The Company has an available line of credit in the amount of $250,000 at 9% interest. Outstanding borrowings on this line of credit were $174,000 at July 23, 1999 and $0 at December 31, 1998 and 1997. Interest paid on the line of credit for the period ended July 23, 1999, and for the years ended December 31, 1998 and 1997 was $10,709 and $0, respectively.

(B) EXHIBITS

    The following exhibits are being filed as a part of this Form 10 registration statement:

       EXHIBIT
         NO.                                    DESCRIPTION
---------------------   ------------------------------------------------------------
         * 3.1          Certificate of Incorporation, as amended.

         * 3.2          Bylaws.

         * 4.1          Specimen Common Stock Certificate.

         * 4.2          Form of 6% Cumulative Convertible Debenture of WorldWide Web
                        NetworX Corporation.

         * 4.3 Warrant to Purchase 100,000 shares of common stock of WorldWide Web NetworX Corporation, dated April 2, 1999, issued to Ralph H. Isham.

         * 4.4 Warrant to Purchase 100,000 shares of common stock of WorldWide Web NetworX Corporation, dated April 2, 1999, issued to Arnold P. Kling.

         * 4.5          Form of Warrant to Purchase Common Stock of WorldWide Web
                        NetworX Corporation issued to D.H. Blair Banking
                        Corporation.

         * 4.6 Warrant to Purchase 500,000 shares of common stock of WorldWide Web NetworX Corporation dated February 10, 2000, issued to Elminor Portfolio Corp. B.V.I.

        *10.1.          Agreement and Plan of Reorganization, dated as of May 20,
                        1998, between Instra Corp., Keiretsu Corporation and the stockholder of Keiretsu Corporation.

        *10.2.          Agency Agreement, dated November 24, 1998, between
                        Alexander, Wescott & Co., Inc. and WorldWide Web NetworX
                        Corporation.

        *10.3. Stock Issuance Agreement, dated as of December 1, 1998, between Warren Rothstein and WorldWide Web NetworX
                        Corporation.

        *10.4.          BarterOne Membership Interest Sale Agreement, dated as of
                        December 16, 1998, between Energy Trading Company and
                        WorldWide Web NetworX Corporation.

        *10.5.          Acquisition Agreement, dated as of January 29, 1999, between
                        Global Trade Group, Ltd., and WorldWide Web NetworX
                        Corporation.

        *10.6.          Acquisition Agreement, dated as of January 29, 1999, between
                        Positive Asset Remarketing, Inc., and WorldWide Web NetworX
                        Corporation.

        *10.7.          Agreement, dated as of February 16, 1999, among Energy
                        Trading Company, WorldWide Web NetworX Corporation, and NA
                        Acquisition Corp.

        *10.8.          Agreement and Plan of Merger, dated as of February 23, 1999, among Artra Group Incorporated, WorldWide Web NetworX
                        Corporation, NA Acquisition Corp., and WWWX Merger
                        Subsidiary, Inc.

        *10.9.          Acquisition Agreement, dated as of February 24, 1999 between
                        Positive Asset Remarketing, Inc. and WorldWide Web NetworX
                        Corporation.

       *10.10.          Form of Subscription Agreement between WorldWide Web NetworX
                        Corporation and Subscribers of 6% Cumulative Convertible
                        Debenture of WorldWide Web NetworX Corporation.

       *10.11. Acquisition Agreement, dated as of February 25, 1999, between JenCom Digital Technologies, LLC and WorldWide Web
                        NetworX.

       *10.12.          Stock Purchase Agreement, dated March 4, 1999, between D.H.
                        Blair Investment Banking Corp. and WorldWide Web NetworX
                        Corporation.

       *10.13.          Consulting Agreement, dated as of April 2, 1999, between
                        Ralph H. Isham and WorldWide Web NetworX Corporation.

       EXHIBIT
         NO.                                    DESCRIPTION
---------------------   ------------------------------------------------------------
       *10.14.          Consulting Agreement, dated as of April 2, 1999, between
                        Arnold P. Kling and WorldWide Web NetworX Corporation.

       *10.15.          Acquisition Agreement, dated as of April 7, 1999, between
                        Admiral Asset Group, Inc., and WorldWide Web NetworX
                        Corporation.

       *10.16.          Agreement, dated April 16, 1999, between Alexander, Wescott
                        & Co., Inc., and WorldWide Web NetworX Corporation.

       *10.17.          Amendment, dated as of April 28, 1999, to the Acquisition
                        Agreement between JenCom Digital Technologies, LLC, and
                        WorldWide Web NetworX Corporation.

       *10.18.          Amendment to Agreement and Plan of Merger, dated as of April
                        30, 1999, among Artra Group Incorporated, WorldWide Web
                        NetworX Corporation, NA Acquisition Corp., and WWWX Merger
                        Subsidiary, Inc.

       *10.19.          Agency Agreement, dated as of May 26, 1999, between D.H.
                        Blair Investment Banking Corp. and WorldWide Web NetworX
                        Corporation.

       *10.20.          Form of Subscription Agreement between WorldWide Web NetworX
                        Corporation and Subscribers of a private placement of WWWX common stock.

       *10.21.          First Amendment to Stock Issuance Agreement, dated as of
                        July 9, 1999, between Warren Rothstein and WorldWide Web
                        NetworX Corporation.

       *10.22.          Agreement and Plan of Merger, dated as of July 9, 1999,
                        among WorldWide Web NetworX Corporation, Intrac Acquisition
                        Corporation, and The Intrac Group.

       *10.23.          Employment Agreement, dated July 23, 1999, between ATM
                        Service, Ltd. and Thomas Settineri.

       *10.24.          Employment Agreement, dated July 23, 1999, between Intrac
                        Acquisition Corporation and Thomas Settineri.

       *10.25.          Employment Agreement, dated July 23, 1999, between ATM
                        Service, Ltd. and Gary Levi.

       *10.26.          Employment Agreement, dated July 23, 1999, between Intrac
                        Acquisition Corporation and Gary Levi.

       *10.27.          Post-Closing Agreement, dated July 23, 1999, among WorldWide
                        Web NetworX Corporation, Intrac Acquisition Corporation, The
                        Intrac Group, Thomas Settineri, and Gary Levi.

       *10.28.          Merger and Acquisition Agreement letter, dated as of July
                        23, 1999, between WorldWide Web NetworX Corporation and D.H.
                        Blair Investment Banking Corp.

       *10.29.          1999 Equity Compensation Plan.

       *10.30. Software License Agreement between ATM Service, Ltd. and entrade.com, Inc. dated September 1999.

       *10.31.          Share Exchange Agreement, dated as of September 23, 1999,
                        between New America Network, Inc. and WorldWide Web NetworX
                        Corporation.

       *10.32.          NAI Direct, Inc. Shareholders' Agreement, dated September
                        23, 1999, between Real Quest, Inc., Gerald C. Finn, Jeffrey
                        Finn and NAI Direct, Inc.

       *10.33.          Real Quest, Inc. Shareholders' Agreement, dated September
                        23, 1999, between WorldWide Web NetworX Corporation and New
                        America Network, Inc.

       *10.34.          Employment Agreement, dated September 23, 1999, between NAI
                        Direct, Inc. and Jeffrey Finn.

       *10.35.          Employment Agreement, dated September 23, 1999, between NAI
                        Direct, Inc. and Gerald C. Finn.

       EXHIBIT
         NO.                                    DESCRIPTION
---------------------   ------------------------------------------------------------
       *10.36.          Escrow Agreement, dated September 23, 1999, between
                        WorldWide Web NetworX Corporation, New America Network, Inc.
                        and Weinstein, Goss, Schleifer, Eisenberg, Winkler,
                        Rothweiler & Ostroff.

       *10.37.          Agreement dated December 22, 1999, among WorldWide Web
                        NetworX Corporation, International Commerce Exchange
                        Systems, Inc., JenCom Digital Technologies, Ltd. and Henry
                        Kauftheil.

       *10.38.          Amended and Restated Operating Agreement of WWWX-JenCom,
                        LLC, dated as of January 7, 2000, between WorldWide Web
                        NetworX Corporation and JenCom Digital Technologies, LLC.

       *10.39.          Amended and Restated Operating Agreement of InterCommerce
                        China, LLC, dated as of January 7, 2000, among WorldWide Web
                        NetworX Corporation, International Commerce Exchange
                        Systems, Inc., Lester Wolff International Investment, Ltd.,
                        Henry Kauftheil, Peter Zhenxiang Lu, and Uncas Holdings
                        Limited Partnership.

       *10.40.          Distribution and Operating Agreement, dated as of January 7,
                        2000, between ATM Service, Ltd., and Intercommerce China,
                        LLC.

       *10.41.          Employment Agreement, dated as of January 14, 2000, between
                        WorldWide Web NetworX Corporation and John T. Banigan.

        *10.42          Employment Agreement, dated as of February 14, 2000, between
                        WorldWide Web NetworX Corporation and Gerard T. Drumm.

        *10.43          Employment Agreement, dated as of March 20, 2000, between
                        WorldWide Web NetworX Corporation and Allan M. Cohen.

        *10.44          Agreement and Protocol dated as of April 22, 1999, among
                        Fundacion Primero Mexico, A.C., The Intrac Group, Ltd., ATM
                        Service, Ltd., and Fideicomiso De Bital.

        *10.45          Letter of Agreement dated July 7, 1999, between Warren
                        Rothstein and WorldWide Web NetworX Corporation.

        *10.46          Agreement dated September 30, 1999, between ATM Service,
                        Ltd., and Korean Ginseng Products Company, Ltd., as amended
                        October 8, 1999.

        *10.48          Israel In-Country Representative Agreement dated March 2,
                        2000, between ATM Service, Ltd., and MG Capital, Ltd.

        *10.49          ATM Contribution Agreement (Textron)

           *16 Letter regarding change in certifying accountant from Richard A. Eisner & Company LLP.

         *21.1          Subsidiaries of the Registrant.

         *27.1          Financial Data Schedule

------------------------

*   Previously filed.

                                   SIGNATURES


    Pursuant to the requirements of Section 12 of the Securities Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized on May 12, 2000



                                                       WORLDWIDE WEB NETWORX CORPORATION

                                                       By:             /s/ GERARD T. DRUMM
                                                            -----------------------------------------
                                                                         Gerard T. Drumm
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                 EXHIBIT INDEX

       EXHIBIT
         NO.                                    DESCRIPTION
---------------------   ------------------------------------------------------------
       * 3.1            Certificate of Incorporation, as amended.

       * 3.2            Bylaws.

       * 4.1            Specimen Common Stock Certificate.

       * 4.2            Form of 6% Cumulative Convertible Debenture of WorldWide Web
                        NetworX Corporation.

       * 4.3 Warrant to Purchase 100,000 shares of common stock of WorldWide Web NetworX Corporation, dated April 2, 1999, issued to Ralph H. Isham.

       * 4.4 Warrant to Purchase 100,000 shares of common stock of WorldWide Web NetworX Corporation, dated April 2, 1999, issued to Arnold P. Kling.

       * 4.5            Form of Warrant to Purchase Common Stock of WorldWide Web
                        NetworX Corporation issued to D.H. Blair Banking
                        Corporation.

       * 4.6 Warrant to Purchase 500,000 shares of common stock of WorldWide Web NetworX Corporation dated February 10, 2000, issued to Elminor Portfolio Corp. B.V.I.

       *10.1.           Agreement and Plan of Reorganization, dated as of May 20,
                        1998, between Instra Corp., Keiretsu Corporation and the stockholder of Keiretsu Corporation.

       *10.2.           Agency Agreement, dated November 24, 1998, between
                        Alexander, Wescott & Co., Inc. and WorldWide Web NetworX
                        Corporation.

       *10.3. Stock Issuance Agreement, dated as of December 1, 1998, between Warren Rothstein and WorldWide Web NetworX
                        Corporation.

       *10.4.           BarterOne Membership Interest Sale Agreement, dated as of
                        December 16, 1998, between Energy Trading Company and
                        WorldWide Web NetworX Corporation.

       *10.5.           Acquisition Agreement, dated as of January 29, 1999, between
                        Global Trade Group, Ltd., and WorldWide Web NetworX
                        Corporation.

       *10.6.           Acquisition Agreement, dated as of January 29, 1999, between
                        Positive Asset Remarketing, Inc., and WorldWide Web NetworX
                        Corporation.

       *10.7.           Agreement, dated as of February 16, 1999, among Energy
                        Trading Company, WorldWide Web NetworX Corporation, and NA
                        Acquisition Corp.

       *10.8.           Agreement and Plan of Merger, dated as of February 23, 1999, among Artra Group Incorporated, WorldWide Web NetworX
                        Corporation, NA Acquisition Corp., and WWWX Merger
                        Subsidiary, Inc.

       *10.9.           Acquisition Agreement, dated as of February 24, 1999 between
                        Positive Asset Remarketing, Inc. and WorldWide Web NetworX
                        Corporation.

       *10.10.          Form of Subscription Agreement between WorldWide Web NetworX
                        Corporation and Subscribers of 6% Cumulative Convertible
                        Debenture of WorldWide Web NetworX Corporation.

       *10.11. Acquisition Agreement, dated as of February 25, 1999, between JenCom Digital Technologies, LLC and WorldWide Web
                        NetworX.

       *10.12.          Stock Purchase Agreement, dated March 4, 1999, between D.H.
                        Blair Investment Banking Corp. and WorldWide Web NetworX
                        Corporation.

       *10.13.          Consulting Agreement, dated as of April 2, 1999, between
                        Ralph H. Isham and WorldWide Web NetworX Corporation.

       EXHIBIT
         NO.                                    DESCRIPTION
---------------------   ------------------------------------------------------------
       *10.14.          Consulting Agreement, dated as of April 2, 1999, between
                        Arnold P. Kling and WorldWide Web NetworX Corporation.

       *10.15.          Acquisition Agreement, dated as of April 7, 1999, between
                        Admiral Asset Group, Inc., and WorldWide Web NetworX
                        Corporation.

       *10.16.          Agreement, dated April 16, 1999, between Alexander, Wescott
                        & Co., Inc., and WorldWide Web NetworX Corporation.

       *10.17.          Amendment, dated as of April 28, 1999, to the Acquisition
                        Agreement between JenCom Digital Technologies, LLC, and
                        WorldWide Web NetworX Corporation.

       *10.18.          Amendment to Agreement and Plan of Merger, dated as of April
                        30, 1999, among Artra Group Incorporated, WorldWide Web
                        NetworX Corporation, NA Acquisition Corp., and WWWX Merger
                        Subsidiary, Inc.

       *10.19.          Agency Agreement, dated as of May 26, 1999, between D.H.
                        Blair Investment Banking Corp. and WorldWide Web NetworX
                        Corporation.

       *10.20.          Form of Subscription Agreement between WorldWide Web NetworX
                        Corporation and Subscribers of a private placement of WWWX common stock.

       *10.21.          First Amendment to Stock Issuance Agreement, dated as of
                        July 9, 1999, between Warren Rothstein and WorldWide Web
                        NetworX Corporation.

       *10.22.          Agreement and Plan of Merger, dated as of July 9, 1999,
                        among WorldWide Web NetworX Corporation, Intrac Acquisition
                        Corporation, and The Intrac Group.

       *10.23.          Employment Agreement, dated July 23, 1999, between ATM
                        Service, Ltd. and Thomas Settineri.

       *10.24.          Employment Agreement, dated July 23, 1999, between Intrac
                        Acquisition Corporation and Thomas Settineri.

       *10.25.          Employment Agreement, dated July 23, 1999, between ATM
                        Service, Ltd. and Gary Levi.

       *10.26.          Employment Agreement, dated July 23, 1999, between Intrac
                        Acquisition Corporation and Gary Levi.

       *10.27.          Post-Closing Agreement, dated July 23, 1999, among WorldWide
                        Web NetworX Corporation, Intrac Acquisition Corporation, The
                        Intrac Group, Thomas Settineri, and Gary Levi.

       *10.28.          Merger and Acquisition Agreement letter, dated as of July
                        23, 1999, between WorldWide Web NetworX Corporation and D.H.
                        Blair Investment Banking Corp.

       *10.29.          1999 Equity Compensation Plan.

       *10.30. Software License Agreement between ATM Service, Ltd. and entrade.com, Inc. dated September 1999.

       *10.31.          Share Exchange Agreement, dated as of September 23, 1999,
                        between New America Network, Inc. and WorldWide Web NetworX
                        Corporation.

       *10.32.          NAI Direct, Inc. Shareholders' Agreement, dated September
                        23, 1999, between Real Quest, Inc., Gerald C. Finn, Jeffrey
                        Finn and NAI Direct, Inc.

       *10.33.          Real Quest, Inc. Shareholders' Agreement, dated September
                        23, 1999, between WorldWide Web NetworX Corporation and New
                        America Network, Inc.

       *10.34.          Employment Agreement, dated September 23, 1999, between NAI
                        Direct, Inc. and Jeffrey Finn.

       EXHIBIT
         NO.                                    DESCRIPTION
---------------------   ------------------------------------------------------------
       *10.35.          Employment Agreement, dated September 23, 1999, between NAI
                        Direct, Inc. and Gerald C. Finn.

       *10.36.          Escrow Agreement, dated September 23, 1999, between
                        WorldWide Web NetworX Corporation, New America Network, Inc.
                        and Weinstein, Goss, Schleifer, Eisenberg, Winkler,
                        Rothweiler & Ostroff.

       *10.37.          Agreement dated December 22, 1999, among WorldWide Web
                        NetworX Corporation, International Commerce Exchange
                        Systems, Inc., JenCom Digital Technologies, Ltd. and Henry
                        Kauftheil.

       *10.38.          Amended and Restated Operating Agreement of WWWX-JenCom,
                        LLC, dated as of January 7, 2000, between WorldWide Web
                        NetworX Corporation and JenCom Digital Technologies, LLC.

       *10.39.          Amended and Restated Operating Agreement of InterCommerce
                        China, LLC, dated as of January 7, 2000, among WorldWide Web
                        NetworX Corporation, International Commerce Exchange
                        Systems, Inc., Lester Wolff International Investment, Ltd.,
                        Henry Kauftheil, Peter Zhenxiang Lu, and Uncas Holdings
                        Limited Partnership.

       *10.40.          Distribution and Operating Agreement, dated as of January 7,
                        2000, between ATM Service, Ltd., and Intercommerce China,
                        LLC.

       *10.41.          Employment Agreement, dated as of January 14, 2000, between
                        WorldWide Web NetworX Corporation and John T. Banigan.

       *10.42           Employment Agreement, dated as of February 14, 2000, between
                        WorldWide Web NetworX Corporation and Gerard T. Drumm.

       *10.43           Employment Agreement, dated as of March 20, 2000, between
                        WorldWide Web NetworX Corporation and Allan M. Cohen.

       *10.44           Agreement and Protocol dated as of April 22, 1999, among
                        Fundacion Primero Mexico, A.C., The Intrac Group, Ltd., ATM
                        Service, Ltd., and Fideicomiso De Bital.

       *10.45           Letter of Agreement dated July 7, 1999, between Warren
                        Rothstein and WorldWide Web NetworX Corporation.

       *10.46           Agreement dated September 30, 1999, between ATM Service,
                        Ltd., and Korean Ginseng Products Company, Ltd., as amended
                        October 8, 1999.

       *10.48           Israel In-Country Representative Agreement dated March 2,
                        2000, between ATM Service, Ltd., and MG Capital, Ltd.

       *10.49           ATM Contribution Agreement (Textron)

       *16 Letter regarding change in certifying accountant from Richard A. Eisner & Company LLP.

       *21.1            Subsidiaries of the Registrant.

       *27.1            Financial Data Schedule

------------------------

**  To be filed by amendment

*   Previously filed